Form 10KSB, Exhibit 13
period 1997-12-31
BAY BANKS OF VIRGINIA INC
filed 1998-03-31
CIK 1034594

         FINANCIAL HIGHLIGHTS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                     PERCENT
AT YEAR END                                              1997           1996         CHANGE

   Assets                                              $168,725       $159,333         5.9%
   Loans (Net)                                          104,203        100,711         3.5%
   Deposits                                             149,605        142,110         5.3%
   Stockholders Equity                                   18,692         16,785        11.4%
   Book Value Per Share                                $  16.24       $  14.81         9.7%

AVERAGES FOR THE YEAR
   Assets                                              $161,831       $156,834         3.2%
   Loans (Net)                                          102,662         94,681         8.4%
   Deposits                                             144,257        140,755         2.5%
   Stockholders Equity                                   16,844         15,771         6.8%

FOR THE YEAR
   Interest Income                                     $ 12,166       $ 11,628         4.6%
   Interest Expense                                       6,225          6,105         2.0%
   Net Interest Income                                    5,942          5,523         7.6%
   Income from Operations                                 1,957          1,778        10.1%
   Net Income                                             1,960          1,832         7.0%
       Per Share                                       $   1.71       $   1.64         4.3%
   Cash Dividends                                           724            642        12.8%
       Per Share                                       $   0.63       $   0.58         8.6%

SIGNIFICANT RATIOS
   Return on Assets                                        1.2%           1.2%
   Return on Equity                                       10.5%          11.6%
   Loan Loss Reserve to Net Loans                          0.8%           1.1%

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF

         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operation of Bay Banks of Virginia, Inc., (the "Company"). This discussion should be read in conjunction with the financial statements and other financial information contained elsewhere in this annual report.

     Bay Banks of Virginia, Inc. is a one-bank holding company, organized under the laws of Virginia on February 10, 1997. As of July 1, 1997, Bay Banks of Virginia, Inc. assumed ownership of 100% of the stock of the Bank of Lancaster. Prior to this date the Company operated as the Bank of Lancaster.

1997 COMPARED TO 1996

     Bay Banks of Virginia, Inc. recorded earnings for 1997 of $1,959,832 or $1.71 per share as compared to 1996 earnings of $1,831,616 and $1.64 per share. This increase in net income of 7.0% was a result of improved net interest income after provision for loan loss and improved non-interest income. Net interest income after provision for loan loss for 1997 increased to $5,739,136, up 10.0% as compared to $5,218,200 for 1996. Non-interest income for 1997 increased to $1,243,986, up 9.0% as compared to 1996 non-interest income. Other non-interest expenses increased to $4,375,265, up 9.8% over 1996 expenses of $3,985,040.

1996 COMPARED TO 1995

     Earnings for the Bank of Lancaster were $1,831,616 for 1996, up 20.2% over 1995 earnings of $1,523,831. 1996 earnings per share were $1.64 as compared to 1995 earnings per share of $1.39. Net interest income after provision for loan losses was $5,218,200 for 1996 as compared to $4,676,167 for 1995. This represents an increase of 11.6% over net interest income after provision for loan losses for 1995. Non-interest income for 1996 was $1,140,515, up 22.0% over 1995 non-interest income of $935,046. Non-interest expenses for 1996 were $3,985,040, up 6.9% as compared to 1995 expenses of $3,726,532.

NET INTEREST INCOME

     The principal source of earnings for the Company is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid on deposits and other sources of funding. It is affected by variations in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the levels of non-performing assets.

     Net interest income was $5.9 million in 1997, $5.5 million in 1996 and $4.7 million in 1995. This represents an increase in net interest income of 7.6% for 1997 over 1996 and 16.7% for 1996 over 1995. Competitive pressures on loan rates have contributed to reduced growth in the net interest margin. While loan volume remained stable, quoted rates have trended downward which resulted in a slower growth rate in the Company's net interest margin. New products and services are being introduced regularly as consumer tastes and preferences change. Net interest yield on a fully tax equivalent basis was 5.7%, 5.4% and 4.7% for 1997, 1996 and 1995 respectively.

NON-INTEREST INCOME

     Non-interest income increased to $1.2 million for 1997 from $1.1 million in 1996 and $935 thousand in 1995. This represents an increase of 9.1% for 1997 over 1996 and 22.0% for 1996 over 1995.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF

         FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

     Non-interest income is composed of income from fiduciary activities (trust department), service charges on deposit accounts, other service charges and fees, gains on securities, and other miscellaneous income. Trust performance improved by $131 thousand during 1997 for an increase of 32.1% over 1996. Trust income increased by 15.8% or $55 thousand between 1996 and 1995. Service charges on deposits increased marginally by $1 thousand, while other service charges improved by $25 thousand during 1997. Other miscellaneous income includes lease income, gains on the sale of foreclosed property, gains on the sale of fixed assets and other miscellaneous income. Other income decreased marginally between 1997 and 1996 from $159 thousand to $157 thousand. Other income for 1995 was $50 thousand.

     While securities trading is not part of the core operating business of the Company and is therefore not budgeted, the Company may sell a portion of it's investment portfolio as a means to fund loan growth. Sales of securities during 1997 resulted in net gains of $3 thousand.

NON-INTEREST EXPENSE

     During 1997, non-interest expense increased to $4.4 million from $4.0 million in 1996 and $3.7 million in 1995. This represents an increase of 9.8% for 1997 over 1996 and 6.9% for 1996 over 1995. Non-interest expense is composed of salaries and benefits, occupancy expense, FDIC assessments and other expense. Salary and benefit expense is the major component of non-interest expense, and has increased 6.4% and 10.6% for 1997 and 1996 respectively. Occupancy expense decreased 2% during 1997 over 1996 as a direct result of the full depreciation of most fixed assets at the White Stone Branch. For the comparable period, 1996 over 1995, occupancy increased 7.4%. Other miscellaneous expenses increased 20.7% during 1997 over 1996 and 13.7% during 1996 over 1995.

ASSETS

     As of December 31, 1997, the Company had total assets of $168.7 million as compared to 1996 balances of $159.3 million. Total assets increased by 5.9% for 1997 over 1996. Continued deposit growth, investments in securities, and moderate loan growth contributed to asset growth during 1997.

LOANS

     Loan demand was moderate as balances increased by $3.5 million or 3.5% during 1997. Year-end 1997 loan balances were $104.2 million as compared to $100.7 million at year-end 1996. The loan portfolio is composed of mainly residential first mortgages. Real estate mortgage loans in aggregate increased to $78.9 million during 1997, from a total of $75 million for 1996. Commercial loan balances declined marginally while consumer installment loans increased to $16.2 million for 1997 as compared to $15.8 million for 1996. Of total loans, residential mortgages compose 75.6%, commercial loans 9.3%, and consumer installment 15.1%.

PROVISION/ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management's evaluation of the loan portfolio. The 1997 provision was $203 thousand as compared to $305 thousand for 1996 and $58 thousand for 1995. Loans charged off during 1997 totaled $368 thousand and $233 thousand for 1996. Recoveries were $6 thousand and $23 thousand for 1997 and 1996 respectively. Net loans charged off for 1995 were $106 thousand. Net loans charged off to year-end total loans was .4% for 1997 and .2% and .1% for 1996 and 1995 respectively. The allowance for credit losses, as a percentage of year-end loans, was .8% for 1997 and 1.0% in both 1996 and 1995 respectively.

     As of December 31, 1997, non-accruing loans were $126 thousand as compared to $17 thousand and $77 thousand for 1996 and1995 respectively. Other Real Estate, including foreclosed property, at year-end 1997 was $1.4 million as compared to $629 thousand for 1996. The Company maintains items in other real estate at fair value and therefore expects no losses on any of the properties.

     Loans still accruing interest but delinquent ninety days or more were $593 thousand or .6% of total loans at December 31, 1997. These balances were $607 thousand and .6% for the comparable period in 1996.

     The allowance for loan losses is analyzed for adequacy on a quarterly basis to determine the required amount of provision. A loan-by-loan review is conducted on all classified loans. Inherent losses on these individual loans are determined and these losses are compared to historical loss data for that loan type. Management then reviews the various analyses and determines the appropriate allowance. As of December 31,1997, management considers the allowance for credit losses to be a reasonable estimate of potential loss exposure inherent in the loan portfolio.

DEPOSITS

     As of December 31, 1997, the Company maintained total deposits of $149.6 million. This compares to $142.1 and $140.3 million for 1996 and 1995 respectively. Total deposit growth was 5.3% and 1.2% for 1997 over 1996 and 1996 over 1995 respectively. Savings and NOW account balances declined by $7.6 million while other time deposits grew by $15.1 million. Early in 1997, the Company offered time deposit products with incentive rates in an effort to attract new deposits into the Bank. At approximately the same time, Signet Bank, a regional financial institution, announced the sale of its branches in our market area. The increase in time deposits was a combination of approximately $10 million in new deposits from customers of other banks and approximately $3 million which transferred from savings to certificates of deposit within the Bank.

SECURITIES

     As of December 31, 1997, total investment securities were $44.1 million. Year-end balances for 1996 were $45.2 million. The Company reduced investment balances during 1997 to fund loan growth and to provide adequate operating liquidity. All of the Company's securities are classified as available for sale. Available for sale securities are eligible for sale for general liquidity needs, should loan demand require funding, or if prepayment risk requires action. Available for sale securities are carried at fair market value.

LIQUIDITY, INTEREST RATE SENSITIVITY AND INFLATION

     Sources of liquidity include core deposits, the investment portfolio and balances held as Federal Funds sold. Cash flows are managed to ensure availability of liquidity to fund loan growth or unanticipated declines in deposit balances. As of December 31, 1997, approximately 14.6% of the investment portfolio matures or reprices within one year or less. This compares to a 10.1% maturity and repricing ratio for 1996. The loan portfolio of the Company also provides a source of liquidity. As of December 31, 1997, 18.0% of all fixed and variable rate loans mature or reprice within one year or less. This compares to 38.6% in 1996.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF

         FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

     At year-end 1997, the Company had approximately $6.4 million in securities with maturities of one year or less and Federal Funds sold balances of $11.6 million. Additional liquidity sources include overnight lines of credit with corresponding banks equaling $12 million.

     The Company employs a variety of measurement techniques to identify and manage its exposure to changing interest rates and subsequent changes in liquidity. The Company employs an advanced simulation model that estimates interest income volatility and interest rate risk, and regularly investigates potential external influences. The Company, in addition, utilizes an Asset Liability Committee composed of appointed members of management and Board of Directors. The end result is managerial attention to interest income volatility that may result from changes in the level of interest rates, basic interest rate spreads, the shape of the yield curve and changing product patterns.

     The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same magnitude as the prices of goods and services. Another impact of inflation is on non-interest expenses, which tend to rise during periods of general inflation. The values of real estate held as collateral by the Company for loans and foreclosed property could be affected by inflation or changing prices due to market conditions.

     Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management attempts to maintain a favorable position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

CAPITAL RESOURCES

     Equity growth in the Company is supported by three methods; retained earnings, dividend reinvestment and the exercise of stock options granted to officers. The primary method of supporting growth is achieved through retained earnings. During 1997, the Company paid dividends to stockholders totaling 36.9% of net income. This pay out ratio was 35% in 1996 and 38.1% in 1995. Based upon this ratio, earnings retained by the Company fall in the range of 63.1% to 61.9% for the three-year period.

     In addition, the Company employs a dividend reinvestment plan in which each stockholder has the option of participation. The plan provides the Company's stockholders an opportunity to use dividends received to purchase authorized but unissued shares at 95% of the current market price and with no commission.

     Total capital, or shareholders' equity, as of December 31, 1997 was $18.7 million. This is an increase of 11.4% over the 1996 capital position of $16.8 million.

     The Company accounts for unrealized gains or losses in the investment portfolio by adjusting capital for any after tax effect of that gain or loss at the end of a given accounting period. Unrealized gains were $271 thousand at December 31, 1997. This compares to an unrealized loss of $48 thousand at year-end 1996.

     The Company is required to maintain minimum amounts of capital to total "risk weighted" assets as defined by Federal Reserve Capital Guidelines. According to "Capital Guidelines for Bank Holding Companies," the Company is required to maintain a minimum Total Capital to Risk Weighted Asset ratio of 10.0%, a Tier 1 Capital to Risk Weighted Asset ratio of 6% and a Tier 1 Capital to Adjusted Average Asset ratio of 5%. As of December 31, 1997, the Company maintained these ratios at 17.1%, 10.6%, and 10.2% respectively. The Company's Leverage Ratio for this period was 10.2%.

     As of May 1996, the Company declared a 2 for 1 stock split. All per share data for prior years will reflect the effects of the split. Year-end book value per share of common stock was $16.24 at December 31, 1997, $14.81 in 1996, and $13.96 in 1995. Cash dividends paid during 1997 were $724 thousand or $.63 per share, and for 1996 and 1995 cash dividends were $642 thousand and $581 thousand respectively. Total shares outstanding at December 31, 1997 and 1996 were 1,150,826 and 1,133,218 respectively.

YEAR 2000 ISSUES

     The Year 2000 issue is a significant business issue that relates to the fact that many computer programs use a two-digit code to recognize and store the years' date. These programs were written to assume that the century is 1900; subsequently, some programs will not recognize the date change that occurs with the new millenium. The Company recognizes Year 2000 planning and compliance as a major business and operations issue. The Board of Directors are informed on an ongoing basis of all steps taken to insure a smooth transition into the year 2000. Further, management has developed a plan and timeline to evaluate the risks and exposures that the Company faces on a technological and operational level. This plan is a five part approach which includes making all necessary parties aware of the situation, assessing all impacts, renovation of operating systems, validation of all changes for effectiveness, and implementation of the necessary policies and procedures to ensure compliance. A Year 2000 team composed of senior management and key operational officers has been in place for over one year. Among the tasks accomplished to date are the identification and cataloging of all software, hardware, maintenance contracts and third-party vendors. Each identified party has been contacted and a dialogue established to ensure the necessary compliance with regulatory time constraints. Testing of all hardware and software will be completed well before June of 1999. Additionally, operating and capital budgets incorporate anticipated expenditures necessary to ensure compliance. The Company expects to be in conformity with the FFEIC Y2K Statement and be fully compliant prior to December 31, 1999.

FORWARD LOOKING INFORMATION

     Bay Banks of Virginia, Inc., a single-bank holding company has, through its subsidiary the Bank of Lancaster, acquired two branches of Signet Bank. These two branches are located in the neighboring counties of Richmond and Westmoreland. Effective February 17, 1998, the acquisition added $22.2 million in deposits and $926 thousand in loans to the balance sheet of the Company. The Richmond County branch is located in the Town of Warsaw and contributed $7.6 million in deposits and $104 thousand in loans. The Westmoreland County branch is located in the Town of Montross and added $14.6 million in deposits and $822 thousand in loans. Both branches fit the current rural nature of the Company and add growth potential to the loan portion of the balance sheet. It is anticipated that the deposits of these branches will be invested in bonds for the short term, and converted to loan balances over time. Investments will continue to meet sound investment policy standards while providing the maximum available contribution to the net interest margin.

         CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                                    1997           1996
                                                                                ------------   ------------
ASSETS
   Cash and due from banks....................................................  $  3,302,389   $  3,995,017
   Federal funds sold.........................................................    11,556,000      4,537,000
   Securities available-for-sale..............................................    44,066,442     45,249,656
   Loans receivable, net......................................................   104,202,928    100,711,314
   Premises and equipment.....................................................     2,840,140      2,840,420
   Accrued interest receivable................................................     1,247,958      1,250,380
   Other real estate owned....................................................     1,378,795        629,043
   Other assets...............................................................       130,832        120,381
                                                                                ------------   ------------
   Total assets...............................................................  $168,725,484   $159,333,211
                                                                                ------------   ------------
                                                                                ------------   ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
   LIABILITIES
   Demand deposits............................................................  $ 11,717,193   $ 11,674,974
   Savings and NOW deposits...................................................    90,891,939     98,517,380
   Other time deposits........................................................    46,995,674     31,917,532
                                                                                ------------   ------------
   Total deposits.............................................................   149,604,806    142,109,886
   Other liabilities..........................................................       428,560        438,458
                                                                                ------------   ------------
   Total liabilities..........................................................   150,033,366    142,548,344
                                                                                ------------   ------------
   SHAREHOLDERS' EQUITY
   Common stock -- $5 par value
      Authorized -- 5,000,000 shares;
      Outstanding -- 1,150,826 and 1,133,218 shares...........................     5,754,130      5,666,088
   Additional paid-in capital.................................................     3,164,510      2,887,618
   Retained earnings..........................................................     9,502,341      8,279,343
   Net unrealized appreciation (depreciation) on available-for-sale
      securities..............................................................       271,137        (48,182)
                                                                                ------------   ------------
   Total shareholders' equity.................................................    18,692,118     16,784,867
                                                                                ------------   ------------
   Total liabilities and shareholders' equity.................................  $168,725,484   $159,333,211
                                                                                ------------   ------------
                                                                                ------------   ------------

   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

         CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                    1997          1996          1995
                                                                 -----------   -----------   -----------
INTEREST INCOME
Loans receivable...............................................  $ 9,390,600   $ 8,641,234   $ 8,379,711
Securities.....................................................    2,385,736     2,649,754     2,746,916
Federal funds sold.............................................  390,144....   337,142....       147,670
                                                                 -----------   -----------   -----------
Total interest income..........................................   12,166,480    11,628,130    11,274,297
                                                                 -----------   -----------   -----------
INTEREST EXPENSE
Deposits.......................................................    6,203,107     6,099,275     6,534,397
Federal funds purchased........................................       21,737         5,655         5,733
                                                                 -----------   -----------   -----------
Total interest expense.........................................    6,224,844     6,104,930     6,540,130
                                                                 -----------   -----------   -----------
Net Interest Income............................................    5,941,636     5,523,200     4,734,167
Provision for loan losses......................................      202,500       305,000        58,000
                                                                 -----------   -----------   -----------
Net interest income after provision for loan losses............    5,739,136     5,218,200     4,676,167
                                                                 -----------   -----------   -----------
NONINTEREST INCOME
Income from fiduciary activities...............................      538,089       407,227       351,710
Service charges on deposit accounts............................      232,219       231,307       243,385
Other service charges and fees.................................      314,040       288,877       233,192
Net securities gains...........................................        2,806        54,072        57,255
Other income...................................................      156,832       159,032        49,504
                                                                 -----------   -----------   -----------
Total noninterest income.......................................    1,243,986     1,140,515       935,046
                                                                 -----------   -----------   -----------
NONINTEREST EXPENSES
Salaries and employee benefits.................................    2,208,792     2,075,737     1,876,302
Occupancy expense..............................................      554,192       565,193       526,146
Deposit insurance premium......................................       17,082        22,956       161,674
Other expense..................................................    1,595,199     1,321,154     1,162,410
                                                                 -----------   -----------   -----------
Total noninterest expenses.....................................    4,375,265     3,985,040     3,726,532
                                                                 -----------   -----------   -----------
Income before income taxes.....................................    2,607,857     2,373,675     1,884,681
Income tax expense.............................................      648,025       542,059       360,850
                                                                 -----------   -----------   -----------
Net Income.....................................................  $ 1,959,832   $ 1,831,616   $ 1,523,831
                                                                 -----------   -----------   -----------
                                                                 -----------   -----------   -----------
BASIC EARNINGS PER SHARE
   Average shares outstanding..................................    1,146,438     1,116,396     1,097,764
   Net income per share of common stock........................  $      1.71   $      1.64   $      1.39
DILUTED EARNINGS PER SHARE
   Average shares outstanding..................................    1,162,677     1,127,482     1,107,218
   Net income per share of common stock........................  $      1.69   $      1.62   $      1.38

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

         CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                   Net
                                                                                Unrealized
                                                                               Appreciation
                                                                              (Depreciation)
                                                   Additional                 on Available-        Total
                                        Common      Paid-in      Retained        for-Sale      Shareholders'
                                        Stock       Capital      Earnings       Securities        Equity
                                      ----------   ----------   -----------   --------------   -------------
Balance at December 31, 1994........  $2,725,325   $2,379,098   $ 8,933,520     $ (737,443)     $13,300,500
Net income for 1995.................          --           --     1,523,831             --        1,523,831
Cash dividends paid --
   $0.53 per share..................          --           --      (581,172)            --         (581,172)
Sale of common stock --
   Dividend reinvestment plan.......      42,650      224,743            --             --          267,393
Stock options exercised.............       1,210        1,290            --             --            2,500
Net changes in unrealized
   appreciation on available-for-
   sale securities, net of taxes of
   $491,547.........................          --           --            --        954,178          954,178
                                      ----------   ----------   -----------   --------------   -------------
Balance at December 31, 1995........   2,769,185    2,605,131     9,876,179        216,735       15,467,230
Net income for 1996.................          --           --     1,831,616             --        1,831,616
Cash dividends paid --
   $0.58 per share..................          --           --      (642,102)            --         (642,102)
Stock dividend......................   2,786,350           --    (2,786,350)            --               --
Sale of common stock --
   Dividend reinvestment plan.......      67,663      231,607            --             --          299,270
Stock options exercised.............      42,890       50,880            --             --           93,770
Net changes in unrealized
   depreciation on available-for-
   sale securities, net of taxes of
   $136,472.........................          --           --            --       (264,917)        (264,917)
                                      ----------   ----------   -----------   --------------   -------------
Balance at December 31, 1996           5,666,088    2,887,618     8,279,343        (48,182)      16,784,867
Net income for 1997.................          --           --     1,959,832             --        1,959,832
Cash dividends paid --
   $.63 per share...................          --           --      (723,741)            --         (723,741)
Sale of common stock --
   Dividend reinvestment plan.......      70,847      265,852            --             --          336,699
Stock options exercised.............      17,195       11,040       (13,093)            --           15,142
Net changes in unrealized
   depreciation on available-for-
   sale securities, net of taxes of
   $164,498.........................          --           --            --        319,319          319,319
                                      ----------   ----------   -----------   --------------   -------------
Balance at December 31, 1997........  $5,754,130   $3,164,510   $ 9,502,341     $  271,137      $18,692,118
                                      ----------   ----------   -----------   --------------   -------------
                                      ----------   ----------   -----------   --------------   -------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

         CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997          1996          1995
                                                                 ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................................  $  1,959,832   $ 1,831,616   $ 1,523,831
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation................................................  419,181.....       385,535       348,749
   Provision for loan losses...................................       202,500       305,000        58,000
   Net securities gains........................................        (2,806)      (54,072)      (57,255)
   (Gain) loss on sale of foreclosed real estate...............         6,633       (92,271)           --
   Deferred income taxes.......................................       107,422       113,602        93,232
   Loss on sale of equipment...................................            --         6,003           269
   Accrued income and other assets.............................        (8,029)      158,567       358,467
   Other liabilities...........................................      (288,138)       27,561        15,266
                                                                 ------------   -----------   -----------
Net cash provided by operating activities......................     2,396,595     2,681,541     2,340,559
                                                                 ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest-bearing deposits........................            --     2,000,000    (2,000,000)
Proceeds from maturities of held-to-maturity securities........            --            --     2,422,400
Proceeds from maturities of available-for-sale securities......     5,486,179     6,193,055     1,944,937
Proceeds from sale of available-for-sale securities............     4,362,527     2,526,924     6,900,504
Purchases of available-for-sale securities.....................    (8,172,549)   (8,316,000)   (3,472,791)
Net change in Federal funds sold...............................    (7,019,000)      844,000    (3,682,000)
Net increase in loans..........................................    (3,694,114)   (8,078,450)   (6,309,205)
Proceeds from sale of foreclosed real estate...................       107,127       919,897       165,152
Proceeds from sale of equipment................................            --         5,400           300
Purchase of premises and equipment.............................      (418,901)     (343,192)     (310,258)
Additions to other real estate owned...........................      (863,512)      (54,055)     (219,978)
                                                                 ------------   -----------   -----------
Net cash used in investing activities..........................   (10,212,243)   (4,302,421)   (4,560,939)
                                                                 ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in demand, savings and NOW
   deposit accounts............................................    (7,583,222)    1,517,935     1,200,794
Net increase in time deposits..................................    15,078,142       302,618     2,138,330
Proceeds from issuance of common stock.........................       351,841       393,040       269,893
Dividends paid.................................................      (723,741)     (642,102)     (581,172)
                                                                 ------------   -----------   -----------
Net cash provided by financing activities......................     7,123,020     1,571,491     3,027,845
                                                                 ------------   -----------   -----------
Net increase (decrease) in cash and due from banks.............      (692,628)      (49,389)      807,465
Cash and due from banks at January 1...........................     3,995,017     4,044,406     3,236,941
                                                                 ------------   -----------   -----------
Cash and due from banks at December 31.........................  $  3,302,389   $ 3,995,017   $ 4,044,406
                                                                 ------------   -----------   -----------
                                                                 ------------   -----------   -----------
SUPPLEMENTAL DISCLOSURES:
Interest paid..................................................  $  6,479,608   $ 6,114,860   $ 6,524,363
                                                                 ------------   -----------   -----------
                                                                 ------------   -----------   -----------
Income taxes paid..............................................  $    428,000   $   265,200   $   485,060
                                                                 ------------   -----------   -----------
                                                                 ------------   -----------   -----------
Loans transferred to foreclosed real estate....................  $    846,078   $   328,825   $   681,387
                                                                 ------------   -----------   -----------
                                                                 ------------   -----------   -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION.   The consolidated financial statements of the
Company include the accounts of Bay Banks of Virginia, Inc. and its subsidiary, Bank of Lancaster. All significant intercompany balances and transactions have been eliminated in consolidation.

NATURE OF BUSINESS.   Bay Banks of Virginia, Inc. is a one-bank holding company
that conducts substantially all of its operations through its subsidiary, Bank of Lancaster. The Bank is state-chartered and a member of the Federal Reserve System and services individual and commercial customers, the majority of which are in the Northern Neck of Virginia. The Bank has two offices located in Kilmarnock and one office in White Stone, Virginia and offers a full range of deposit and loan products to its retail and commercial customers. A substantial amount of the Bank's deposits are interest-bearing. The majority of the Bank's loan portfolio is secured by real estate.

USE OF ESTIMATES.   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The amounts recorded in the financial statements may be affected by those estimates and assumptions. Actual results may vary from those estimates.

     Estimates are used primarily in developing the allowance for loan losses, in estimating the economic life of loan fees and costs, in computing deferred tax assets, in determining the estimated useful lives of premises and equipment, and in the valuation of other real estate owned.

SECURITIES AVAILABLE-FOR-SALE.   Debt and equity securities are classified as
available-for-sale and carried at fair value, with unrealized gains and losses, net of tax, excluded from income and reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS RECEIVABLE.   Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any unearned discount and fees and costs on originating loans.

     Loan origination fees and certain direct origination costs for real estate mortgage loans are capitalized and recognized as an adjustment of the yield of the related loans.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

PREMISES AND EQUIPMENT.   Land is carried at cost. Premises and equipment are
carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the premises and equipment.

OTHER REAL ESTATE OWNED.   Real estate properties acquired through, or in lieu
of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other income.

         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONCLUDED)
INCOME TAXES.   Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

PENSION BENEFITS.   The noncontributory defined benefit pension plan covers
substantially all full-time employees. The plan provides benefits that are based on employees' average compensation during the five consecutive years of highest compensation. The funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as may be determined to be appropriate from time-to-time.

TRUST ASSETS AND INCOME.   Assets held by the trust department, other than cash
on deposit, are not included in these financial statements, since such items are not assets of the Bank. Trust fees are recorded on the accrual basis.

EARNINGS PER SHARE.   Earnings per share is calculated by dividing net income
for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share. SFAS No. 128, EARNINGS PER SHARE, was adopted for 1997 with all prior-period earnings per share data restated. The statement requires dual presentation of earnings per share and diluted earnings per share on the Consolidated Statements of Income and other computational changes. The adoption of SFAS No. 128 did not have a material effect on previously reported earnings per share.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS.   In the ordinary course of business
the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

RECLASSIFICATIONS.   Certain amounts in the financial statements have been
reclassified to conform with classifications adopted in 1997.

NOTE 2. SECURITIES AVAILABLE-FOR-SALE

     The carrying amount of debt and other securities and their approximate fair values at December 31, 1997 and 1996, follow:

                                                               Gross        Gross
                                                Amortized    Unrealized   Unrealized      Fair
                                                  Cost         Gains        Losses        Value
                                               -----------   ----------   ----------   -----------
December 31, 1997:
   U.S. Treasury securities..................  $ 8,589,730    $ 10,934     $ 11,257    $ 8,589,407
   U.S. Government agencies..................   12,519,772      38,751       82,539     12,475,984
   State and municipal securities............   18,023,431     442,111        5,943     18,459,599
   Other securities..........................    4,516,375      30,243        5,166      4,541,452
                                               -----------   ----------   ----------   -----------
                                               $43,649,308    $522,039     $104,905    $44,066,442
                                               -----------   ----------   ----------   -----------
                                               -----------   ----------   ----------   -----------
December 31, 1996:
   U.S. Treasury securities..................  $11,785,375    $  7,152     $ 81,063    $11,711,463
   U.S. Government agencies..................   13,950,194      18,955      243,509     13,725,640
   State and municipal securities............   16,824,659     321,286       76,858     17,069,088
   Other securities..........................    2,762,431       1,807       20,773      2,743,465
                                               -----------   ----------   ----------   -----------
                                               $45,322,659    $349,200     $422,203    $45,249,656
                                               -----------   ----------   ----------   -----------
                                               -----------   ----------   ----------   -----------

         NOTES TO FINANCIAL STATEMENTS CONTINUED

                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 2. SECURITIES AVAILABLE-FOR-SALE -- (CONCLUDED)
     Gross realized gains and gross realized losses on sales of securities were as follows:

                                                                           1997      1996      1995
                                                                          -------   -------   -------
Gross realized gains....................................................  $21,370   $54,072   $57,255
Gross realized losses...................................................  $18,564   $    --   $    --

     The scheduled maturities of securities available-for-sale at December 31, 1997, were as follows:

                                                                               Available-for-Sale
                                                                                   Securities
                                                                            -------------------------
                                                                             Amortized
                                                                               Cost       Fair Value
                                                                            -----------   -----------
Due in one year or less...................................................  $ 6,384,761   $ 6,372,966
Due from one year to five years...........................................   19,275,910    19,456,489
Due from five to ten years................................................   14,956,460    15,221,244
Due after ten years.......................................................    3,032,177     3,015,743
                                                                            -----------   -----------
                                                                            $43,649,308   $44,066,442
                                                                            -----------   -----------
                                                                            -----------   -----------

     Securities carried at $1,996,320 at December 31, 1997, and $1,995,173 at December 31, 1996, were pledged to secure public deposits required by law.

NOTE 3. LOANS

     The components of loans in the balance sheets were as follows:

                                                                              1997           1996
                                                                          ------------   ------------
Real estate mortgage loans..............................................  $ 78,926,222   $ 75,006,256
Commercial loans........................................................     9,648,530     10,744,057
Installment loans, net..................................................    16,221,617     15,769,161
                                                                          ------------   ------------
                                                                           104,796,369    101,519,474
Net deferred loan costs and fees........................................       267,268        211,944
Allowance for loan losses...............................................      (860,709)    (1,020,104)
                                                                          ------------   ------------
                                                                          $104,202,928   $100,711,314
                                                                          ------------   ------------
                                                                          ------------   ------------

     Loans upon which the accrual of interest has been discontinued totaled $126,040 and $17,349 at December 31, 1997 and 1996, respectively.

     An analysis of the change in the allowance for loan losses follows:

                                                                    1997         1996        1995
                                                                 ----------   ----------   ---------
Balance, beginning of year.....................................  $1,020,104   $  925,170   $ 962,005
Provision for loan losses......................................     202,500      305,000      58,000
Recoveries.....................................................       6,295       23,247      10,792
Loans charged off..............................................    (368,190)    (233,313)   (105,627)
                                                                 ----------   ----------   ---------
Balance, end of year...........................................  $  860,709   $1,020,104   $ 925,170
                                                                 ----------   ----------   ---------
                                                                 ----------   ----------   ---------

     Loans having carrying values of $846,078 and $329,756 were transferred to foreclosed real estate in 1997 and 1996, respectively.

NOTE 4. OTHER TIME DEPOSITS

     The aggregate amount of other time deposits each with a minimum denomination of $100,000, was $10,209,461 and $7,469,000 at December 31, 1997
and 1996, respectively.

NOTE 5. PREMISES AND EQUIPMENT

     Components of premises and equipment included in the balance sheets at December 31, 1997 and 1996, were as follows:

                                                                                  1997         1996
                                                                               ----------   ----------
Land.........................................................................  $  309,736   $  309,736
Buildings and improvements...................................................   2,215,262    2,108,448
Furniture and equipment......................................................   2,762,401    2,456,264
                                                                               ----------   ----------
Total cost...................................................................   5,287,399    4,874,448
Less accumulated depreciation................................................   2,447,259    2,034,028
                                                                               ----------   ----------
Net book value...............................................................  $2,840,140   $2,840,420
                                                                               ----------   ----------
                                                                               ----------   ----------

NOTE 6. INCOME TAXES

     The provision for income taxes consisted of the following for the years ended December 31:

                                                                        1997       1996       1995
                                                                      --------   --------   --------
Currently payable...................................................  $540,603   $428,457   $267,618
Deferred............................................................   107,422    113,602     93,232
                                                                      --------   --------   --------
                                                                      $648,025   $542,059   $360,850
                                                                      --------   --------   --------
                                                                      --------   --------   --------

     The reasons for the differences between the statutory Federal income tax rates and the effective tax rates are summarized as follows:

                                                                        1997       1996       1995
                                                                      --------   --------   --------
Statutory rates.....................................................      34.0%      34.0%      34.0%
Increase (decrease) resulting from:
Effect of tax-exempt income.........................................      (9.2)     (11.2)     (15.1)
Other, net..........................................................        --         --         .2
                                                                      --------   --------   --------
                                                                          24.8%      22.8%      19.1%
                                                                      --------   --------   --------
                                                                      --------   --------   --------

         NOTES TO FINANCIAL STATEMENTS CONTINUED

                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 6. INCOME TAXES -- (CONCLUDED)
     The components of the net deferred tax assets and liabilities included in other assets are as follows at December 31:

                                                                     1997        1996        1995
                                                                   ---------   ---------   ---------
Deferred tax assets
   Allowance for loan losses.....................................  $ 169,564   $ 223,758   $ 191,481
   Net unrealized loss on available-for-sale securities..........         --      24,820          --
   Deferred compensation.........................................    110,672      98,758      87,807
   Other, net....................................................     27,296      20,863       6,555
   Alternative minimum tax.......................................         --          --      92,752
                                                                   ---------   ---------   ---------
                                                                     307,532     368,199     378,595
                                                                   ---------   ---------   ---------
Deferred tax liabilities
   Net unrealized gain on available-for-sale securities..........   (145,997)         --    (111,652)
   Pension plan..................................................    (75,371)    (58,390)    (45,633)
   Deferred loan fees and costs..................................   (212,951)   (162,410)    (87,055)
   Other, net....................................................    (33,795)    (29,909)    (44,501)
                                                                   ---------   ---------   ---------
                                                                    (468,114)   (250,709)   (288,841)
                                                                   ---------   ---------   ---------
Net deferred tax asset...........................................  $(160,582)  $ 117,490   $  89,754
                                                                   ---------   ---------   ---------
                                                                   ---------   ---------   ---------

NOTE 7. DEFINED BENEFIT PENSION PLAN

     Net pension cost related to the defined benefit pension plan consisted of the following components for the years ended December 31, 1997, 1996 and 1995:

                                                                1997          1996          1995
                                                             -----------   -----------   -----------
Service cost (benefits earned).............................  $    65,953   $    64,671   $    58,046
Interest cost on projected benefit obligation..............       84,486        78,249        74,866
Actual return on plan assets...............................      (86,523)      (46,653)      (82,623)
Net amortization and deferral..............................      (21,359)      (56,392)       (3,014)
                                                             -----------   -----------   -----------
                                                             $    42,557   $    39,875   $    47,275
                                                             -----------   -----------   -----------
                                                             -----------   -----------   -----------

     The following table sets forth the plan's funded status and the amounts recognized in the accompanying balance sheets as of December 31, 1997, 1996 and 1995:

                                                                1997          1996          1995
                                                             -----------   -----------   -----------
Actuarial present value of benefit obligations:
Vested benefits............................................  $  (931,485)  $  (828,434)  $  (766,516)
                                                             -----------   -----------   -----------
                                                             -----------   -----------   -----------
Accumulated benefits.......................................  $  (901,243)  $  (800,430)  $  (785,290)
                                                             -----------   -----------   -----------
                                                             -----------   -----------   -----------
Projected benefits.........................................  $(1,263,114)  $(1,080,000)  $(1,000,658)
Plan assets at fair value..................................    1,409,704     1,278,515     1,199,548
                                                             -----------   -----------   -----------
Plan assets in excess of projected benefit obligation......      146,590       198,515       198,890
Unrecognized net gain......................................       (3,904)     (103,848)     (139,810)
Unrecognized net asset.....................................     (109,841)     (128,147)     (146,453)
Unrecognized prior service cost............................      188,850       205,222       221,594
                                                             -----------   -----------   -----------
Asset on balance sheets....................................  $   221,695   $   171,742   $   134,221
                                                             -----------   -----------   -----------
                                                             -----------   -----------   -----------
Contributions..............................................  $    92,510   $    77,396   $    71,180
                                                             -----------   -----------   -----------
                                                             -----------   -----------   -----------

NOTE 7. DEFINED BENEFIT PENSION PLAN -- (CONCLUDED)
     Assumptions used in the determination of pension plan information consisted of the following as of December 31, 1997, 1996 and 1995:

                                               1997       1996       1995
                                               ----       ----       ----
Discount rate............................       8%         8%         8%
Rate of increase in compensation
   levels................................       5%         6%         6%
Expected long-term rate of return on plan
   assets................................       9%         9%         9%

NOTE 8. DEFINED CONTRIBUTION RETIREMENT PLAN

     The Company has a 401(k) retirement plan covering substantially all employees who have completed six months of service. Employees may contribute up to 15% of their salaries and the Company matches 100% of the first 2% and 25% of the next 2% of employees' contributions. Additional contributions can be made at the discretion of the Board of Directors. Total contributions to the plan were $31,663, $33,360 and $22,326 in 1997, 1996 and 1995, respectively.

NOTE 9. EMPLOYEE STOCK OWNERSHIP PLAN

     The Company has a noncontributory Employee Stock Ownership Plan for the benefit of all eligible employees who have completed twelve months of service and who have attained the age of 21. Contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan were $80,000, $80,000 and $60,000 in 1997, 1996 and 1995, respectively.

NOTE 10. SHAREHOLDERS' EQUITY

     The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $5 per share. No preferred stock had been issued. The rights and preferences of any preferred shares will be determined by the Board of Directors upon issuance of the stock.

     The Company has a dividend reinvestment plan under which shareholders may choose to receive additional shares of common stock in lieu of cash dividends. Shares are issued at 95% of the market price on the dividend payment date. Shares totaling 14,169 and 15,756 were issued in 1997 and 1996, respectively.

NOTE 11. STOCK OPTION PLAN

     The Company has two incentive stock option plans. The 1985 incentive stock option plan expired in 1995 and no additional shares may be granted under this plan. Under the incentive stock option plan adopted in 1994, the Company may grant options to certain key employees for up to 75,000 shares. At December 31, 1997, the 1994 plan had 62,550 shares available for grant. Under both plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. Options granted are exercisable only after meeting certain performance targets during a specified time period. If the targets are not met, the options lapse.

         NOTES TO FINANCIAL STATEMENTS CONTINUED

                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 11. STOCK OPTION PLAN -- (CONCLUDED)
     A summary of the status of the incentive stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                                                Exercisable Stock Options
                                                     ------------------------------------------------
                                                     Outstanding   Granted    Exercised   Outstanding
                                                      Beginning     During     During       At End
                                                       of Year     the Year   the Year      of Year
                                                     -----------   --------   ---------   -----------
1997
   Shares..........................................     31,148      12,450      (4,048)      39,550
   Weighted average exercise price.................    $ 14.04     $ 17.00     $  7.73      $ 15.62
1996
   Shares..........................................     32,736       8,200      (9,788)      31,148
   Weighted average exercise price.................    $ 12.09     $ 16.50     $  9.58      $ 14.04
1995
   Shares..........................................     24,120       9,100        (484)      32,736
   Weighted average exercise price.................    $ 10.29     $  6.50     $  5.16      $ 12.09

     At December 31, 1997, exercise prices on outstanding options ranged from $7.73 to $17.00 per share and the weighted average remaining contractual life was 7.5 years.

     The Company accounts for its stock option plans in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, which does not allocate costs to stock options granted at current market values. The Company could, as an alternative, allocate costs to stock options using option pricing models, as provided in Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Because of the limited number of options granted and the limited amount of trading activity in the Company's stock, management believes that the Company's stock options are best accounted for in accordance with APB Opinion No. 25.

     However, had the Company accounted for its stock options in accordance with SFAS No. 123, net earnings and earnings per share would have been as follows for each of the years ending December 31,

                                                                            1997      1996      1995
                                                                          --------   -------   -------
Pro-forma reduction in net income.......................................  $(13,000)  $(8,000)  $(7,000)
                                                                          --------   -------   -------
                                                                          --------   -------   -------
Pro-forma earnings per share............................................  $   1.70   $  1.63   $  1.38
                                                                          --------   -------   -------
                                                                          --------   -------   -------

     Pro-forma amounts were computed using a 6% discount rate over the term of the options and dividend rates which approximate current payments.

NOTE 12. FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the

NOTE 12. FINANCIAL INSTRUMENTS -- (CONCLUDED) contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

COMMITMENTS TO EXTEND CREDIT.   Commitments to extend credit are agreements to
lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

     A summary of the notional amounts of financial instruments with off-balance-sheet risk at December 31, 1997 and 1996, follows:

                                                                                  1997         1996
                                                                               ----------   ----------
Commitments to extend credit.................................................  $7,633,634   $8,083,472
Lines of credit to directors.................................................     960,229    1,719,834
Standby letters of credit....................................................     327,537      427,117
Credit card arrangements.....................................................   2,941,150    2,861,750

NOTE 13. SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     Most of the Company's business activity is with customers located in the counties of Lancaster and Northumberland, Virginia. The Company makes residential, commercial and consumer loans and approximately 75% of the loan portfolio is composed of real estate mortgage loans, which primarily are for single family residences. The adequacy of collateral on real estate mortgage loans is highly dependent on changes to real estate values.

NOTE 14. RELATED PARTIES

     The Company has entered into transactions with its directors and principal officers of the Company, their immediate families and affiliated companies in which they are the principal stockholders (related parties). The aggregate amount of loans to such related parties was approximately $2,129,000 and $2,352,000 at December 31, 1997 and 1996, respectively. All such loans, in the opinion of the management, were made in the normal course of business on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions.

         NOTES TO FINANCIAL STATEMENTS CONTINUED

                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 15. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. At December 31, 1997, the Company was not involved in any litigation.

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the financial instruments at December 31, 1997, are shown in the following table. The carrying amounts in the table are included in the balance sheet under the applicable captions.

                                                                                         Dollars in
                                                                                         Thousands
                                                                                     ------------------
                                                                                     Carrying    Fair
                                                                                      Amount     Value
                                                                                     --------   -------
Financial assets:
   Cash and due from banks.........................................................  $  3,302   $ 3,302
   Federal funds sold..............................................................    11,556    11,556
   Securities available-for-sale...................................................    44,066    44,066
   Loans, net of allowance for loan losses.........................................   104,203   101,824
Financial liabilities:
   Non-interest bearing deposits...................................................  $ 11,717   $11,717
   Savings deposits................................................................    90,892    90,892
   Other time deposits.............................................................    46,996    46,996
Off-balance-sheet liabilities:
   Commitments to extend credit....................................................    11,863    11,863

     The above presentation of fair values is required by Statement on Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair values shown do not necessarily represent the amounts which would be received on immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

     The carrying amounts of cash and due from banks, federal funds sold, demand and savings deposits, and commitments to extend credit represent items which do not present significant market risks, are payable on demand, or are of such short duration that market value approximates carrying value.

     Securities available-for-sale are valued at the quoted market prices for the individual securities held.

     The fair value of loans is estimated by discounting future cash flows using the current interest rates at which similar loans would be made to borrowers.

     Other time deposits are presented at estimated fair value using interest rates currently offered for deposits of similar remaining maturities.

     Fair values for off-balance-sheet lending commitments approximates the carrying value.

NOTE 17. RESTRICTIONS ON RETAINED EARNINGS

     Federal regulations limits the payment of dividends in any calendar year to the net profits for the year combined with the retained net profits of the preceding two calendar years, without prior approval of the regulators.

NOTE 18. REGULATORY MATTERS

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 1997, the Company met all capital adequacy requirements to which it is subject.

     The Company was required to maintain the following regulatory ratios:

                                                                                                Actual
                                                                                  Regulatory   December
                                                                                   Minimum       1997
                                                                                  ----------   --------
Total capital to risk weighted assets...........................................      10.00%      17.1%
Tier 1 capital to risk weighted assets..........................................       6.00%      10.6%
Tier 1 capital to adjusted average assets.......................................       5.00%      10.2%

         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Bay Banks of Virginia, Inc.
Kilmarnock, Virginia

We have audited the accompanying consolidated balance sheets of Bay Banks of Virginia, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Banks of Virginia, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

February 27, 1998

Newport News, Virginia

         TEN-YEAR COMPARISONS

Ten Year Comparison of Earnings and Dividends

                                                                           Earnings
                                                    Net       Dividends   Per Common   Dividends
                                                  Income        Paid        Share*     Per Share
                                                -----------   ---------   ----------   ---------
1988..........................................  $ 1,065,553   $260,511     $   1.11    $    0.27
1989..........................................    1,182,475    320,628         1.21         0.33
1990..........................................    1,084,450    358,845         1.09         0.36
1991..........................................    1,143,747    397,891         1.12         0.39
1992..........................................    1,302,311    437,638         1.25         0.42
1993..........................................    1,510,011    476,530         1.42         0.45
1994..........................................    1,378,185    529,060         1.28         0.49
1995..........................................    1,523,831    581,172         1.39         0.53
1996..........................................    1,831,616    642,102         1.63         0.58
1997..........................................    1,959,832    723,741         1.71         0.63

Ten Year Comparison of Financial Condition

                         Securities          Loans         Total Assets         Deposits
                       --------------   ---------------   ---------------   ----------------
1988.................  $   18,817,434   $    55,203,952   $    80,783,657   $     72,889,071
1989.................      19,503,010        54,212,414        82,583,023         73,640,906
1990.................      20,991,291        62,549,697        89,336,951         78,097,670
1991.................      23,695,961        72,517,658       105,437,755         94,529,157
1992.................      26,623,125        80,126,043       119,380,580        107,399,662
1993.................      44,668,423        80,178,153       140,445,645        127,024,243
1994.................      52,293,024        87,642,815       150,646,340        136,950,209
1995.................      46,000,953        93,212,634       156,167,460        140,289,333
1996.................      45,249,656       100,711,314       159,333,211        142,109,886
1997.................      44,066,442       104,202,928       168,725,484        149,604,806

*Per share data is adjusted for a 10% stock dividend in 1989, a 2 for 1 stock split in 1991, and a 2 for 1 stock split in 1996.