Form 10KSB, Exhibit 13
period 1998-12-31
BAY BANKS OF VIRGINIA INC
filed 1999-03-31
CIK 1034594

Exhibit 13

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Bay Banks of Virginia, Inc.
Kilmarnock, Virginia


We have audited the accompanying consolidated balance sheets of Bay Banks of Virginia, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Banks of Virginia, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.






January 28, 1999

Newport News, Virginia

                           BAY BANKS OF VIRGINIA, INC.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997


                                                                                 1998                 1997
                                                                         -----------------   ----------------
ASSETS
Cash and due from banks                                                  $       5,268,229   $      3,302,389
Federal funds sold                                                              12,007,706         11,556,000
Securities available-for-sale                                                   58,951,384         44,066,442
Loans receivable, net                                                          113,976,610        104,202,928
Premises and equipment                                                           4,699,797          2,840,140
Accrued interest receivable                                                      1,537,745          1,247,958
Other real estate owned                                                          1,179,556          1,378,795
Other assets                                                                     2,582,685            411,419
                                                                         -----------------   ----------------

           Total assets                                                  $     200,203,712   $    169,006,071
                                                                         =================   ================

   LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Demand deposits                                                          $      19,851,650   $     11,717,193
Savings and NOW deposits                                                       105,347,377         90,891,939
Other time deposits                                                             53,656,050         46,995,674
                                                                         -----------------   ----------------

           Total deposits                                                      178,855,077        149,604,806

Other liabilities                                                                  840,495            709,147
                                                                         -----------------   ----------------

           Total liabilities                                                   179,695,572        150,313,953
                                                                         -----------------   ----------------

SHAREHOLDERS' EQUITY
Common stock -  $5 par value
  Authorized - 5,000,000 shares;
  Outstanding - 1,164,728 and 1,150,826 shares                                   5,823,640          5,754,130
Additional paid-in capital                                                       3,529,294          3,164,510
Retained earnings                                                               10,528,706          9,502,341
Accumulated other comprehensive income                                             626,500            271,137
                                                                         -----------------   ----------------

           Total shareholders' equity                                           20,508,140         18,692,118
                                                                         -----------------   ----------------

           Total liabilities and shareholders' equity                    $     200,203,712   $    169,006,071
                                                                         =================   ================



See Notes to Consolidated Financial Statements.

                                     BAY BANKS OF VIRGINIA, INC.

                                  CONSOLIDATED STATEMENTS OF INCOME
                            Years Ended December 31, 1998, 1997 and 1996

                                                                  1998              1997            1996
                                                           --------------    --------------    --------------
INTEREST INCOME
Loans receivable                                           $    9,522,678    $    9,390,600    $    8,641,234
Securities                                                      3,176,277         2,385,736         2,649,754
Federal funds sold                                                796,291           390,144           337,142
                                                           --------------    --------------    --------------

          Total interest income                                13,495,246        12,166,480        11,628,130
                                                           --------------    --------------    --------------

INTEREST EXPENSE
Deposits                                                        7,054,088         6,203,107         6,099,275
Federal funds purchased                                            11,183            21,737             5,655
                                                           --------------    --------------    --------------

          Total interest expense                                7,065,271         6,224,844         6,104,930
                                                           --------------    --------------    --------------

NET INTEREST INCOME                                             6,429,975         5,941,636         5,523,200

Provision for loan losses                                         208,367           202,500           305,000
                                                           --------------    --------------    --------------
          Net interest income after provision
            for loan losses                                     6,221,608         5,739,136         5,218,200
                                                           --------------    --------------    --------------

NON-INTEREST INCOME
Income from fiduciary activities                                  495,398           538,089           407,227
Service charges on deposit accounts                               321,100           232,219           231,307
Other service charges and fees                                    438,437           314,040           288,877
Net securities gains                                              204,853             2,806            54,072
Other income                                                      294,443           156,832           159,032
                                                           --------------    --------------    --------------

          Total non-interest income                             1,754,231         1,243,986         1,140,515
                                                           --------------    --------------    --------------

NON-INTEREST EXPENSES
Salaries and employee benefits                                  2,708,184         2,208,792         2,075,737
Occupancy expense                                                 632,697           554,192           565,193
Deposit insurance premium                                          20,765            17,082            22,956
Other expense                                                   2,126,101         1,595,199         1,321,154
                                                           --------------    --------------    --------------

          Total non-interest expenses                           5,487,747         4,375,265         3,985,040
                                                           --------------    --------------    --------------

Income before income taxes                                      2,488,092         2,607,857         2,373,675
Income tax expense                                                557,192           648,025           542,059
                                                           --------------    --------------    --------------

NET INCOME                                                 $    1,930,900    $    1,959,832    $    1,831,616
                                                           ==============    ==============    ==============

BASIC EARNINGS PER SHARE
  Average shares outstanding                                    1,156,634         1,146,438         1,116,396
  Net income per share of common stock                     $         1.67    $         1.71    $         1.64

DILUTED EARNINGS PER SHARE
  Average shares outstanding                                    1,176,462         1,162,677         1,127,482
  Net income per share of common stock                     $         1.64    $         1.69    $         1.62
 See Notes to Consolidated Financial Statements.

                                     BAY BANKS OF VIRGINIA, INC.

                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            Years Ended December 31, 1998, 1997 and 1996


                                                                                Accumulated
                                                  Additional                       Other            Total
                                   Common           Paid-in        Retained     Comprehensive    Shareholders'
                                     Stock          Capital        Earnings     Income (Loss)          Equity
                                -------------   -------------   -------------   -------------    ------------
Balance at January 1, 1996      $   2,769,185   $   2,605,131   $   9,876,179   $     216,735    $ 15,467,230
                                -------------   -------------   -------------   -------------    ------------
  Comprehensive income:
    Net income                              -               -       1,831,616               -       1,831,616
    Net changes in unrealized
      depreciation on available-
      for-sale securities, net of
      taxes of $136,472                     -               -               -        (264,917)       (264,917)
                                -------------   -------------   -------------    ------------    ------------
        Total comprehensive income          -               -       1,831,616        (264,917)      1,566,699
  Cash dividends paid -
    $0.58 per share                         -               -        (642,102)              -        (642,102)
  Stock dividend                    2,786,350               -      (2,786,350)              -               -
  Sale of common stock--
    Dividend reinvestment plan         67,663         231,607               -               -         299,270
    Stock options exercised            42,890          50,880               -               -          93,770
                                -------------   -------------   -------------    ------------    ------------

Balance at December 31, 1996        5,666,088       2,887,618       8,279,343         (48,182)     16,784,867
                                -------------   -------------   -------------    ------------    ------------
  Comprehensive income:
    Net income                              -               -       1,959,832               -       1,959,832
    Net changes in unrealized
      appreciation on available-for-
      sale securities, net of taxes
      of $164,498                           -               -               -         319,319         319,319
                                -------------   -------------   -------------    ------------    ------------
        Total comprehensive income          -               -       1,959,832         319,319       2,279,151
  Cash dividends paid -
    $0.63 per share                         -               -        (723,741)              -        (723,741)
  Sale of common stock--
    Dividend reinvestment plan         70,847         265,852               -               -         336,699
    Stock options exercised            17,195          11,040         (13,093)              -          15,142
                                -------------   -------------   -------------    ------------    ------------

Balance at December 31, 1997        5,754,130       3,164,510       9,502,341         271,137      18,692,118
                                -------------   -------------   -------------    ------------    ------------
  Comprehensive income:
    Net income                              -               -       1,930,900               -       1,930,900
    Net changes in unrealized
      appreciation on available-for-
      sale securities, net of taxes
      of $176,746                           -               -               -         355,363         355,363
                                -------------   -------------   -------------   -------------    ------------
        Total comprehensive income          -               -       1,930,900         355,363       2,286,263
  Cash dividends paid -
   $0.70 per share                          -               -        (809,825)              -        (809,825)
  Sale of common stock--
    Dividend reinvestment plan         59,420         280,124               -               -         339,544
    Stock options exercised            10,090          84,660         (94,710)              -              40
                                -------------   -------------   -------------   -------------    ------------

Balance at December 31, 1998    $   5,823,640   $   3,529,294   $  10,528,706    $    626,500    $ 20,508,140
                                =============   =============   =============    ============    ============

See Notes to Consolidated Financial Statements.

                           BAY BANKS OF VIRGINIA, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1998, 1997 and 1996


                                                                 1998              1997              1996
                                                           --------------    --------------    --------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $    1,930,900    $    1,959,832    $    1,831,616
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                                  457,260           419,181           385,535
    Provision for loan losses                                     208,367           202,500           305,000
    Net securities gains                                         (204,853)           (2,806)          (54,072)
    (Gain) loss on sale of foreclosed real estate                 (61,191)            6,633           (92,271)
    Deferred income taxes                                          56,741           107,422           113,602
    Loss on sale of equipment                                       4,180                 -             6,003
    Accrued income and other assets                            (2,461,053)         (288,616)          158,567
    Other liabilities                                            (102,139)           (7,551)           27,561
                                                           ---------------   --------------    --------------

          Net cash provided by (used in)
            operating activities                                 (171,788)        2,396,595         2,681,541
                                                           --------------    --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest-bearing deposits                                 -                 -         2,000,000
Proceeds from maturities of available-for-sale securities      13,039,287         5,486,179         6,193,055
Proceeds from sale of available-for-sale securities            10,316,274         4,362,527         2,526,924
Purchases of available-for-sale securities                    (37,503,541)       (8,172,549)       (8,316,000)
Net change in Federal funds sold                                 (451,706)       (7,019,000)          844,000
Net increase in loans                                          (9,982,049)       (3,694,114)       (8,078,450)
Proceeds from sale of foreclosed real estate                      599,196           107,127           919,897
Proceeds from sale of equipment                                         -                 -             5,400
Purchase of premises and equipment                             (2,321,097)         (418,901)         (343,192)
Additions to other real estate owned                             (338,766)         (863,512)          (54,055)
                                                           --------------    --------------    --------------

          Net cash used in investing activities               (26,642,402)      (10,212,243)       (4,302,421)
                                                           --------------    --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in demand, savings and
  NOW deposit accounts                                         22,589,895        (7,583,222)        1,517,935
Net increase in time deposits                                   6,660,376        15,078,142           302,618
Proceeds from issuance of common stock                            339,584           351,841           393,040
Dividends paid                                                   (809,825)         (723,741)         (642,102)
                                                           --------------    --------------    --------------

          Net cash provided by financing activities            28,780,030         7,123,020         1,571,491
                                                           --------------    --------------    --------------

Net increase (decrease) in cash and due from banks              1,965,840          (692,628)          (49,389)
Cash and due from banks at January 1                            3,302,389         3,995,017         4,044,406
                                                           --------------    --------------    --------------

Cash and due from banks at December 31                     $    5,268,229    $    3,302,389    $    3,995,017
                                                           ==============    ==============    ==============

SUPPLEMENTAL DISCLOSURES:

Interest paid                                              $    7,048,074    $    6,479,608    $    6,114,860
                                                           ==============    ==============    ==============

Income taxes paid                                          $      533,685    $      428,000    $      265,200
                                                           ==============    ==============    ==============

Loans transferred to foreclosed real estate                $      306,381    $      846,078    $      328,825
                                                           ==============    ==============    ==============

See Notes to Consolidated Financial Statements.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 1.     NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

            PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include the accounts of Bay Banks of Virginia, Inc. and its subsidiary, Bank of Lancaster. All significant intercompany balances and transactions have been eliminated in consolidation.

            NATURE OF BUSINESS. Bay Banks of Virginia, Inc. is a one-bank holding company that conducts substantially all of its operations through its subsidiary, Bank of Lancaster. The Bank is state-chartered and a member of the Federal Reserve System and services individual and commercial customers, the majority of which are in the Northern Neck of Virginia. The Bank has five offices: two located in Kilmarnock, an office in White Stone, Warsaw and Montross, Virginia, which offer a full range of deposit and loan products to its retail and commercial customers. A substantial amount of the Bank's deposits are interest-bearing. The majority of the Bank's loan portfolio is secured by real estate.

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

     (Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 1.     NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Concluded)

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

            RECLASSIFICATIONS. Certain amounts in the financial statements have been reclassified to conform with classifications adopted in 1998.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 2.     SECURITIES AVAILABLE-FOR-SALE

            The carrying amount of debt and other securities and their approximate fair values at December 31, 1998 and 1997, follow:

                                                                 Gross          Gross
                                               Amortized       Unrealized     Unrealized         Fair
                                                  Cost           Gains          Losses           Value
                                             -------------   -------------   -------------   ------------
              DECEMBER 31, 1998:
                U.S. Treasury securities     $   4,541,642   $      25,251   $          18   $  4,566,875
                U.S. Government
                  agencies                      17,123,791         123,513          48,610     17,198,694
                State and municipal
                  securities                    24,829,813         532,103           7,433     25,354,483
                Other securities                11,506,895         325,722           1,285     11,831,332
                                             -------------   -------------   -------------   ------------
                                             $  58,002,141   $   1,006,589   $      57,346   $ 58,951,384
                                             =============   =============   =============   ============

              DECEMBER 31, 1997:
                U.S. Treasury securities     $   8,589,730   $      10,934   $      11,257   $  8,589,407
                U.S. Government
                  agencies                      12,519,772          38,751          82,539     12,475,984
                State and municipal
                  securities                    18,023,431         442,111           5,943     18,459,599
                Other securities                 4,516,375          30,243           5,166      4,541,452
                                             -------------   -------------   -------------   ------------
                                             $  43,649,308   $     522,039   $     104,905   $ 44,066,442
                                             =============   =============   =============   ============


            Gross realized gains and gross realized losses on sales of securities were as follows:


                                                                  1998            1997            1996
                                                             -------------   -------------   ------------
            Gross realized gains                             $     204,853   $      21,370   $     54,072
            Gross realized losses                            $           -   $      18,564   $          -

            The scheduled maturities of securities available-for-sale at December 31, 1998, were as follows:

                                                                         Available-for-Sale Securities
                                                                           Amortized              Fair
                                                                               Cost              Value
            Due in one year or less                                     $     5,420,957   $     5,451,781
            Due from one year to five years                                  21,251,572        21,606,272
            Due from five to ten years                                       26,783,499        27,331,013
            Due after ten years                                               4,546,113         4,562,318
                                                                        ---------------   ---------------
                                                                        $    58,002,141   $    58,951,384
                                                                        ===============   ===============


            Securities carried at $3,542,047 at December 31, 1998, and $1,996,320 at December 31, 1997, were pledged to secure public deposits required by law.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 3.     LOANS

            The components of loans in the balance sheets were as follows:

                                                                               1998            1997
                                                                        ---------------   ---------------
            Real estate mortgage loans                                  $    84,202,736   $    78,926,222
            Commercial loans                                                 11,678,949         9,648,530
            Installment loans, net                                           18,696,840        16,221,617
                                                                        ---------------   ---------------
                                                                            114,578,525       104,796,369
            Net deferred loan costs and fees                                    410,020           267,268
            Allowance for loan losses                                        (1,011,935)         (860,709)
                                                                        ---------------   ---------------
                                                                        $   113,976,610   $   104,202,928
                                                                        ===============   ===============

            Loans upon which the accrual of interest has been discontinued totaled $78,563 and $126,040 at December 31, 1998 and 1997, respectively.

            An analysis of the change in the allowance for loan losses follows:


                                                             1998              1997             1996
                                                      ---------------   ---------------   ---------------
            Balance, beginning of year                $       860,709   $     1,020,104   $       925,170
            Provision for loan losses                         208,367           202,500           305,000
            Recoveries                                         19,618             6,295            23,247
            Loans charged off                                 (76,759)         (368,190)         (233,313)
                                                      ---------------   ---------------   ---------------
            Balance, end of year                      $     1,011,935   $       860,709   $     1,020,104
                                                      ===============   ===============   ===============


            Loans having carrying values of $306,381 and $846,078 were transferred to foreclosed real estate in 1998 and 1997, respectively.

NOTE 4.     OTHER TIME DEPOSITS

            The aggregate amount of other time deposits each with a minimum denomination of $100,000, was $12,551,614 and $10,209,461 at
            December 31, 1998 and 1997, respectively.

NOTE 5.     PREMISES AND EQUIPMENT

            Components of premises and equipment included in the balance sheets at December 31, 1998 and 1997, were as follows:

                                                                               1998              1997
                                                                        ---------------   ---------------
            Land                                                        $       538,686   $       309,736
            Buildings and improvements                                        3,358,727         2,215,262
            Furniture and equipment                                           3,706,689         2,762,401
                                                                        ---------------   ---------------
                Total cost                                                    7,604,102         5,287,399
            Less accumulated depreciation                                     2,904,305         2,447,259
                                                                        ---------------   ---------------
                Net book value                                          $     4,699,797   $     2,840,140
                                                                        ===============   ===============


                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 6.     INCOME TAXES

            The provision for income taxes consisted of the following for the years ended December 31:

                                                             1998              1997              1996
                                                      ---------------   ---------------   ---------------
              Currently payable                       $       613,933   $       540,603   $       428,457
              Deferred                                        (56,741)          107,422           113,602
                                                      ---------------   ---------------   ---------------
                                                      $       557,192   $       648,025   $       542,059
                                                      ===============   ===============   ===============

            The reasons for the differences between the statutory Federal income tax rates and the effective tax rates are summarized as follows:


                                                             1998              1997              1996
                                                      ---------------   ---------------   ---------------
              Statutory rates                               34.0%             34.0%             34.0%
              Increase (decrease) resulting from:
              Effect of tax-exempt income                  (12.1)             (9.2)            (11.2)
              Other, net                                      .5                -                -
                                                      ---------------   ---------------   ---------------
                                                            22.4%             24.8%             22.8%
                                                      ===============   ===============   ===============

            The components of the net deferred tax assets and liabilities included in other assets (liabilities) are as follows at December 31:


                                                             1998              1997             1996
                                                      ---------------   ---------------   ---------------
              Deferred tax assets
                Allowance for loan losses             $       220,981   $       169,564   $       223,758
                Net unrealized loss on
                  available-for-sale securities                                       -            24,820
                Deferred compensation                         121,543           110,672            98,758
                Other, net                                     26,978            27,296            20,863
                                                      ---------------   ---------------   ---------------
                                                              369,502           307,532           368,199
                                                      ---------------   ---------------   ---------------

              Deferred tax liabilities
                Net unrealized gain on available-
                  for-sale securities                        (322,743)         (145,997)                -
                Pension plan                                  (84,682)          (75,371)          (58,390)
                Deferred loan fees and costs                 (159,713)         (212,951)         (162,410)
                Other, net                                    (82,951)          (33,795)          (29,909)
                                                      ---------------   ---------------   ---------------
                                                             (650,089)         (468,114)         (250,709)
                                                      ---------------   ---------------   ---------------
                Net deferred tax asset (liability)    $      (280,587)  $      (160,582)  $       117,490
                                                      ===============   ===============   ===============


                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 7.     PENSION PLAN

            The following tables set forth the Pension Plan's changes in benefit obligation, plan assets, funded status, assumptions and the components of net periodic benefit cost recognized in the Bank's financial statements at December 31:


                                                            1998              1997
                                                      ---------------   ---------------
              CHANGE IN BENEFIT OBLIGATION
              Benefit obligations at
                beginning of year                     $     1,263,114   $     1,080,000
              Service cost                                     82,844            65,953
              Interest cost                                    99,089            84,486
              Actuarial gain                                   94,005            80,519
              Benefits paid                                   (49,008)          (47,844)
                                                      ---------------   ---------------
              Benefit obligation at end of year             1,490,044         1,263,114
                                                      ---------------   ---------------

              CHANGE IN PLAN ASSETS
              Fair value of plan assets at
                beginning of year                           1,409,704         1,278,515
              Actual return on plan assets                     17,432            86,523
              Employer contributions                           91,028            92,510
              Benefits paid                                   (49,008)          (47,844)
                                                      ---------------   ---------------
              Fair value of plan assets at
                end of year                                 1,469,156         1,409,704
                                                      ---------------   ---------------

              Funded status                                   (20,888)          146,590
              Unrecognized prior service cost                 172,478           188,850
              Unrecognized transition obligation              (91,535)         (109,841)
              Unrecognized actuarial gain (loss)              189,011            (3,904)
                                                      ---------------   ---------------
              Prepaid benefit cost                    $       249,066   $       221,695
                                                      ===============   ===============

              WEIGHTED-AVERAGE ASSUMPTIONS
                AS OF DECEMBER 31:

              Discount rate                                   7.5%              8.0%
              Expected return on plan assets                  9.0%              9.0%
              Rate of compensation increase                   5.0%              5.0%


                                                            1998              1997              1996
                                                      ---------------   ---------------   ---------------
              COMPONENTS OF NET PERIODIC
                BENEFIT COST
              Service cost                            $        82,844   $        65,953   $        64,671
              Interest cost                                    99,089            84,486            78,249
              Expected return on plan assets                 (116,342)         (105,948)          (99,524)
              Amortization of deferred
                actuarial gain                                                                     (1,587)
              Amortization of prior service cost               16,372            16,372            16,372
              Amortization of transition obligation           (18,306)          (18,306)          (18,306)
                                                      ---------------   ---------------   ---------------
              Net periodic benefit cost               $        63,657   $        42,557   $        39,875
                                                      ===============   ===============   ===============

NOTE 8.     DEFINED CONTRIBUTION RETIREMENT PLAN

            The Company has a 401(k) retirement plan covering substantially all employees who have completed six months of service. Employees may contribute up to 15% of their salaries and the Company matches 100% of the first 2% and 25% of the next 2% of employees' contributions. Additional contributions can be made at the discretion of the Board of Directors. Total contributions to the plan were $36,321, $31,663 and $33,360 in 1998, 1997 and 1996, respectively.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 9.     EMPLOYEE STOCK OWNERSHIP PLAN

            The Company has a noncontributory Employee Stock Ownership Plan for the benefit of all eligible employees who have completed twelve months of service and who have attained the age of 21. Contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan were $80,000 in 1998, 1997 and 1996, respectively.

NOTE 10.    SHAREHOLDERS' EQUITY

            The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $5 per share. No preferred stock had been issued. The rights and preferences of any preferred shares will be determined by the Board of Directors upon issuance of the stock.

            The Company has a dividend reinvestment plan under which shareholders may choose to receive additional shares of common stock in lieu of cash dividends. Shares are issued at 95% of the market price on the dividend payment date. Shares totaling 11,884 and 14,169 were issued in 1998 and 1997, respectively.

NOTE 11.    STOCK OPTION PLAN

            The Company has two incentive stock option plans. The 1985 incentive stock option plan expired in 1995 and no additional shares may be granted under this plan. Under the incentive stock option plan adopted in 1994, the Company may grant options to certain key employees for up to 75,000 shares. At December 31, 1998, the 1994 plan had 53,920 shares available for grant. Under both plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. Options granted are exercisable only after meeting certain performance targets during a specified time period. If the targets are not met, the options lapse.

            A summary of the status of the incentive stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:


                                                                         Exercisable Stock Options
                                                 -------------------------------------------------------------
                                                 Outstanding       Granted        Exercised    Outstanding
                                                  Beginning        During          During         At End
                                                    of Year       the Year        the Year        of Year
                                                 ------------   ------------    ------------   ---------------
              1998
                Shares                                 39,550          5,900         (5,300)         40,150
                Weighted average exercise price  $      15.62   $      23.50    $     18.07    $      16.45

              1997
                Shares                                 31,148         12,450         (4,048)         39,550
                Weighted average exercise price  $      14.04   $      17.00    $      7.73    $      15.62

              1996
                Shares                                 32,736          8,200         (9,788)         31,148
                Weighted average exercise price  $      12.09   $      16.50    $      9.58    $      14.04

            At December 31, 1998, exercise prices on outstanding options ranged from $11.00 to $23.50 per share and the weighted average remaining contractual life was 6.75 years.

                                                                     (Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 11.    STOCK OPTION PLAN (Concluded)

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


                                                            1998               1997             1996

              Pro-forma reduction in
               net income                             $       (16,000)  $       (13,000)  $        (8,000)
                                                      ===============   ===============   ===============

              Pro-forma earnings per share            $          1.66   $          1.70   $          1.63
                                                      ===============   ===============   ===============

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

            The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

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

                                                                     (Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 12.    FINANCIAL INSTRUMENTS (Concluded)

            Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

            A summary of the notional amounts of financial instruments with off-balance-sheet risk at December 31, 1998 and 1997, follows:


                                                                               1998          1997
                                                                        ---------------------------------
              Commitments to extend credit                              $    11,739,000   $     7,633,634
              Lines of credit to directors                                    1,029,700           960,229
              Standby letters of credit                                         232,150           327,537
              Credit card arrangements                                        2,515,440         2,941,150

NOTE 13.    SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

            Most of the Company's business activity is with customers located in the counties of Lancaster and Northumberland, Virginia. The Company makes residential, commercial and consumer loans and approximately 73% of the loan portfolio is composed of real estate mortgage loans, which primarily are for single family residences. The adequacy of collateral on real estate mortgage loans is highly dependent on changes to real estate values.

NOTE 14.    RELATED PARTIES

            The Company has entered into transactions with its directors and principal officers of the Company, their immediate families and affiliated companies in which they are the principal stockholders (related parties). The aggregate amount of loans to such related parties was approximately $2,598,000 and $2,129,000 at December 31, 1998 and 1997, respectively. All such loans, in the opinion of the management, were made in the normal course of business on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions.

NOTE 15.    COMMITMENTS AND CONTINGENCIES

            In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. At December 31, 1998, the Company was not involved in any litigation.

NOTE 16.    FAIR VALUE OF FINANCIAL INSTRUMENTS

            The estimated fair values of the financial instruments at December 31, 1998, are shown in the following table. The carrying amounts in the table are included in the balance sheet under the applicable captions.


                                                              Dollars in Thousands
                                                      ----------------------------------
                                                          Carrying             Fair
                                                           Amount             Value
                                                      ---------------   ----------------
              Financial assets:
                Cash and due from banks               $         5,268   $         5,268
                Federal funds sold                             12,008            12,008
                Securities available-for-sale                  58,951            58,951
                Loans, net of allowance for loan losses       113,977           113,826

(Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 16.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Concluded)

                                                             Dollars in Thousands
                                                      ---------------------------------
                                                         Carrying              Fair
                                                          Amount              Value
                                                      ---------------   ---------------
              Financial liabilities:
                Non-interest bearing deposits         $        19,852   $        22,323
                Savings and NOW deposits                      105,347           104,761
                Other time deposits                            53,656            53,590

              Off-balance-sheet liabilities:
                Commitments to extend credit                   15,516            15,516

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

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


NOTE 18.    REGULATORY MATTERS

            The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

            Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 1998, the Company met all capital adequacy requirements to which it is subject.

            The Company was required to maintain the following regulatory ratios:

                                                                              Actual
                                                        Regulatory           December
                                                           Minimum             1998
                                                        -----------         ----------
              Total capital to risk weighted assets          6.0                8.1
              Tier 1 capital to risk weighted assets         5.5               12.6
              Tier 1 capital to adjusted average assets      3.0                7.8