Form 10-K, Exhibit 13
period 1999-12-31
BAY BANKS OF VIRGINIA INC
filed 2000-03-30
CIK 1034594

                                                                    Exhibit 13.0

FINANCIAL HIGHLIGHTS            Annual Report 1999


(Dollars in Thousands except per share amounts)

                                                           Percent
At Year End                                1999     1998   Change

 Assets                                  $199,773 $200,271  (0.2%)
 Loans (Net)                              130,432  113,643  14.8%
 Deposits                                 177,702  178,269  (0.3%)
 Stockholders Equity
   Before SFAS 115 Adjustment              21,135   19,882   6.3%
   After SFAS 115 Adjustment               19,706   20,508  (3.9%)
 Book Value Per Share
   Before SFAS 115 Adjustment            $  18.14 $  17.07   6.3%
   After SFAS 115 Adjustment             $  16.91 $  17.61  (4.0%)

Averages For The Year
 Assets                                  $198,668 $196,805   .95%
 Loans (Net)                              118,861  107,263  10.8%
 Deposits                                 176,094  173,368   1.6%
 Stockholders Equity after SFAS 115        20,024   19,658   1.9%

For The Year
 Interest Income                         $ 13,937 $ 13,564   2.7%
 Interest Expense                           6,533    7,065  (7.5%)
 Net Interest Income                        7,404    6,499  13.9%
 Net Income                                 2,175    1,931  12.7%
   Per Share                             $   1.86 $   1.67  11.4%
 Cash Dividends                               910      810  12.3%
   Per Share                             $   0.78 $   0.70  11.4%

Significant Ratios
 Risk Based Capital
 Total Capital to Risk Weighted Assets      15.5%    16.9%
 Tier 1 Capital to Risk Weighted Assets     14.6%    15.1%
 Leverage Ratio                              9.7%     9.0%
 Return on Average Assets                    1.1%     1.0%
 Return on Average Equity                   10.9%     9.8%
 Loan Loss Reserve to Gross Loans            0.9%     0.9%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of Bay Banks of Virginia, Inc., (the "Company"). This discussion should be read in conjunction with the financial statements and other financial information contained else-where in this annual report.

   Bay Banks of Virginia, Inc. is a bank holding company, organized under the laws of Virginia on February 10, 1997. As of July 1, 1997, Bay Banks of Vir-ginia, Inc. assumed ownership of 100% of the stock of the Bank of Lancaster. Prior to this date the Company operated as the Bank of Lancaster.

Summary Financial Information

1999 Compared to 1998

   Bay Banks of Virginia, Inc. recorded earnings for 1999 of $2,175,378 or $1.86 per share as compared to 1998 earnings of $1,930,900 and $1.67 per share. This is an increase in net income of 12.7% over the prior period. Net interest income for 1999 increased to $7,403,686, up 13.9% as compared to $6,498,657 for 1998. Non-interest income, before net securities gains, for 1999 increased to $1,542,087 as compared to 1998 non-interest income, before net securities gains, of $1,480,696. Other non-interest expenses increased to $5,712,458, up 4.1% over 1998 non-interest expenses of $5,487,747.

1998 Compared to 1997

   Earnings for the Bay Banks of Virginia, Inc., were $1,930,900 for 1998, down 1.5% as compared to 1997 earnings of $1,959,832. 1998 earnings per share were $1.67 as compared to 1997 earnings per share of $1.71. Net interest in-come was $6,498,657 for 1998 as compared to $5,996,744 for 1997. This repre-sents an increase of 8.4% over net interest income for 1997. Non-interest in-come, before net securities gains, for 1998 was $1,480,696, up 24.8% over 1997 non-interest income, before net securities gain, of $1,186,072. Non-interest expenses for 1998 were $5,487,747, up 25.4% as compared to 1997 non-interest expenses of $4,375,265.

Financial Analysis

Net Interest Income

   The principal source of earnings for the Company is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid on deposits and other sources of funding. It is affected by variations in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the levels of non-per-forming assets.

   Net interest income was $7.4 million in 1999, $6.5 million in 1998 and $6.0 million in 1997. This represents an increase in net interest income of 13.9% for 1999 over 1998 and 8.4% for 1998 over 1997. Competition for loans and de-posits placed downward pressure on the Company's net interest margin through-out most of 1999. The result has been a slower than anticipated growth in the margin. Net interest yield on a fully tax equivalent basis was 5.5%, 5.3% and 5.7% for 1999, 1998 and 1997 respectively. Management expects the trend to continue as short-term interest rates remain higher than long-term rates, cre-ating an inverted yield curve. Typically, this economic condition shrinks the net interest margin of community banks, as they pay rates of interest on de-posits based on the short-term yield curve, and charge rates of interest on loans based upon the long-term yield curve.

                                                         Annual Report 1999


Non-Interest Income

   Total non-interest income decreased slightly to $1.6 million for 1999 from $1.7 million in 1998 and increased from $1.2 million in 1997. This represents a decrease of 6.4% for 1999 over 1998 and an increase of 41.8% for 1998 over 1997.

   Non-interest income is composed of income from fiduciary activities (trust department), service charges on deposit accounts, other service charges and fees, gains on securities, and other miscellaneous income. Trust income im-proved by $33 thousand during 1999 for an increase of 6.8% as compared to 1998. Trust income decreased by $43 thousand or 7.9% between 1998 and 1997. Service charges on deposits increased by $32 thousand, while other service charges in-creased by $66 thousand during 1999. Other income includes lease income, gains on the sale of foreclosed property, gains on the sale of fixed assets and other income. Other income decreased between 1999 and 1998 to $225 thousand from $294 thousand for a decrease of 23.7%. Other income for 1997 was $102 thousand.

   While securities trading is not part of the core operating business of the Company and is therefore not budgeted, the Company may sell a portion of it's investment portfolio as a means to fund loan growth. Sales of securities during 1999 resulted in net gains of $35 thousand. Steady loan growth throughout the third and fourth quarters of 1999 created the need to liquidate a portion of the investment portfolio. This was accomplished in the fourth quarter, thereby resulting in the sale of $5.9 million in bonds for a net gain of $35 thousand.

Non-Interest Expense

   During 1999, non-interest expense increased to $5.7 million from $5.5 mil-lion in 1998 and $4.4 million in 1997. This represents an increase of 4.1% for 1999 over 1998 and 25.4% for 1998 over 1997. Non-interest expense is composed of salaries and benefits, occupancy expense, FDIC assessments and other ex-pense. Salary and benefit expense is the major component of non-interest ex-pense, and has increased 9.0% and 22.6% for 1999 and 1998 respectively. Bay Banks of Virginia purchased two branches from another bank in February 1998. Of the 22.6% increase in salary and benefit expense during 1998, 10.6% was di-rectly attributable to staffing increases resulting from the purchased branch-es.

   Occupancy expense for 1999 was $643 thousand as compared to $633 thousand for 1998. This results in an increase of 1.6% for 1999 over 1998. For the com-parable period, 1998 over 1997, occupancy expenses increased 14.2%. Other ex-pense for 1999 was $2.1 million as compared to $2.1 million for 1998. There was a nominal decrease in other expenses of 1.5% during 1999 over 1998 and an in-crease of 33.3% during 1998 over 1997.

Assets

   As of December 31, 1999, the Company had total assets of $199.8 million as compared to 1998 balances of $200.3 million. Total assets decreased by .2% for 1999 as compared to 1998. Loan growth was strong throughout 1999 while deposit growth was minimal throughout the majority of the year. Net deposits decreased during the fourth quarter as loan volume increased. The subsequent sale of in-vestments resulted in a re-distribution of assets, netting the .2% decrease in total assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)



Loans

   Loan demand was heavy as balances increased by $17.0 million or 14.8% dur-ing 1999. Year-end 1999 gross loan balances were $132.0 million as compared to $115.0 million at year-end 1998. The loan portfolio is mainly composed of res-idential first mortgages. Real estate mortgage and construction loans in ag-gregate increased to $101.4 million during 1999, from a total of $83.9 million for 1998. Commercial loan balances decreased to $11.1 million from $11.7 mil-lion, and consumer installment loans remained at $18.7 million for 1999 and 1998. Of total loans, residential mortgages compose 77.0%, commercial loans 8.4%, and consumer installment 14.2%.

Provision and Allowance for Loan Losses

   The provision for loan losses is a charge against earnings that is neces-sary to maintain the allowance for loan losses at a level consistent with man-agement's evaluation of the loan portfolio's inherent risk. The 1999 provision was $335 thousand as compared to $208 thousand for 1998. Loans charged off during 1999 totaled $165 thousand and for 1998 $77 thousand. Recoveries were $15 thousand and $20 thousand for 1999 and 1998 respectively. Net loans charged off to year-end total loans were .13% for 1999 and .07% for 1998. The allowance for loan losses, as a percentage of year-end loans, was .9% for 1999 and 1998.

   As of December 31, 1999, there were no loans upon which the accrual of in-terest had been discontinued, compared to $79 thousand for year-end 1998. Other real estate owned, including foreclosed property, at year-end 1999 was $925 thousand as compared to $1.5 million for 1998. The Company maintains properties in Other real estate owned at fair value and expects no losses.

   Loans still accruing interest but delinquent ninety days or more were $793 thousand or .6% of total loans at December 31, 1999. These balances were $231 thousand and .2% for the comparable period in 1999.

   The allowance for loan losses is analyzed for adequacy on a quarterly basis to determine the required amount of provision. A loan-by-loan review is con-ducted on all classified loans. Inherent losses on these individual loans are determined and these losses are compared to historical loss data for that loan type. Management then reviews the various analyses and determines the appro-priate allowance. As of December 31,1999, management considers the allowance for loan losses to be a reasonable estimate of potential loss exposure inher-ent in the loan portfolio.

Deposits

   As of December 31, 1999, the Company maintained total deposits of $177.7 million. This compares to $178.3 million for 1998. Deposits decreased by .3% for 1999 as compared to 1998. Demand deposits increased to $20.9 million dur-ing 1999 from $19.9 million at year-end 1998. Savings and NOW account balances decreased to $96.8 million during 1999 from $104.8 million at year-end 1998. Other time deposits grew to $60.0 million from $53.7 million at year-end 1998.

                                                         Annual Report 1999


Securities

   As of December 31, 1999, total investment securities were $53.2 million. Year-end balances for 1998 were $59.0 million. The Company decreased investment balances during 1999 as a result of funding needs associated with increasing loan demand. All of the Company's securities are classified as available for sale. Available for sale securities are eligible for sale for general liquidity needs, should loan demand require funding, or if prepayment risk requires ac-tion. Available for sale securities are carried at fair market value. Through-out 1999, the Company sold $5.9 million from the investment portfolio, received $6.8 million from maturities, and purchased $9.9 million.

Liquidity, Interest Rate Sensitivity and Inflation

   Sources of liquidity include core deposits, the investment portfolio and balances held as Federal Funds sold. Cash flows are managed to ensure avail-ability of liquidity to fund loan growth or unanticipated declines in deposit balances. As of December 31, 1999, approximately 3.6% of the investment portfo-lio will mature within one year or less. This compares to a 9.3% maturity ratio for 1998. At year-end 1999, the Company had approximately $1.9 million in secu-rities with maturities of one year or less and no Federal Funds sold balances. Additional liquidity sources include overnight lines of credit with correspond-ing banks equaling $12 million and available credit at the Federal Home Loan Bank of Atlanta in the amount of $15.5 million.

   The Company employs a variety of measurement techniques to identify and man-age its exposure to changing interest rates and subsequent changes in liquidi-ty. The company utilizes an advanced simulation model that estimates interest income volatility and interest rate risk, and regularly investigates potential external influences. The Company has, in addition, utilized an Asset Liability Committee composed of appointed members of management and Board of Directors. The end result is significant managerial attention to interest income volatil-ity that may result from changes in the level of interest rates, basic interest rate spreads, the shape of the yield curve and changing product patterns.

   The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative pur-chasing power of money, over time, due to inflation.

   Unlike most industrial companies, virtually all of the assets and liabili-ties of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same magnitude as the prices of goods and services. Another impact of in-flation is on non-interest expenses, which tend to rise during periods of gen-eral inflation. The values of real estate held as collateral by the Company for loans and foreclosed property could be affected by inflation or changing prices due to market conditions.

   Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. As discussed previous-ly, management attempts to maintain a favorable position between interest sen-sitive assets and liabilities in order to protect against wide interest rate fluctuations.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)



Capital Resources

   Equity growth in the Company is supported by three methods; retained earn-ings, dividend reinvestment and the exercise of stock options granted to offi-cers. The primary method of supporting growth is achieved through retained earnings. During 1999, the Company paid dividends to stockholders totaling 41.8% of net income. This pay out ratio was 41.9% in 1998 and 36.9% in 1997. Based upon this ratio, earnings retained by the Company fall in the range of 58.2% to 63.1% for the three-year period.

   In addition, the Company employs a dividend reinvestment plan in which each stockholder has the option of participation. The plan provides the Company's stockholders an opportunity to use dividends received to purchase authorized but unissued shares at 95% of the current market price and with no commission.

   Total capital, or shareholders' equity, as of December 31, 1999 was $21.1 million before unrealized gains or losses on investments. This is an increase of 6.3% over the 1998 capital position of $19.9 million.

   The Company accounts for unrealized gains or losses in the investment port-folio by adjusting capital for any after tax effect of that gain or loss at the end of a given accounting period. Net unrealized losses were $1.4 million at December 31, 1999 as compared to unrealized gains of $627 thousand at year-end 1998.

   The Company is required to maintain minimum amounts of capital to total "risk weighted" assets as defined by Federal Reserve Capital Guidelines. Ac-cording to "Capital Guidelines for Bank Holding Companies," the Company is re-quired to maintain a minimum Total Capital to Risk Weighted Asset ratio of 10.0%, a Tier 1 Capital to Risk Weighted Asset ratio of 6.0% and a Tier 1 Cap-ital to Adjusted Average Asset ratio of 5.0%. As of December 31, 1999, the Company maintained these ratios at 15.5%, 14.6%, and 9.7% respectively.

   Book value per share of common stock was $16.91 at December 31, 1999, $17.61 in 1998, and $16.24 in 1997. Cash dividends paid during 1999 were $910 thousand or $.78 per share, and for 1998 and 1997 cash dividends were $810 thousand and $724 thousand respectively. Total shares outstanding at December 31, 1999 and 1998 were 1,165,323 and 1,164,728 respectively.

Year 2000 Issues

   The Company established a Year 2000 Committee in 1997 in preparation for the expected technological needs as related to the century date change. The Company recognized the Year 2000 problem as a significant business issue and developed a plan and timeline to insure a smooth transition into the Year 2000. The Company experienced no hardware or software failures as a result of the century date change.

                                                         Annual Report 1999


Forward-Looking Statements

   In addition to the historical information contained herein, this discussion contains forward-looking statements that involve risks and uncertainties. Eco-nomic circumstances, the operations of the Bank, and the Holding Company's ac-tual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in economic condi-tions in the Company's (or Bank's) market area, changes in policies by regula-tory agencies, fluctuations in interest rates, demand for loans in the Company's market, and competition. Any of these factors could cause actual re-sults to differ materially from historical earnings and those presently antici-pated or projected.

CONSOLIDATED BALANCE SHEETS

December 31, 1999 and 1998


                                                          1999          1998
                                                      ------------  ------------
ASSETS
 Cash and due from banks............................  $  5,260,620  $  5,260,644
 Interest-bearing deposits..........................       100,000         7,585
 Federal funds sold.................................            --    12,007,706
 Investment securities available-for-sale...........    53,169,880    59,007,884
 Loans receivable, net..............................   130,431,636   113,642,610
 Premises and equipment.............................     4,953,723     4,699,797
 Accrued interest receivable........................     1,598,605     1,541,591
 Other real estate owned............................       925,044     1,513,556
 Other assets.......................................     3,333,170     2,589,554
                                                      ------------  ------------
 Total assets.......................................  $199,772,678  $200,270,927
                                                      ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

 Liabilities
 Demand deposits....................................  $ 20,888,591  $ 19,851,650
 Savings and NOW deposits...........................    96,848,391   104,761,151
 Other time deposits................................    59,964,985    53,656,050
                                                      ------------  ------------
 Total deposits.....................................   177,701,967   178,268,851
                                                      ------------  ------------
 Other liabilities
 Securities sold under repurchase agreements........     1,283,324       586,228
 Other liabilities..................................     1,081,526       907,708
                                                      ------------  ------------
 Total other liabilities............................     2,364,850     1,493,936
                                                      ------------  ------------
 Total liabilities..................................   180,066,817   179,762,787
                                                      ------------  ------------

 Shareholders' Equity
 Common stock--$5 par value
  Authorized--5,000,000 shares;
  Outstanding--1,165,323 and 1,164,728 shares.......     5,826,617     5,823,640
 Additional paid-in capital.........................     3,735,576     3,529,294
 Retained earnings..................................    11,572,592    10,528,706
 Accumulated other comprehensive income (loss)......    (1,428,924)      626,500
                                                      ------------  ------------
 Total shareholders' equity.........................    19,705,861    20,508,140
                                                      ------------  ------------
 Total liabilities and shareholders' equity.........  $199,772,678  $200,270,927
                                                      ============  ============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                         Annual Report 1999
Years Ended December 31, 1999, 1998 and 1997

                                                 1999        1998       1997
                                              ----------- ---------- ----------
Interest Income
Loans receivable............................. $10,153,373 $9,591,360 $9,445,708
Investment securities........................   3,589,106  3,176,277  2,385,736
Federal funds sold...........................     194,382    796,291    390,144
                                              ----------- ---------- ----------
Total interest income........................  13,936,861 13,563,928 12,221,588
                                              ----------- ---------- ----------
Interest Expense
Deposits.....................................   6,429,810  7,054,088  6,203,107
Federal funds purchased and securities sold
 under repurchase agreements.................     103,365     11,183     21,737
                                              ----------- ---------- ----------
Total interest expense.......................   6,533,175  7,065,271  6,224,844
                                              ----------- ---------- ----------
Net Interest Income..........................   7,403,686  6,498,657  5,996,744
Provision for loan losses....................     335,000    208,367    202,500
                                              ----------- ---------- ----------
Net interest income after provision for loan
 losses......................................   7,068,686  6,290,290  5,794,244
                                              ----------- ---------- ----------
Non-Interest Income
Income from fiduciary activities.............     528,885    495,398    538,089
Service charges on deposit accounts..........     352,644    321,100    232,219
Other service charges and fees...............     435,847    369,755    314,040
Net securities gains.........................      34,751    204,853      2,806
Other income.................................     224,711    294,443    101,724
                                              ----------- ---------- ----------
Total non-interest income....................   1,576,838  1,685,549  1,188,878
                                              ----------- ---------- ----------
Non-Interest Expenses
Salaries and employee benefits...............   2,953,011  2,708,184  2,208,792
Occupancy expense............................     643,069    632,697    554,192
Deposit insurance premium....................      22,096     20,765     17,082
Other expense................................   2,094,282  2,126,101  1,595,199
                                              ----------- ---------- ----------
Total non-interest expenses..................   5,712,458  5,487,747  4,375,265
                                              ----------- ---------- ----------
Income before income taxes...................   2,933,066  2,488,092  2,607,857
Income tax expense...........................     757,688    557,192    648,025
                                              ----------- ---------- ----------
Net Income................................... $ 2,175,378 $1,930,900 $1,959,832
                                              =========== ========== ==========
Basic Earnings Per Share
 Average shares outstanding..................   1,167,467  1,156,634  1,146,438
 Net income per share of common stock........ $      1.86 $     1.67 $     1.71
Diluted Earnings Per Share
 Average shares outstanding..................   1,187,295  1,176,462  1,162,677
 Net income per share of common stock........ $      1.83 $     1.64 $     1.69

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY

Years Ended December 31, 1999, 1998 and 1997

                                                               Accumulated
                                     Additional                   Other         Total
                           Common     Paid-in     Retained    Comprehensive Shareholders'
                           Stock      Capital     Earnings    Income (Loss)    Equity
                         ----------  ----------  -----------  ------------- -------------
Balance at January 1,
 1997................... $5,666,088  $2,887,618  $ 8,279,343   $   (48,182)  $16,784,867
                         ----------  ----------  -----------   -----------   -----------
Comprehensive income:
 Net income.............         --          --    1,959,832            --     1,959,832
 Net changes in
  unrealized
  appreciation on
  available-for-sale
  securities, net of
  taxes of $164,498.....         --          --           --       319,319       319,319
                         ----------  ----------  -----------   -----------   -----------
  Total comprehensive
   income...............         --          --    1,959,832       319,319     2,279,151
Cash dividends paid --
 $0.63 per share........         --          --     (723,741)           --      (723,741)
Sale of common stock --
 Dividend reinvestment
  plan..................     70,847     265,852           --            --       336,699
 Stock options
  exercised.............     17,195      11,040      (13,093)           --        15,142
                         ----------  ----------  -----------   -----------   -----------
Balance at December 31,
 1997...................  5,754,130   3,164,510    9,502,341       271,137    18,692,118
                         ----------  ----------  -----------   -----------   -----------
Comprehensive income:
 Net income.............         --          --    1,930,900            --     1,930,900
 Net changes in
  unrealized
  appreciation on
  available-for- sale
  securities, net of
  taxes of $176,746.....         --          --           --       355,363       355,363
                         ----------  ----------  -----------   -----------   -----------
  Total comprehensive
   income...............         --          --    1,930,900       355,363     2,286,263
Cash dividends paid --
 $0.70 per share........         --          --     (809,825)           --      (809,825)
Sale of common stock --
 Dividend reinvestment
  plan..................     59,420     280,124           --            --       339,544
 Stock options
  exercised.............     10,090      84,660      (94,710)           --            40
                         ----------  ----------  -----------   -----------   -----------
Balance at December 31,
 1998...................  5,823,640   3,529,294   10,528,706       626,500    20,508,140
                         ----------  ----------  -----------   -----------   -----------
Comprehensive income:
 Net income.............         --          --    2,175,378            --     2,175,378
 Net changes in
  unrealized
  appreciation on
  available-for- sale
  securities, net of
  taxes of $1,058,856...         --          --           --    (2,055,424)   (2,055,424)
                         ----------  ----------  -----------   -----------   -----------
  Total comprehensive
   income (loss)........                           2,175,378    (2,055,424)      119,954
 Cash dividends paid -
  $0.78 per share.......                            (910,279)                   (910,279)
 Stock repurchase.......    (58,385)   (122,510)    (214,349)                   (395,244)
Sale of common stock --
 Dividend reinvestment
  plan..................     56,152     310,127                                  366,279
 Stock options
  exercised.............      5,210      18,665       (6,864)           --        17,011
                         ----------  ----------  -----------   -----------   -----------
Balance at December 31,
 1999................... $5,826,617  $3,735,576  $11,572,592   $(1,428,924)  $19,705,861
                         ==========  ==========  ===========   ===========   ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended December 31, 1999, 1998 and 1997

                                          1999          1998          1997
                                      ------------  ------------  ------------
CASH FLOWS fROM OPERATING ACTIVITIES
Net income..........................  $  2,175,378  $  1,930,900  $  1,959,832
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
 Depreciation.......................       436,631       457,260       419,181
 Provision for loan losses..........       335,000       208,367       202,500
 Net securities gains...............       (34,751)     (204,853)       (2,806)
 (Gain) loss on sale of foreclosed
  real estate.......................       (25,372)      (61,191)        6,633
 Deferred income taxes..............      (159,719)       56,741       107,422
 Loss on sale of equipment..........            --         4,180            --
 Accrued income and other assets....       417,945    (2,471,768)     (288,616)
 Other liabilities..................       173,818       (34,926)       (7,551)
                                      ------------  ------------  ------------
Net cash provided by (used in)
 operating activities...............     3,318,930      (115,290)    2,396,595
                                      ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of
 available-for-sale securities......     6,792,575    13,039,287     5,486,179
Proceeds from sale of available-for-
 sale securities....................     5,906,007    10,316,274     4,362,527
Purchases of available-for-sale
 securities.........................    (9,940,107)  (37,560,041)   (8,172,549)
Increase in interest bearing
 deposits...........................       (92,415)       (7,585)           --
Net change in Federal funds sold....    12,007,706      (451,706)   (7,019,000)
Net increase in loans...............   (17,124,026)   (9,648,049)   (3,694,114)
Proceeds from sale of foreclosed
 real estate........................       711,733       599,196       107,127
Purchase of premises and equipment..      (690,557)   (2,321,097)     (418,901)
Additions to other real estate
 owned..............................       (97,849)     (672,766)     (863,512)
                                      ------------  ------------  ------------
Net cash used in investing
 activities.........................    (2,526,933)  (26,706,487)  (10,212,243)
                                      ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in demand, savings and
 NOW deposit accounts...............    (6,875,819)   22,589,897    (7,583,222)
Net increase in time deposits.......     6,308,935     6,660,376    15,078,142
Net increase in securities sold
 under repurchase agreements........       697,096            --            --
Proceeds from issuance of common
 stock..............................       383,290       339,584       351,841
Dividends paid......................      (910,279)     (809,825)     (723,741)
Repurchase of stock.................      (395,244)           --            --
                                      ------------  ------------  ------------
Net cash provided by (used in)
 financing activities...............      (792,021)   28,780,032     7,123,020
                                      ------------  ------------  ------------
Net increase (decrease) in cash and
 due from banks.....................           (24)    1,958,255      (692,628)
Cash and due from banks at January
 1..................................     5,260,644     3,302,389     3,995,017
                                      ------------  ------------  ------------
Cash and due from banks at December
 31.................................  $  5,260,620  $  5,260,644  $  3,302,389
                                      ============  ============  ============
Supplemental Disclosures:
Interest paid.......................  $  6,490,883  $  7,048,074  $  6,479,608
                                      ============  ============  ============
Income taxes paid...................  $    420,618  $    533,685  $    428,000
                                      ============  ============  ============
Loans transferred to foreclosed real
 estate.............................  $     96,260  $    640,381  $    846,078
                                      ============  ============  ============

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, December 31, 1999, 1998 and 1997

Note 1. Nature of Business and Significant Accounting Policies

Principles of consolidation. The consolidated financial statements of the Com-pany include the accounts of Bay Banks of Virginia, Inc. and its subsidiary, Bank of Lancaster. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of business. Bay Banks of Virginia, Inc. is a bank holding company that conducts substantially all of its operations through its subsidiary, Bank of Lancaster. The Bank is state-chartered and a member of the Federal Reserve System and services individual and commercial customers, the majority of which are in the Northern Neck of Virginia. The Bank has five offices in Virginia; two located in Kilmarnock, one in White Stone, one in Warsaw and one in Montross. Each branch offers a full range of deposit and loan products to its retail and commercial customers. A substantial amount of the Bank's deposits are interest-bearing. The majority of the Bank's loan portfolio is secured by real estate.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The amounts recorded in the financial statements may be af-fected by those estimates and assumptions. Actual results may vary from those estimates.

   Estimates are used primarily in developing the allowance for loan losses, in estimating the economic life of loan fees and costs, in computing deferred tax assets, in determining the estimated useful lives of premises and equip-ment, and in the valuation of other real estate owned.

Securities available-for-sale. Debt and equity securities are classified as available-for-sale and carried at fair value, with unrealized gains and loss-es, net of tax, excluded from income and reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of avail-able-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the in-terest method over the period to maturity.

Loans receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or spe-cific valuation accounts and net of any unearned discount and fees and costs on originating loans.

   Loan origination fees and certain direct origination costs for real estate mortgage loans are capitalized and recognized as an adjustment of the yield of the related loans.

   The accrual of interest on impaired loans is discontinued when, in manage-ment's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is re-versed. Interest income is subsequently recognized only to the extent cash payments are received.

   The allowance for loan losses is increased by charges to income and de-creased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Premises and equipment. Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed prin-cipally by the straight-line method over the estimated useful lives of the premises and equipment.

                                                         Annual Report 1999

Note 1. Nature of Business and Significant Accounting Policies -- (Concluded)

Other real estate owned. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value on the date of foreclosure to establish a new cost basis. After foreclosure, valu-ations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other income.

Income taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax as-sets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Pension benefits. The noncontributory defined benefit pension plan covers sub-stantially all full-time employees. The plan provides benefits that are based on employees' average compensation during the five consecutive years of highest compensation. The funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as may be deter-mined to be appropriate from time-to-time.

Trust assets and income. Assets held by the trust department, other than cash on deposit, are not included in these financial statements, since such items are not assets of the Bank. Trust fees are recorded on the accrual basis.

Earnings per share. Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share. SFAS No. 128, Earnings Per Share, was adopted for 1997 with all prior-period earnings per share data restated. The statement requires dual presentation of earnings per share and diluted earnings per share on the Consolidated Statements of Income and other computa-tional changes. The adoption of SFAS No. 128 did not have a material effect on previously reported earnings per share.

Off-balance-sheet financial instruments. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments such as home eq-uity lines of credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. For further information see Note 12.

Reclassifications. Certain amounts in the financial statements have been re-classified to conform with classifications adopted in 1999.

December 31, 1999, 1998 and 1997


Note 2. Securities Available-for-Sale

   The carrying amount of debt and other securities and their approximate fair values at December 31, 1999 and 1998, follow:

                                                Gross      Gross
                                   Amortized  Unrealized Unrealized
                                     Cost       Gains      Losses   Fair Value
                                  ----------- ---------- ---------- -----------
   December 31, 1999:
    U.S. Treasury securities..... $ 1,538,159 $       -- $   33,869 $ 1,504,290
    U.S. Government agencies.....   9,641,077         --    322,604   9,318,473
    State and municipal
     securities..................  21,651,413    112,289    792,536  20,971,166
    Other securities.............  22,504,268         --  1,128,317  21,375,951
                                  ----------- ---------- ---------- -----------
                                  $55,334,917 $  112,289 $2,277,326 $53,169,880
                                  =========== ========== ========== ===========
   December 31, 1998:
    U.S. Treasury securities..... $ 4,541,642 $   25,251 $       18 $ 4,566,875
    U.S. Government agencies.....  17,123,791    123,513     48,610  17,198,694
    State and municipal
     securities..................  24,829,813    532,103      7,433  25,354,483
    Other securities.............  11,563,395    325,722      1,285  11,887,832
                                  ----------- ---------- ---------- -----------
                                  $58,058,641 $1,006,589 $   57,346 $59,007,884
                                  =========== ========== ========== ===========

   Gross realized gains and gross realized losses on sales of securities were as follows:

                                                         1999     1998    1997
                                                        ------- -------- -------
   Gross realized gains................................ $34,751 $204,853 $21,370
   Gross realized losses............................... $    -- $     -- $18,564

   The scheduled maturities of securities available-for-sale at December 31, 1999, were as follows:

                                                          Available-for-Sale
                                                              Securities
                                                        -----------------------
                                                         Amortized
                                                           Cost     Fair Value
                                                        ----------- -----------
   Due in one year or less............................. $ 1,905,726 $ 1,899,730
   Due from one year to five years.....................  25,589,423  24,838,699
   Due from five to ten years..........................  26,701,372  25,362,054
   Due after ten years.................................   1,138,396   1,069,397
                                                        ----------- -----------
                                                        $55,334,917 $53,169,880
                                                        =========== ===========

   Securities carried at $4,122,998 at December 31, 1999, and $3,542,047 at December 31, 1998, were pledged to secure public deposits as required by law.

                                                         Annual Report 1999


Note 3. Loans

   The components of loans in the balance sheets were as follows:

                                                         1999          1998
                                                     ------------  ------------
   Real estate mortgage loans....................... $ 95,912,493  $ 82,738,989
   Real estate construction loans...................    5,437,685     1,129,746
   Commercial loans.................................   11,081,489    11,678,949
   Installment loans, net...........................   18,673,299    18,696,840
   Net deferred loan costs and fees.................      524,513       410,021
                                                     ------------  ------------
                                                      131,629,479   114,654,545
   Allowance for loan losses........................   (1,197,843)   (1,011,935)
                                                     ------------  ------------
                                                     $130,431,636  $113,642,610
                                                     ============  ============

   Loans upon which the accrual of interest has been discontinued totaled $78,563 at December 31, 1998. There were no non-accrual loans at December 31, 1999.

   An analysis of the change in the allowance for loan losses follows:

                                                1999        1998        1997
                                             ----------  ----------  ----------
   Balance, beginning of year............... $1,011,935  $  860,709  $1,020,104
   Provision for loan losses................    335,000     208,367     202,500
   Recoveries...............................     15,492      19,618       6,295
   Loans charged off........................   (164,584)    (76,759)   (368,190)
                                             ----------  ----------  ----------
   Balance, end of year..................... $1,197,843  $1,011,935  $  860,709
                                             ==========  ==========  ==========

   Loans having carrying values of $96,260 and $640,381 were transferred to foreclosed real estate in 1999 and 1998, respectively.

Note 4. Other Time Deposits

   The aggregate amount of other time deposits each with a minimum denomination of $100,000, was $14,502,942 and $12,551,614 at December 31, 1999 and 1998, re-
spectively.

Note 5. Premises and Equipment

   Components of premises and equipment included in the balance sheets at De-cember 31, 1999 and 1998, were as follows:

                                                             1999       1998
                                                          ---------- ----------
   Land.................................................. $  583,430 $  538,686
   Buildings and improvements............................  3,824,548  3,358,727
   Furniture and equipment...............................  3,886,789  3,706,689
                                                          ---------- ----------
   Total cost............................................  8,294,767  7,604,102
   Less accumulated depreciation.........................  3,341,044  2,904,305
                                                          ---------- ----------
   Net book value........................................ $4,953,723 $4,699,797
                                                          ========== ==========

December 31, 1999, 1998 and 1997


Note 6. Income Taxes

   The provision for income taxes consisted of the following for the years ended December 31:

                                                       1999     1998      1997
                                                     -------- --------  --------
   Currently payable................................ $597,969 $613,933  $540,603
   Deferred.........................................  159,719  (56,741)  107,422
                                                     -------- --------  --------
                                                     $757,688 $557,192  $648,025
                                                     ======== ========  ========

   The reasons for the differences between the statutory Federal income tax rates and the effective tax rates are summarized as follows:

                                                            1999   1998   1997
                                                            -----  -----  -----
   Statutory rates......................................... 34.0%  34.0%  34.0%
   Increase (decrease) resulting from:
   Effect of tax-exempt income.............................  (8.1) (12.1)  (9.2)
   Other, net..............................................   (.1)    .5     --
                                                            -----  -----  -----
                                                            25.8%  22.4%  24.8%
                                                            =====  =====  =====

   The components of the net deferred tax assets and liabilities included in other assets (liabilities) are as follows at December 31:

                                                  1999       1998       1997
                                               ----------  ---------  ---------
   Deferred tax assets
    Allowance for loan losses................  $  284,189  $ 220,981  $ 169,564
    Net unrealized loss on available-for-sale
     securities..............................     736,112         --         --
    Deferred compensation....................     123,156    121,543    110,672
    Other, net...............................      40,614     26,978     27,296
                                               ----------  ---------  ---------
                                                1,184,071    369,502    307,532
                                               ----------  ---------  ---------
   Deferred tax liabilities
    Net unrealized gain on available-
     for-sale securities.....................          --   (322,743)  (145,997)
    Pension plan.............................     (93,718)   (84,682)   (75,371)
    Depreciation.............................    (121,056)   (49,121)   (13,064)
    Deferred loan fees and costs.............    (322,531)  (159,713)  (212,951)
    Other, net...............................     (28,217)   (33,830)   (20,731)
                                               ----------  ---------  ---------
                                                 (565,522)  (650,089)  (468,114)
                                               ----------  ---------  ---------
    Net deferred tax asset (liability).......  $  618,549  $(280,587) $(160,582)
                                               ==========  =========  =========

                                                         Annual Report 1999


Note 7. Pension Plan

   The following tables set forth the Pension Plan's changes in benefit obliga-tion, plan assets, funded status, assumptions and the components of net peri-odic benefit cost recognized in the Bank's financial statements at December 31:

                                                            1999        1998
                                                         ----------  ----------
   Change in benefit obligation
   Benefit obligations at beginning of year............. $1,490,044  $1,263,114
   Service cost.........................................     93,176      82,844
   Interest cost........................................    110,157      99,089
   Actuarial gain.......................................     53,666      94,005
   Benefits paid........................................   (515,737)    (49,008)
                                                         ----------  ----------
   Benefit obligation at end of year....................  1,231,306   1,490,044
                                                         ----------  ----------
   Change in plan assets
   Fair value of plan assets at beginning of year.......  1,469,156   1,409,704
   Actual return on plan assets.........................     72,667      17,432
   Employer contributions...............................    108,578      91,028
   Benefits paid........................................   (515,737)    (49,008)
                                                         ----------  ----------
   Fair value of plan assets at end of year.............  1,134,664   1,469,156
                                                         ----------  ----------
   Funded status........................................    (96,642)    (20,888)
   Unrecognized prior service cost......................    156,106     172,478
   Unrecognized transition obligation...................    (73,229)    (91,535)
   Unrecognized actuarial gain (loss)...................    289,773     189,011
                                                         ----------  ----------
   Prepaid benefit cost................................. $  276,008  $  249,066
                                                         ==========  ==========
   Weighted-average assumptions as of December 31:
   Discount rate........................................       7.5%        7.5%
   Expected return on plan assets.......................       9.0%        9.0%
   Rate of compensation increase........................       5.0%        5.0%

                                                  1999       1998       1997
                                                ---------  ---------  ---------
   Components of net periodic benefit cost
   Service cost................................ $  93,176  $  82,844  $  65,953
   Interest cost...............................   110,157     99,089     84,486
   Expected return on plan assets..............  (122,116)  (116,342)  (105,948)
   Amortization of deferred actuarial gain.....     2,353         --         --
   Amortization of prior service cost..........    16,372     16,372     16,372
   Amortization of transition obligation.......   (18,306)   (18,306)   (18,306)
                                                ---------  ---------  ---------
   Net periodic benefit cost................... $  81,636  $  63,657  $  42,557
                                                =========  =========  =========

December 31, 1999, 1998 and 1997


Note 8. Defined Contribution Retirement Plan

   The Company has a 401(k) retirement plan covering substantially all employ-ees who have completed six months of service. Employees may contribute up to 15% of their salaries and the Company matches 100% of the first 2% and 25% of the next 2% of employees' contributions. Additional contributions can be made at the discretion of the Board of Directors. Total contributions to the plan were $41,452, $36,321 and $31,663 in 1999, 1998 and 1997, respectively.

Note 9. Employee Stock Ownership Plan

   The Company has a noncontributory Employee Stock Ownership Plan for the benefit of all eligible employees who have completed twelve months of service and who have attained the age of 21. Contributions to the plan are at the dis-cretion of the Board of Directors. Contributions to the plan were $80,000 in 1999, 1998 and 1997, respectively.

Note 10. Shareholders' Equity

   The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $5 per share. No preferred stock had been issued. The rights and preferences of any preferred shares will be determined by the Board of Di-rectors upon issuance of the stock.

   The Company has a dividend reinvestment plan under which shareholders may choose to receive additional shares of common stock in lieu of cash dividends. Shares are issued at 95% of the market price on the dividend payment date. Be-ginning January 1, 2000, dividend reinvestment plan shares will be issued at 100% of market price. Shares totaling 11,231 and 11,884 were issued in 1999 and 1998, respectively.

Note 11. Stock Option Plan

   The Company has two incentive stock option plans. The 1985 incentive stock option plan expired in 1995 and no additional shares may be granted under this plan. Under the incentive stock option plan adopted in 1994, the Company may grant options to certain key employees for up to 75,000 shares. At December 31, 1999, the 1994 plan had 49,808 shares available for grant. Under both plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. Options granted are exercisable only after meeting certain perfor-mance targets during a specified time period. If the targets are not met, the options lapse.

                                                         Annual Report 1999

Note 11. Stock Option Plan -- (Concluded)

   A summary of the status of the incentive stock option plans as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:

                                     Exercisable Stock Options
                             ------------------------------------------
                             Outstanding Granted  Exercised Outstanding
                              Beginning   During   During     At End
                               of Year   the Year the Year    of Year
                             ----------- -------- --------- -----------
   1999
    Shares..................    40,150     7,662    (1,250)    46,562
    Weighted average
     exercise price.........   $ 16.45   $ 27.50   $ 19.10    $ 18.79
   1998
    Shares..................    39,550     5,900    (5,300)    40,150
    Weighted average
     exercise price.........   $ 15.62   $ 23.50   $ 18.07    $ 16.45
   1997
    Shares..................    31,148    12,450    (4,048)    39,550
    Weighted average
     exercise price.........   $ 14.04   $ 17.00   $  7.73    $ 15.62

   At December 31, 1999, exercise prices on outstanding options ranged from $11.00 to $27.50 per share and the weighted average remaining contractual life was 6.29 years.

   The Company accounts for its stock option plans in accordance with APB Opin-ion No. 25, Accounting for Stock Issued to Employees, which does not allocate costs to stock options granted at current market values. The Company could, as an alternative, allocate costs to stock options using option pricing models, as provided in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Because of the limited number of options granted and the limited amount of trading activity in the Company's stock, management be-lieves that the Company's stock options are best accounted for in accordance with APB Opinion No. 25.

   However, had the Company accounted for its stock options in accordance with SFAS No. 123, net earnings and earnings per share would have been as follows for each of the years ending December 31,

                                                    1999      1998      1997
                                                  --------  --------  --------
   Pro-forma reduction in net income............. $(38,000) $(16,000) $(13,000)
                                                  ========  ========  ========
   Pro-forma earnings per share.................. $   1.83  $   1.66  $   1.70
                                                  ========  ========  ========

   Pro-forma amounts were computed using a 6% discount rate over the term of the options and dividend rates which approximate current payments.

Note 12. Financial Instruments

   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These finan-cial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

December 31, 1999, 1998 and 1997

Note 12. Financial Instruments -- (Concluded)

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commit-ments and conditional obligations as it does for on-balance-sheet instruments.

   Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition estab-lished in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commit-ment amounts do not necessarily represent future cash requirements. The Com-pany evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; in-ventory, property, plant, and equipment; and income-producing commercial prop-erties.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, in-cluding commercial paper, bond financing, and similar transactions.

   A summary of the notional amounts of financial instruments with off-bal-ance-sheet risk at December 31, 1999 and 1998, follows:

                                                           1999        1998
                                                        ----------- -----------
   Home equity lines available......................... $ 5,395,650 $ 5,867,537
   Credit card lines available.........................   2,691,680   2,515,440
   Unused real estate loan commitments.................   6,525,165   4,084,702
   Unused dealer floor plan commitments................   1,961,720     379,070
   Overdraft protection available......................     712,270     597,213
   Standby letters of credit...........................     171,600     232,150
                                                        ----------- -----------
   Total commitments to extend credit.................. $17,458,085 $13,676,112
                                                        =========== ===========

   Included above, commitments to extend credit to directors and their related interests were $1,508,863 and $1,029,632 in 1999 and 1998, respectively.

Note 13. Significant Group Concentration of Credit Risk

   Most of the Company's business activity is with customers located in the counties of Lancaster and Northumberland, Virginia. The Company makes residen-tial, commercial and consumer loans and approximately 77% of the loan portfo-lio is composed of real estate mortgage loans, which primarily are for single-family residences. The adequacy of collateral on real estate mortgage loans is highly dependent on changes to real estate values.

                                                         Annual Report 1999


Note 14. Related Parties

   The Company has entered into transactions with its directors and principal officers of the Company, their immediate families and affiliated companies in which they are the principal stockholders (related parties). The aggregate amount of loans to such related parties was approximately $3,763,000 and $2,598,000 at December 31, 1999 and 1998, respectively. All such loans, in the opinion of the management, were made in the normal course of business on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions.

Note 15. Commitments and Contingencies

   In the ordinary course of business, the Company has various outstanding com-mitments and contingent liabilities that are not reflected in the accompanying financial statements. At December 31, 1999, the Company was not involved in any litigation.

Note 16. Fair Value of Financial Instruments

   The estimated fair values of the financial instruments at December 31, 1999, are shown in the following table. The carrying amounts in the table are in-cluded in the balance sheet under the applicable captions.

                                                                 Dollars in
                                                                  Thousands
                                                              -----------------
                                                              Carrying   Fair
                                                               Amount   Value
                                                              -------- --------
   Financial assets:
    Cash and due from banks.................................. $  5,261 $  5,261
    Demand deposits..........................................      100      100
    Securities available-for-sale............................   53,170   53,170
    Loans, net of allowance for loan losses..................  130,432  129,506
   Financial liabilities:
    Non-interest bearing deposits............................   20,889   22,623
    Savings and NOW deposits.................................   96,848   96,848
    Other time deposits......................................   59,965   59,532
   Off-balance-sheet liabilities:
    Commitments to extend credit.............................   17,458   17,458

   The above presentation of fair values is required by Statement on Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instru-ments. The fair values shown do not necessarily represent the amounts which would be received on immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts pre-sented do not represent the underlying value of the Company.

December 31, 1999, 1998 and 1997

Note 16. Fair Value of Financial Instruments -- (Concluded)

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

   Fair values for off-balance-sheet lending commitments approximates the car-rying value.

Note 17. Restrictions on Retained Earnings

     Federal regulations limits the payment of dividends in any calendar year to the net profits for the year combined with the retained net profits of the preceding two calendar years, without prior approval of the regulators.

Note 18. Regulatory Matters

   The Company is subject to various regulatory capital requirements adminis-tered by the federal banking agencies. Failure to meet minimum capital re-quirements can initiate certain mandatory--and possibly additional discretion-ary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guide-lines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as cal-culated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 1999, the Company met all capital adequacy requirements to which it is subject.

   The Company is subject to the following capital requirements:

                                                                         Actual
                                                             Regulatory December
                                                              Minimum     1999
                                                             ---------- --------
   Total capital to risk weighted assets....................    10.0     15.49
   Tier 1 capital to risk weighted assets...................     6.0     14.58
   Tier 1 capital to adjusted average assets................     5.0      9.71

INDEPENDENT AUDITORS' REPORT


[EGGLESTON SMITH P.C. LOGO

Eggleston Smith, PC
Certified Public Accountants and Consultants
603 Pilot House Drive
Suite 400
Newport News, Virginia 23606]

To the Board of Directors
Bay Banks of Virginia, Inc.
Kilmarnock, Virginia

We have audited the accompanying consolidated balance sheets of Bay Banks of Virginia, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and changes in shareholders' eq-uity for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Banks of Vir-ginia, Inc. and subsidiary as of December 31, 1999 and 1998, and the consoli-dated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally ac-cepted accounting principles.

January 31, 2000

Newport News, Virginia
                                              /S/ EGGLESTON SMITH P.C.

TEN YEAR COMPARISON OF EARNINGS AND DIVIDENDS




Ten Year Comparison of Earnings and Divideds

                                                             Earnings
                                          Net     Dividends Per Common Dividends
                                         Income     Paid      Share*   Per Share
                                       ---------- --------- ---------- ---------
     1990............................. $1,084,450 $358,845     1.09      0.36
     1991.............................  1,143,747  397,891     1.12      0.39
     1992.............................  1,302,311  437,638     1.25      0.42
     1993.............................  1,510,011  476,530     1.42      0.45
     1994.............................  1,378,185  529,060     1.28      0.49
     1995.............................  1,523,831  581,172     1.39      0.53
     1996.............................  1,831,616  642,102     1.64      0.58
     1997.............................  1,959,832  723,741     1.71      0.63
     1998.............................  1,930,900  809,825     1.67      0.70
     1999.............................  2,175,378  910,279     1.86      0.78

Ten Year Comparison of Financial Condition

                                Securities     Loans    Total Assets  Deposits
                                ----------- ----------- ------------ -----------
     1990...................... $20,991,291 $62,549,697 $89,336,951  $78,097,670
     1991......................  23,695,961  72,517,658 105,437,755   94,529,157
     1992......................  26,623,125  80,126,043 119,380,580  107,399,662
     1993......................  44,668,423  80,178,153 140,445,645  127,024,243
     1994......................  52,293,024  87,642,815 150,646,340  136,950,209
     1995......................  46,000,953  93,212,634 156,167,460  140,289,333
     1996......................  45,249,656 100,711,314 159,333,211  142,109,886
     1997......................  44,066,442 104,202,928 169,006,071  149,604,806
     1998......................  59,007,884 113,642,610 200,270,927  178,268,851
     1999......................  53,169,880 130,431,636 199,772,678  177,701,967

* Per share data is adjusted for a 10% stock dividend in 1989, a 2 for 1 stock split in 1991, and a 2 for 1 stock split in 1996.

                                      30