Form 10-K, Exhibit 13
period 2000-12-31
BAY BANKS OF VIRGINIA INC
filed 2001-04-02
CIK 1034594

EX-13.0

                                 ANNUAL REPORT

                                  Exhibit 13.0


FINANCIAL HIGHLIGHTS, Annual Report 2000

(Dollars in Thousands except per share amounts)



At Year End                                                2000               1999             % Change
-----------                                                ----               ----             --------
Assets                                                 $225,170           $199,773              12.7%
Loans (Net)                                             147,678            130,432              13.2%
Deposits                                                200,018            177,702              12.6%
Stockholders' Equity
  before SFAS 115 Adjustment                             21,546             21,135               1.9%
  after SFAS 115 Adjustment                              21,287             19,706               8.0%
Book Value per share
  before SFAS 115 Adjustment                           $  18.54           $  18.14               2.2%
  after SFAS 115 Adjustment                            $  18.32           $  16.91               8.3%


Averages for the Year

Assets                                                 $212,916           $198,668               7.2%
Loans (Net)                                             140,596            118,861              18.3%
Deposits                                                183,791            176,094               4.4%
Stockholders' Equity after SFAS 115                      20,115             20,024               0.5%


For the Year

Interest Income                                        $ 15,356           $ 13,937              10.2%
Interest Expense                                          8,303              6,533              27.1%
Net Interest Income                                       7,053              7,404              -4.7%
Net Income                                                1,613              2,175             -25.9%
  per share                                            $   1.39           $   1.86             -25.3%
Cash Dividends                                              997                910               9.5%
  per share                                            $   0.86           $   0.78              10.3%


Significant Ratios

Risk Based Capital:
  Total Capital to Risk Weighted Assets                    13.6%              15.5%
  Tier 1 Capital to Risk Weighted Assets                   12.7%              14.6%
  Leverage Ratio                                            8.3%               9.7%
Return on Average Assets                                    0.8%               1.1%
Return on Average Equity                                    8.0%              10.9%
Loan Loss Reserve to Loans                                  0.9%               0.9%




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

Bay Banks of Virginia, Inc., is a bank holding company, organized under the laws of Virginia on February 10, 1997. As of July 1, 1997, Bay Banks of Virginia, Inc., assumed ownership of 100% of the stock of the Bank of Lancaster. Prior to this date the Company operated as the Bank of Lancaster. In August of 1999, Bay Banks of Virginia formed Bay Trust Company. This subsidiary of the Holding Company was created to purchase the assets of the trust department of the Bank of Lancaster. This sale and transfer of assets was completed on December 31, 1999. As of January 1, 2000, the bank no longer owned or managed the trust function, and Bay Trust Company began operations as a subsidiary of Bay Banks of Virginia.

SUMMARY FINANCIAL INFORMATION

2000 Compared to 1999

Bay Banks of Virginia, Inc. recorded earnings for 2000 of $1,612,620 or $1.39 per share as compared to 1999 earnings of $2,175,378 and $1.86 per share. This is a decrease in net income of 25.9% over the prior period. Net interest income for 2000 decreased to $7,052,957, down 4.7% as compared to $7,403,686 for 1999.
Non-interest income, before net securities gains, for 2000, increased to $1,718,166 as compared to 1999 non-interest income, before net securities gains, of $1,542,087. Other non-interest expenses increased to $6,387,875, up 11.8% over 1999 non-interest expenses of $5,712,458.


1999 Compared to 1998

     Earnings for the Bay Banks of Virginia, Inc., were $2,175,378 for 1999, up 12.7% as compared to 1998 earnings of $1,930,900. 1999 earnings per share were $1.86 as compared to 1998 earnings per share of $1.67. Net interest income was $7,403,686 for 1999 as compared to $6,498,657 for 1998. This represents an increase of 13.9% over net interest income for 1998. Non-interest income, before net securities gains, for 1999 was $1,542,087, up 4.1% over 1998 non-interest income, before net securities gain, of $1,480,696. Non-interest expenses for 1999 were $5,712,458, up 4.1% as compared to 1998 non-interest expenses of $5,487,747.


FINANCIAL ANALYSIS

Net Interest Income

     The principal source of earnings for the Company is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid on deposits and other sources of funding. It is effected by variations in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the levels of non-performing assets.

     Net interest income was $7.1 million in 2000, $7.4 million in 1999 and $6.5 million in 1998. This represents a decrease in net interest income of 4.7% for 2000 as compared to 1999 and an increase of 13.9% for 1999 over 1998.

     There were three reasons for the decrease in net interest income during 2000. First, competition for deposits placed downward pressure on the Company's net interest margin throughout most of 2000. Local competition during the second through fourth quarters of 2000 resulted in rapid increases in certificate of deposit rates in the Company's market. Second, and in addition to increased competitive pressures during 2000, the prime rate of interest increased 150 basis points during the first two quarters. The Bank of Lancaster offers a savings account based on the prime rate with balances at year-end 2000 of $37.8 million. As prime increased, the cost of these funds also increased. These economic conditions resulted in a diminishing net interest margin throughout 2000. Third, strong loan growth throughout 2000 resulted in the necessity for short-term alternative funding sources. During the third and fourth quarter the Bank utilized short-term Federal Home Loan Bank advances to fund loan growth. These advances proved expensive for the Bank as they were priced against the short end of the yield curve, which reached record highs during 2000.

     In reviewing net interest income, the impact of these factors becomes apparent by comparing interest expense in 2000, 1999 and 1998. Interest expense was $8.3 million for 2000, $6.5 million for 1999, and $7.1 million for 1998. This represents an increase in interest expense of $1.8 million or 27.1% between 2000 and 1999. Net interest yield on earning assets on a fully tax equivalent basis was 3.8%, 4.2% and 3.9% for 2000, 1999 and 1998 respectively.


Non-Interest Income

     Total non-interest income increased to $1.8 million for 2000 from $1.6 million in 1999 and $1.7 million in 1998. This represents an increase of 12.4% for 2000 over 1999 and a decrease of 6.4% for 1999 over 1998.

     Non-interest income is composed of income from fiduciary activities (Bay Trust Company), service charges on deposit accounts, other service charges and fees, gains on securities, and other miscellaneous income. Fiduciary income improved by $141 thousand during 2000 for an increase of 26.7% as compared to 1999. Fiduciary income increased by $33 thousand or 6.8% between 1999 and 1998. Service charges on deposits increased by $12 thousand, while other service charges increased by $50 thousand during 2000 as compared to 1999. Other income includes lease income, gains on the sale of foreclosed property, gains on the sale of fixed assets, and other income. Other income decreased between 2000 and 1999 to $197 thousand from $225 thousand, a decrease of 12.5%. Other income for 1998 was $294 thousand.

     While securities trading is not part of the core operating business of the Company and is therefore not budgeted, the Company may sell a portion of it's investment portfolio as a means to fund loan growth. Sales of securities during 2000 resulted in net gains of $54 thousand. Consistent loan growth throughout 2000 created the need to liquidate a portion of the investment portfolio. This was accomplished in the fourth quarter with the sale of $3.2 million in bonds for a net gain of $54 thousand.


Non-Interest Expense

     During 2000, non-interest expense increased to $6.4 million from $5.7 million in 1999 and $5.5 million in 1998. This represents an increase of 11.8% for 2000 over 1999 and 4.1% for 1999 over 1998. Non-interest expense is composed of salaries and benefits, occupancy expense, FDIC assessments, and other expense. Salary and benefit expense is the major component of non-interest expense, and has increased 16.1% and 9.0% for 2000 and 1999, respectively. Bank of Lancaster purchased two branches of a regional bank in the fourth quarter of 2000. Staff increases related to this acquisition and other additional staffing resulted in a portion of the increase in salaries and benefits.

     Occupancy expense for 2000 was $653 thousand as compared to $643 thousand for 1999. This is an increase of 1.6% for 2000 over 1999. For the comparable period, 1999 over 1998, occupancy expense also increased 1.6%. Other expense for 2000 was $2.3 million as compared to $2.1 million for 1999. This was an increase in other expense of 8.4% for 2000 over 1999.

     During 2000, the Company absorbed approximately $124 thousand in non-recurring expense. Approximately $23 thousand of this expense related to the establishment of a new location for Bay Trust Company on Main Street in Kilmarnock. The balance, approximately $101 thousand, was related to three Bank events. The first was the Bank's purchase of two branches of a regional bank in Northumberland County, resulting in expense for training and orientation of staff for the new branches. The second event related to the Bank's purchase and disposition of a third branch of the same regional bank located in Kilmarnock, resulting in legal and administrative expense. The third event related to the extensive renovation of the Bank's existing operations center, resulting in expense to prepare for the renovation.


Assets

     As of December 31, 2000, the Company had total assets of $225.2 million as compared to 1999 balances of $199.8 million. Total assets increased by 12.7% for 2000 as compared to 1999. Loan growth was strong throughout 2000 while deposit growth was minimal throughout the majority of the year. Net deposits increased during the fourth quarter as a result of the acquisition of two branch locations in Northumberland County. At year-end 2000, deposits totaled $200.0 million as compared to $177.7 million at year-end 1999, an increase of 12.6%.


Loans

     Loan demand was heavy throughout 2000 as balances increased by $17.3 million or 13.2%. Year-end 2000 net loan balances were $147.7 million as compared to $130.4 million at year-end 1999. The loan portfolio is mainly composed of residential first mortgages. Real estate mortgage and construction loans in aggregate increased to $116.5 million during 2000, from a total of $101.4 million at year-end 1999. Commercial loan balances increased to $11.3 million from $11.1 million, and consumer installment loans increased to $20.6 million from $18.7 million for 2000 over 1999, respectively. At year-end 2000, residential mortgages comprised 78.6% of total loans, commercial loans were 7.6% and consumer installment loans were 13.8%.

Provision and Allowance for Loan Losses

     The provision for loan losses is a charge against earnings that is necessary to maintain the allowance for loan losses at a level consistent with management's evaluation of the loan portfolio's inherent risk. The 2000 provision was $250 thousand as compared to $335 thousand for 1999. Loans charged off during 2000 totaled $94 thousand versus $165 thousand for 1999. Recoveries were $16 thousand and $15 thousand for 2000 and 1999, respectively. The allowance for loan losses, as a percentage of year-end loans, was 0.9% for both 2000 and 1999.

     As of December 31, 2000, loans upon which the accrual of interest had been discontinued were $25 thousand. There were no loans upon which the accrual of interest had been discontinued at year-end 1999. Other real estate owned, including foreclosed property, at year-end 2000 was $805 thousand as compared to $925 thousand for 1999. The Company maintains properties in other real estate owned at fair value and expects no losses.

     Loans still accruing interest but delinquent ninety days or more were $758 thousand, or 0.5%, of total loans at December 31, 2000. These balances were $835 thousand, or 0.6%, for the comparable period in 1999.

     The allowance for loan losses is analyzed for adequacy on a quarterly basis to determine the required amount of provision. A loan-by-loan review is conducted on all classified loans. Inherent losses on these individual loans are determined and these losses are compared to historical loss data for each loan type. Management then reviews the various analyses and determines the appropriate allowance. As of December 31, 2000, management considers the allowance for loan losses to be a reasonable estimate of potential loss exposure inherent in the loan portfolio.


Deposits

     As of December 31, 2000, the Company maintained total deposits of $200.0 million. This compares to $177.7 million for 1999. Deposits increased by 12.5% for 2000 as compared to 1999. Demand deposits increased to $23.7 million during 2000 from $20.9 million at year-end 1999. Savings and NOW account balances increased to $100.5 million during 2000 from $96.8 million at year-end 1999. Other time deposits grew to $75.9 million from $60.0 million at year-end 1999.


Securities

     As of December 31, 2000, total investment securities were $52.6 million. Year-end balances for 1999 were $53.2 million. The Company decreased investment balances during 2000 partly due to funding needs associated with increasing loan demand. All of the Company's securities are classified as available for sale. Available for sale securities are eligible for sale for general liquidity needs, should loan demand require funding, or if prepayment risk requires action. Available for sale securities are carried at fair market value. Throughout 2000, the Company received $6.2 million in sales and maturities from the investment portfolio, and purchased $3.8 million.


Liquidity, Interest Rate Sensitivity and Inflation

     Sources of liquidity include core deposits, the investment portfolio and balances held as Federal Funds sold. Cash flows are managed to ensure availability of liquidity to fund loan growth or unanticipated declines in deposit balances. As of December 31, 2000, approximately 9.6% of the investment portfolio will mature within one year or less. This compares to a 3.6% maturity ratio for 1999. At year-end 2000, the Company had approximately $5.0 million in securities with maturities of one year or less and $4.8 million in Federal Funds sold balances. Additional liquidity sources include overnight lines of credit with corresponding banks equaling $15.9 million and available credit at the Federal Home Loan Bank of Atlanta in the amount of $20.0 million.

     The Company employs a variety of measurement techniques to identify and manage its exposure to changing interest rates and subsequent changes in liquidity. The company utilizes an advanced simulation model that estimates interest income volatility and interest rate risk, and regularly investigates potential external influences. In addition, the Company utilizes an Asset Liability Committee composed of appointed members from management and the Board of Directors. The end result is significant managerial attention to interest income volatility that may result from changes in the level of interest rates, basic interest rate spreads, the shape of the yield curve and changing product patterns.

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

     Rising interest rates in 2000 resulted in a narrowing spread in net interest margins within the Bank. Net interest yield on average earning assets was 3.8% in 2000, down from 4.2% in 1999. Coupled with the Bank's short term liability sensitivity, this caused net interest income to decline from $7.4 million in 1999 to $7.1 million in 2000.

     Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management attempts to maintain a favorable position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.


Capital Resources

     Equity growth in the Company is supported by three methods; retained earnings, dividend reinvestment and the exercise of stock options granted to officers.The primary method of supporting growth is achieved through retained earnings.During 2000, 61.8% of net income was paid to stockholders as dividends. This pay out ratio was 41.8% in 1999 and 41.9% in 1998. A portion of the Company's stock repurchases also reduces retained earnings. After accounting for dividends and stock repurchases, the Company retained between 17.1% and 53.2% of net income in the prior three years.

     In addition, the Company employs a dividend reinvestment plan in which each stockholder has the option to participate. The plan provides the Company's stockholders an opportunity to use dividends received to purchase authorized but unissued shares at the current market price and with no commission.

     Total capital, or shareholders' equity, as of December 31, 2000 was $21.5 million before unrealized gains or losses on investments. This is an increase of 1.9% over the 1999 capital position of $21.1 million.

     The Company accounts for unrealized gains or losses in the investment portfolio by adjusting capital for any after tax effect of that gain or loss at the end of a given accounting period. Net unrealized losses were $260 thousand at December 31, 2000, as compared to unrealized losses of $1.4 million at year-end 1999.

     The Company is required to maintain minimum amounts of capital to total "risk weighted" assets as defined by Federal Reserve Capital Guidelines. According to "Capital Guidelines for Bank Holding Companies," the Company is required to maintain a minimum Total Capital to Risk Weighted Asset ratio of 10.0%, a Tier 1 Capital to Risk Weighted Asset ratio of 6.0% and a Tier 1 Capital to Adjusted Average Asset ratio of 5.0%. As of December 31, 2000, the Company maintained these ratios at 13.6%, 12.7%, and 8.3%, respectively.

     Book value per share of common stock was $18.32 on December 31, 2000, $16.91 on December 31, 1999, and $17.61 on December 31, 1998. Cash dividends paid during 2000 were $997 thousand or $0.86 per share. In 1999 and 1998, cash dividends paid were $910 thousand and $810 thousand, respectively. Total shares outstanding on December 31, 2000 and 1999 were 1,161,968 and 1,165,323, respectively.


Forward-Looking Statements

     In addition to the historical information contained herein, this discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the operations of the Bank, and the Holding Company's actual results could differ significantly from those discussed in the forward looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in economic conditions in the Company's (or Bank's) market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market, and competition. Any of these factors could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

                          BAY BANKS OF VIRGINIA, INC.

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999


                                                                        2000           1999
                                                                ------------   ------------
ASSETS

Cash and due from banks                                         $  6,538,567   $  5,260,620
Interest-bearing deposits                                            100,000        100,000
Federal funds sold                                                 4,757,000              -
Investment securities available-for-sale                          52,582,952     53,169,880
Loans receivable, net                                            147,677,876    130,431,636
Premises and equipment, net                                        6,778,080      4,953,723
Accrued interest receivable                                        1,778,791      1,598,605
Other real estate owned                                              804,507        925,044
Other assets                                                       4,151,837      3,333,170
                                                                ------------   ------------

                  Total assets                                  $225,169,610   $199,772,678
                                                                ============   ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Demand deposits                                                 $ 23,657,690   $ 20,888,591
Savings and NOW deposits                                         100,481,431     96,848,391
Other time deposits                                               75,878,971     59,964,985
                                                                ------------   ------------

                  Total deposits                                 200,018,092    177,701,967
                                                                ------------   ------------

OTHER LIABILITIES
Securities sold under repurchase agreements                        2,805,091      1,283,324
Other liabilities                                                  1,059,635      1,081,526
                                                                ------------   ------------

                  Total other liabilities                          3,864,726      2,364,850
                                                                ------------   ------------

                  Total liabilities                              203,882,818    180,066,817
                                                                ------------   ------------

SHAREHOLDERS' EQUITY
Common stock -                                                  $5 par value
  Authorized - 5,000,000 shares;
  Outstanding - 1,161,968 and 1,165,323 shares                     5,809,841      5,826,617
Additional paid-in capital                                         3,887,823      3,735,576
Retained earnings                                                 11,848,640     11,572,592
Accumulated other comprehensive loss                                (259,512)    (1,428,924)
                                                                ------------   ------------

                  Total shareholders' equity                      21,286,792     19,705,861
                                                                ------------   ------------

                  Total liabilities and shareholders' equity    $225,169,610   $199,772,678
                                                                ============   ============


See Notes to Consolidated Financial Statements.

                          BAY BANKS OF VIRGINIA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2000, 1999 and 1998

                                                  2000         1999         1998
                                                  ----         ----         ----

INTEREST INCOME
Loans receivable                               $11,996,298  $10,153,373  $ 9,591,360
Investment securities:
  Taxable                                        2,589,620    2,746,521    2,131,291
  Tax-exempt                                       623,527      842,585    1,044,986
Federal funds sold                                 146,178      194,382      796,291
                                               -----------  -----------  -----------

   Total interest income                        15,355,623   13,936,861   13,563,928
                                               -----------  -----------  -----------

INTEREST EXPENSE
Deposits                                         7,740,488    6,429,810    7,054,088
Federal Home Loan Bank borrowings                  377,484            -            -
Federal funds purchased and securities sold
 under repurchase agreements                       184,694      103,365       11,183
                                               -----------  -----------  -----------

   Total interest expense                        8,302,666    6,533,175    7,065,271
                                               -----------  -----------  -----------

NET INTEREST INCOME                              7,052,957    7,403,686    6,498,657

Provision for loan losses                          250,000      335,000      208,367
                                               -----------  -----------  -----------
   Net interest income after provision
    for loan losses                              6,802,957    7,068,686    6,290,290
                                               -----------  -----------  -----------

NON-INTEREST INCOME
Income from fiduciary activities                   669,892      528,885      495,398
Service charges on deposit accounts                364,837      352,644      321,100
Other service charges and fees                     486,722      435,847      369,755
Net securities gains                                53,793       34,751      204,853
Other income                                       196,714      224,711      294,443
                                               -----------  -----------  -----------

   Total non-interest income                     1,771,958    1,576,838    1,685,549
                                               -----------  -----------  -----------

NON-INTEREST EXPENSES
Salaries and employee benefits                   3,428,215    2,953,011    2,708,184
Occupancy expense                                  653,389      643,069      632,697
Deposit insurance premium                           35,933       22,096       20,765
Other expense                                    2,270,338    2,094,282    2,126,101
                                               -----------  -----------  -----------

   Total non-interest expenses                   6,387,875    5,712,458    5,487,747
                                               -----------  -----------  -----------

Income before income taxes                       2,187,040    2,933,066    2,488,092
Income tax expense                                 574,420      757,688      557,192
                                               -----------  -----------  -----------

NET INCOME                                     $ 1,612,620  $ 2,175,378  $ 1,930,900
                                               ===========  ===========  ===========

BASIC EARNINGS PER SHARE
 Average shares outstanding                      1,159,349    1,167,467    1,156,634
 Net income per share of common stock                $1.39        $1.86        $1.67

DILUTED EARNINGS PER SHARE
 Average shares outstanding                      1,181,202    1,187,295    1,176,462
 Net income per share of common stock                $1.37        $1.83        $1.64

See Notes to Consolidated Financial Statements.

                          BAY BANKS OF VIRGINIA, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years Ended December 31, 2000, 1999 and 1998


                                                                             Accumulated
                                                 Additional                     Other           Total
                                      Common       Paid-in      Retained    Comprehensive   Shareholders'
                                       Stock       Capital      Earnings    Income (Loss)       Equity
                                    -----------  -----------  ------------  --------------  --------------

Balance at January 1, 1998          $5,754,130   $3,164,510   $ 9,502,341     $   271,137     $18,692,118
                                    ----------   ----------   -----------   -------------     -----------
  Comprehensive income:
    Net income                               -            -     1,930,900               -       1,930,900
    Net changes in unrealized
      appreciation on available-
      for-sale securities, net
      of taxes of $176,746                   -            -             -         355,363         355,363
                                    ----------   ----------   -----------   -------------     -----------
        Total comprehensive
           income                            -            -     1,930,900         355,363       2,286,263
  Cash dividends paid -
   $0.70 per share                           -            -      (809,825)              -        (809,825)
  Sale of common stock--
    Dividend reinvestment plan          59,420      280,124             -               -         339,544
    Stock options exercised             10,090       84,660       (94,710)              -              40
                                    ----------   ----------   -----------   -------------     -----------

Balance at December 31, 1998         5,823,640    3,529,294    10,528,706         626,500      20,508,140
                                    ----------   ----------   -----------   -------------     -----------

  Comprehensive income:
    Net income                               -            -     2,175,378               -       2,175,378
    Net changes in unrealized
      appreciation on available-
      for-sale securities, net
      of taxes of $1,058,856                 -            -             -      (2,055,424)     (2,055,424)
                                    ----------   ----------   -----------   -------------     -----------
        Total comprehensive
          income (loss)                                         2,175,378      (2,055,424)        119,954
  Cash dividends paid -
   $0.78 per share                                               (910,279)                       (910,279)
  Stock repurchase                     (58,385)    (122,510)     (214,349)                       (395,244)
  Sale of common stock--
    Dividend reinvestment plan          56,152      310,127                                       366,279
    Stock options exercised              5,210       18,665        (6,864)              -          17,011
                                    ----------   ----------   -----------   -------------     -----------

Balance at December 31, 1999         5,826,617    3,735,576    11,572,592      (1,428,924)     19,705,861
                                    ----------   ----------   -----------   -------------     -----------

  Comprehensive income:
    Net income                               -            -     1,612,620               -       1,612,620
    Net changes in unrealized
      appreciation on available-
      for-sale securities, net
      of taxes of $602,425                   -            -             -       1,169,412       1,169,412
                                    ----------   ----------   -----------   -------------     -----------
        Total comprehensive
           income                            -            -     1,612,620       1,169,412       2,782,032
  Cash dividends paid -
    $0.86 per share                          -            -      (996,885)              -        (996,885)
  Stock repurchase                     (84,515)    (177,340)     (339,687)              -        (601,542)
  Sale of common stock--
    Dividend reinvestment plan          47,739      291,562             -               -         339,301
    Stock options exercised             20,000       38,025             -               -          58,025
                                    ----------   ----------   -----------   -------------     -----------

Balance at December 31, 2000        $5,809,841   $3,887,823   $11,848,640     $  (259,512)    $21,286,792
                                    ==========   ==========   ===========   =============     ===========

See Notes to Consolidated Financial Statements.

                          BAY BANKS OF VIRGINIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2000, 1999 and 1998



                                                                   2000         1999         1998
                                                                   ----         ----         ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                   $  1,612,620   $  2,175,378   $  1,930,900
Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
  Depreciation                                                    455,993        436,631        457,260
  Provision for loan losses                                       250,000        335,000        208,367
  Net securities gains                                            (53,793)       (34,751)      (204,853)
  (Gain) loss on sale of foreclosed real estate                    13,886        (25,372)       (61,191)
  Deferred income taxes                                           (19,559)      (159,719)        56,741
  Gain on sale of equipment                                             -              -          4,180
  Accrued income and other assets                              (1,581,718)       417,945     (2,471,768)
  Other liabilities                                               (21,891)       173,818        (34,926)
                                                             ------------   ------------   ------------

   Net cash provided by (used in)
    operating activities                                          655,538      3,318,930       (115,290)
                                                             ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of available-for-sale securities       3,027,884      6,792,575     13,039,287
Proceeds from sale of available-for-sale securities             3,220,033      5,906,007     10,316,274
Purchases of available-for-sale securities                     (3,835,359)    (9,940,107)   (37,560,041)
Increase in interest bearing deposits                                   -        (92,415)        (7,585)
Net change in Federal funds sold                               (4,757,000)    12,007,706       (451,706)
Net increase in loans                                         (17,536,337)   (17,124,026)    (9,648,049)
Proceeds from sale of foreclosed real estate                      151,703        711,733        599,196
Purchase of premises and equipment                             (2,280,350)      (690,557)    (2,321,097)
Additions to other real estate owned                               (4,956)       (97,849)      (672,766)
                                                             ------------   ------------   ------------

   Net cash used in investing activities                      (22,014,382)    (2,526,933)   (26,706,487)
                                                             ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in demand, savings and
 NOW deposit accounts                                           6,402,139     (6,875,819)    22,589,897
Net increase in time deposits                                  15,913,986      6,308,935      6,660,376
Net increase in securities sold under
 repurchase agreements                                          1,521,767        697,096              -
Proceeds from issuance of common stock                            397,326        383,290        339,584
Dividends paid                                                   (996,885)      (910,279)      (809,825)
Repurchase of stock                                              (601,542)      (395,244)             -
                                                             ------------   ------------   ------------

   Net cash provided by (used in)
    financing activities                                       22,636,791       (792,021)    28,780,032
                                                             ------------   ------------   ------------

Net increase (decrease) in cash and due from banks              1,277,947            (24)     1,958,255
Cash and due from banks at January 1                            5,260,620      5,260,644      3,302,389
                                                             ------------   ------------   ------------

Cash and due from banks at December 31                       $  6,538,567   $  5,260,620   $  5,260,644
                                                             ============   ============   ============

SUPPLEMENTAL DISCLOSURES:
Interest paid                                                $  8,096,843   $  6,490,883   $  7,048,074
                                                             ============   ============   ============

Income taxes paid                                            $    548,340   $    420,618   $    533,685
                                                             ============   ============   ============

Unrealized gain (loss) on investment securities              $  1,771,837   $ (3,114,280)  $    532,109
                                                             ============   ============   ============

Loans transferred to foreclosed real estate                  $     40,097   $     96,260   $    640,381
                                                             ============   ============   ============

See Notes to Consolidated Financial Statements.

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


        Note 1.  Nature of Business and Significant Accounting Policies

        Principles of consolidation. The consolidated financial statements of the Company include the accounts of Bay Banks of Virginia, Inc. and its subsidiaries, Bank of Lancaster and Bay Trust Company. All significant intercompany balances and transactions have been eliminated in consolidation.

        Nature of business. Bay Banks of Virginia, Inc. is a bank holding company that conducts substantially all of its operations through its subsidiaries, Bank of Lancaster and Bay Trust Company.

        The Bank of Lancaster is state-chartered and a member of the Federal Reserve System and services individual and commercial customers, the majority of which are in the Northern Neck of Virginia. The Bank has offices in the counties of Lancaster, Northumberland, Richmond, and Westmoreland, Virginia. Each branch offers a full range of deposit and loan products to its retail and commercial customers. A substantial amount of the Bank's deposits are interest-bearing. The majority of the Bank's loan portfolio is secured by real estate.

        Bay Trust Company offers full service trust and estate planning from its office on Main Street in Kilmarnock, Virginia. Bay Trust Company offers testamentary trust, revocable and irrevocable personal, managed agency, and custodial trusts, as well as discount brokerage services.

        Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The amounts recorded in the financial statements may be affected by those estimates and assumptions. Actual results may vary from those estimates.

        Estimates are used primarily in developing the allowance for loan losses, in estimating the economic life of loan fees and costs, in determining the market value of investment securities, in computing deferred tax assets, in determining the estimated useful lives of premises and equipment, and in the valuation of other real estate owned.

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

        Securities sold under repurchase agreements. Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one year from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

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

                                                                    (Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 1. Nature of Business and Significant Accounting Policies   (Continued)

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

        Trust assets and income. Customer assets held by the trust company, other than cash on deposit, are not included in these financial statements, since such items are not assets of the trust company. Trust fees are recorded on the accrual basis.

        Earnings per share. Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

        Restrictions on retained earnings.    Federal regulations limit the
        payment of dividends in any calendar year to the net profits for the year combined with the retained net profits of the preceding two calendar years, without prior approval of the regulators.

        Off-balance-sheet financial instruments. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments such as home equity lines of credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                                                                     (Continued)

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 1. Nature of Business and Significant Accounting Policies   (Concluded)

        Significant group concentration of credit risk.    Most of the Company's
        business activity is with customers located in the counties of Lancaster, Northumberland, Richmond and Westmoreland, Virginia. The Company makes residential, commercial and consumer loans and approximately 79% of the loan portfolio is comprised of real estate mortgage loans, which primarily are for single-family residences. The adequacy of collateral on real estate mortgage loans is highly dependent on changes to real estate values.

        Advertising.  Advertising costs are expensed as incurred.

        Reclassifications. Certain amounts in the financial statements have been reclassified to conform with classifications adopted in 2000.


Note 2. Securities Available-for-Sale

        The carrying amounts of debt and other securities and their approximate fair values at December 31, 2000 and 1999, follow:

                                                                                       Gross      Gross
                                                            Amortized   Unrealized  Unrealized     Fair
                                                              Cost        Gains       Losses       Value
                                                           -----------  ----------  ----------  -----------
         December 31, 2000:
          U.S. Treasury securities                         $   499,608    $    237  $        -  $   499,845
          U.S. Government agencies                           9,631,914       7,361      61,258    9,578,017
          State and municipal
           securities                                       20,926,351     155,756     169,409   20,912,698
          Other securities                                  21,918,279      13,888     339,775   21,592,392
                                                           -----------    --------  ----------  -----------
                                                           $52,976,152    $177,242  $  570,442  $52,582,952
                                                           ===========    ========  ==========  ===========

         December 31, 1999:
          U.S. Treasury securities                         $ 1,538,159    $      -  $   33,869  $ 1,504,290
          U.S. Government agencies                           9,641,077           -     322,604    9,318,473
          State and municipal
           securities                                       21,651,413     112,289     792,536   20,971,166
          Other securities                                  22,504,268           -   1,128,317   21,375,951
                                                           -----------    --------  ----------  -----------
                                                           $55,334,917    $112,289  $2,277,326  $53,169,880
                                                           ===========    ========  ==========  ===========

        Gross realized gains and gross realized losses on sales of securities were as follows:


                                              2000         1999         1998
                                              ----         ----         ----
        Gross realized gains                $ 58,242  $   34,751  $   204,853
        Gross realized losses               $  4,449  $        -  $         -

                                                                     (Continued)

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 2.  Securities Available-for-Sale (Concluded)

         The scheduled maturities of securities available-for-sale at December 31, 2000, were as follows:

                                           Available-for-Sale Securities
                                           -----------------------------
                                              Amortized      Fair
                                                Cost         Value
                                              ---------      -----
         Due in one year or less             $ 5,038,737  $ 5,031,830
         Due from one year to five years      25,969,547   25,830,465
         Due from five to ten years           20,433,027   20,186,882
         Due after ten years                   1,534,841    1,533,775
                                             -----------  -----------
                                             $52,976,152  $52,582,952
                                             ===========  ===========

         Securities carried at $5,226,096 at December 31, 2000, and $4,122,998 at December 31, 1999, were pledged to secure public deposits as required by law.


Note 3.  Loans

        The components of loans in the balance sheets were as follows:


                                                2000           1999
                                                ----           ----
        Real estate mortgage loans          $111,956,111   $ 95,912,493
        Real estate construction loans         4,591,495      5,437,685
        Commercial loans                      11,279,090     11,081,489
        Installment loans                     20,589,724     18,673,299
        Net deferred loan costs and fees         631,298        524,513
                                            ------------   ------------
                                             149,047,718    131,629,479
        Allowance for loan losses             (1,369,842)    (1,197,843)
                                            ------------   ------------
                                            $147,677,876   $130,431,636
                                            ============   ============
        Loans upon which the accrual of interest has been discontinued totaled $25,067 at December 31, 2000. There were no non-accrual loans at December 31, 1999.

        An analysis of the change in the allowance for loan losses follows:


                                            2000         1999         1998
                                      ----------   ----------   ----------
        Balance, beginning of year    $1,197,843   $1,011,935   $  860,709
        Provision for loan losses        250,000      335,000      208,367
        Recoveries                        16,106       15,492       19,618
        Loans charged off                (94,107)    (164,584)     (76,759)
                                      ----------   ----------   ----------
        Balance, end of year          $1,369,842   $1,197,843   $1,011,935
                                      ==========   ==========   ==========

        Loans having carrying values of $40,097 and $96,260 were transferred to foreclosed real estate in 2000 and 1999, respectively.

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 4. Premises and Equipment

        Components of premises and equipment included in the balance sheets at December 31, 2000 and 1999, were as follows:



                                              2000        1999
                                              ----        ----
        Land                             $   674,430  $  583,430
        Buildings and improvements         5,299,618   3,824,548
        Furniture and equipment            4,523,101   3,886,789
                                         -----------  ----------
           Total cost                     10,497,149   8,294,767
        Less accumulated depreciation      3,719,637   3,341,044
                                         -----------  ----------
           Net book value                $ 6,778,080  $4,953,723
                                         ===========  ==========

Note 5.  Other Time Deposits

         The aggregate amount of other time deposits, each with a minimum denomination of $100,000, was $18,899,222 and $14,502,942 at December
         31, 2000 and 1999, respectively.

         At December 31, 2000, the scheduled maturities of all time deposits are as follows:

                   2001                          $64,256,962
                   2002                            6,001,350
                   2003                            4,491,676
                   2004                              512,856
                   2005                              591,797
                   Thereafter                         24,330
                                                  ----------
                                                 $75,878,971
                                                  ==========

Note 6.  Income Taxes

         The provision for income taxes consisted of the following for the years ended December 31:
                                       2000         1999      1998
                                     ----------  -----------  --------
             Currently payable       $  554,861  $   597,969  $613,933
             Deferred                    19,559      159,719   (56,741)
                                     ----------  -----------  --------
                                     $  574,420  $  757,688   $557,192
                                     --========  ==========   ========

         The reasons for the differences between the statutory Federal income tax rates and the effective tax rates are summarized as follows:


                                                  2000    1999    1998
                                                  ----    ----    ----

           Statutory rates                        34.0%   34.0%   34.0%
           Increase (decrease) resulting from:
           Effect of tax-exempt income            (7.9)   (8.1)  (12.1)
           Other, net                                -     (.1)     .5
                                                  -----   ----    ----
                                                   26.1%  25.8%   22.4%
                                                  =====   ====    ====

                                                            (Continued)

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 6.  Income Taxes (Concluded)

        The components of the net deferred tax assets and liabilities included in other assets (liabilities) are as follows at December 31:

                                          2000        1999
                                          ----        ----
Deferred tax assets
 Allowance for loan losses             $ 342,669   $  284,189
 Net unrealized loss on
  available-for-sale securities          193,950      736,112
 Deferred compensation                   141,065      123,156
 Other, net                               49,080       40,614
                                       ---------   ----------
                                         726,764    1,184,071
                                       ---------   ----------

Deferred tax liabilities
 Net unrealized gain on available-
  for-sale securities                    (60,262)           -
 Pension plan                            (95,264)     (93,718)
 Depreciation                           (166,326)    (121,056)
 Deferred loan fees and costs           (377,100)    (322,531)
 Other, net                              (31,248)     (28,217)
                                       ---------   ----------
                                        (730,200)    (565,522)
                                       ---------   ----------
 Net deferred tax asset (liability)    $  (3,434)  $  618,549
                                       =========   ==========


Note 7. Pension Plan

        The following tables set forth the Pension Plan's changes in benefit obligation, plan assets, funded status, assumptions and the components of net periodic benefit cost recognized in the Bank's financial statements at December 31:

                                         2000        1999         1998
                                         ----        ----         ----
Change in benefit obligation
 Benefit obligations at
  beginning of year                   $1,231,306   $1,490,044   $1,263,114
 Service cost                            111,616       93,176       82,844
 Interest cost                            92,279      110,157       99,089
 Actuarial gain                           43,809       53,666       94,005
 Benefits paid                           (21,839)    (515,737)     (49,008)
                                      ----------   ----------   ----------
 Benefit obligation at end of year     1,457,171    1,231,306    1,490,044
                                      ----------   ----------   ----------


                                                                  (Continued)

                         BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998




Note 7. Pension Plan (Concluded)


                                             2000        1999         1998
                                             ----        ----         ----
Change in plan assets
 Fair value of plan assets at
  beginning of year                       $1,134,664   $1,469,156   $1,409,704
 Actual return on plan assets                124,762       72,667       17,432
 Employer contributions                      124,041      108,578       91,028
 Benefits paid                               (21,839)    (515,737)     (49,008)
                                          ----------   ----------   ----------
 Fair value of plan assets at
  end of year                              1,361,628    1,134,664    1,469,156
                                          ----------   ----------   ----------

 Funded status                               (95,543)     (96,642)     (20,888)
 Unrecognized prior service cost             139,734      156,106      172,478
 Unrecognized transition obligation          (54,923)     (73,229)     (91,535)
 Unrecognized actuarial gain                 291,283      289,773      189,011
                                          ----------   ----------   ----------
 Prepaid benefit cost                     $  280,551   $  276,008   $  249,066
                                          ==========   ==========   ==========

 Weighted-average assumptions
  as of December 31:

 Discount rate                                   7.5%         7.5%         7.5%
 Expected return on plan assets                  9.0%         9.0%         9.0%
 Rate of compensation increase                   5.0%         5.0%         5.0%

 Components of net periodic
  benefit cost
 Service cost                             $  111,616   $   93,176   $   82,844
 Interest cost                                92,279      110,157       99,089
 Expected return on plan assets              (92,265)    (122,116)    (116,342)
 Amortization of deferred
  actuarial gain                               9,802        2,353            -
 Amortization of prior service cost           16,372       16,372       16,372
 Amortization of transition obligation       (18,306)     (18,306)     (18,306)
                                          ----------   ----------   ----------
 Net periodic benefit cost                $  119,498   $   81,636   $   63,657
                                          ==========   ==========   ==========

Note 8.  Defined Contribution Retirement Plan

         The Company has a 401(k) retirement plan covering substantially all employees who have completed six months of service. Employees may contribute up to 15% of their salaries and the Company matches 100% of the first 2% and 25% of the next 2% of employees' contributions. Additional contributions can be made at the discretion of the Board of Directors. Total Company contributions to the plan were $43,062, $41,452 and $36,321 in 2000, 1999 and 1998, respectively.

Note 9.  Employee Stock Ownership Plan

         The Company has a noncontributory Employee Stock Ownership Plan for the benefit of all eligible employees who have completed twelve months of service and who have attained the age of 21 years. Contributions to the plan are at the discretion of the Board of Directors. Contributions are allocated in the ratio to which the covered compensation of each participant bears to the aggregate covered compensation of all participants for the plan year. Allocations are limited to 25% of eligible participant compensation. Participant accounts are 30% vested after three years, 40% vested after four years with vesting increasing 20% each year thereafter, until 100% vested. The plan had 62,913 allocated shares as of December 31, 2000. Contributions to the plan were $80,000 in 2000, 1999 and 1998, respectively.

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 10. Shareholders' Equity

         The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $5 per share. No preferred stock has been issued. The rights and preferences of any preferred shares will be determined by the Board of Directors upon issuance of the stock.

         The Company has a dividend reinvestment plan under which shareholders may choose to receive additional shares of common stock in lieu of cash dividends. Shares were formerly issued at 95% of the market price on the dividend payment date. Beginning January 1, 2000, dividend reinvestment plan shares are issued at 100% of market price. Shares totaling 9,548 and 11,231 were issued in 2000 and 1999, respectively.

         The Board has authorized the repurchase of 65,000 shares of outstanding Company stock. In 1999 and 2000, 40,000 shares and 25,000 shares were authorized for repurchase, respectively. The number of shares repurchased was 11,677 in 1999 and 16,903 in 2000.

Note 11. Stock Option Plan

         The Company has three incentive stock option plans. The 1985 incentive stock option plan expired in 1995 and no additional shares may be granted under this plan. Under the incentive stock option plan adopted in 1994, the Company may grant options to certain key employees for up to 75,000 shares. At December 31, 2000, the 1994 plan had 39,978 shares available for grant. Under both plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. Options granted are exercisable only after meeting certain performance targets during a specified time period. If the targets are not met, the options lapse. The 1998 Non-Employee Directors Stock Option Plan grants an option for 250 shares to each director annually. The plan had 17,000 shares available for grant at December 31, 2000.

         A summary of the status of the incentive stock option plans as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented below:

                                                                  Exercisable Stock Options
                                                     -----------------------------------------------
                                                     Outstanding   Granted   Exercised   Outstanding
                                                      Beginning     During     During      At End
                                                       of Year     the Year   the Year     of Year
                                                      ----------   --------  ----------  -----------
         2000
           Shares                                       51,562        12,830   (4,000)     60,392
           Weighted average exercise price             $ 18.79       $ 31.25  $ 14.38     $ 20.94

         1999
           Shares                                       42,650        10,162   (1,250)     51,562
           Weighted average exercise price             $ 16.45       $ 27.50  $ 19.10     $ 18.79

         1998
           Shares                                       39,550         8,400   (5,300)     42,650
           Weighted average exercise price             $ 15.62       $ 23.50  $ 18.07     $ 16.45

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 11. Stock Option Plan (Concluded)

         At December 31, 2000, exercise prices on outstanding options ranged from $11.00 to $35.00 per share and the weighted average remaining contractual life was 6.5 years.

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

                                           2000       1999       1998
                                           ----       ----       ----
         Pro-forma reduction in
            net income                  $(89,000)  $(38,000)  $(16,000)
                                         ========   ========   ========

         Pro-forma earnings per share    $   1.31   $   1.83   $   1.66
                                         ========   ========   ========

         Pro-forma amounts were computed using a 6.0% discount rate over the term of the options and dividend rates which approximate current payments.

Note 12. Related Parties

         The Company has entered into transactions with its directors and principal officers of the Company, their immediate families and affiliated companies in which they are the principal stockholders (related parties).The aggregate amount of loans to such related parties was approximately $3,531,560 and $3,763,000 at December 31, 2000 and 1999, respectively. All such loans, in the opinion of the management, were made in the normal course of business on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions.

              Balance, December 31, 1999    $ 3,763,000
              New loans                       1,713,696
              Repayments                     (2,104,692)
              Other changes                     159,556
                                            -----------
              Balance, December 31, 2000    $ 3,531,560
                                            ===========

         Commitments to extend credit to directors and their related interests were $1,636,906 and $1,508,863 in 2000 and 1999, respectively.

Note 13. Commitments and Contingencies

         In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. At December 31, 2000, the Company was not involved in any litigation.

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 14.  Fair Value of Financial Instruments

         The estimated fair values of the financial instruments at December 31, 2000, are shown in the following table. The carrying amounts in the table are included in the balance sheet under the applicable captions.

                                                                 Dollars in Thousands
                                                              --------------------------
                                                               Carrying          Fair
                                                                Amount           Value
                                                              ----------       ---------
         Financial assets:
          Cash and due from banks                             $  6,538,567   $  6,538,567
          Interest-bearing deposits                                100,000        100,000
          Federal funds sold                                     4,757,000      4,757,000
          Securities available-for-sale                         52,582,952     52,582,952
          Loans, net of allowance for loan losses              147,677,876    143,845,095

         Financial liabilities:
          Non-interest bearing deposits                         23,657,690     23,657,690
          Savings and NOW deposits                             100,481,431    100,564,544
          Other time deposits                                   75,878,971     75,898,555
          Securities sold under repurchase agreements            2,805,091      2,805,091

         Off-balance-sheet liabilities:
          Commitments to extend credit                          15,850,733     15,850,733

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

           The carrying amounts of cash and due from banks, federal funds sold, non-interest bearing demand deposits, savings deposits, and commitments to extend credit represent items which do not present significant market risks, are payable on demand, or are of such short duration that carrying value approximates market value.

           Securities available-for-sale are valued at the quoted market prices for the individual securities held. Therefore carrying value equals market value.

           The fair value of loans is estimated by discounting future cash flows using the current interest rates at which similar loans would be made to borrowers.

           Other time deposits are presented at estimated fair value using interest rates currently offered for deposits of similar remaining maturities.

           Fair value for off-balance-sheet lending commitments is approximated by the carrying value.

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 15. Regulatory Matters

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to adjusted average assets (as defined). At December 31, 2000, the Company met all capital adequacy requirements to which it is subject.

         The Company is subject to the following capital requirements:

                                                     Regulatory
                                                       Minimum    Actual
                                                      ----------  ------
         Total capital to risk weighted assets              10.0    13.6
         Tier 1 capital to risk weighted assets              6.0    12.7
         Tier 1 capital to adjusted average assets           5.0     8.3

                          INDEPENDENT AUDITORS' REPORT


Eggleston Smith P.C.
603 Pilot House Drive, Suite 400
Newport News, Virginia  23606


To the Board of Directors
Bay Banks of Virginia, Inc.
Kilmarnock, Virginia


We have audited the accompanying consolidated balance sheets of Bay Banks of Virginia, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Banks of Virginia, Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.



EGGLESTON SMITH P.C.

January 29, 2001

Newport News, Virginia