Form 10-K405, Exhibit 13
period 2001-12-31
BAY BANKS OF VIRGINIA INC
filed 2002-04-01
CIK 1034594

                                  Exhibit 13.0

                           BAY BANKS OF VIRGINIA, INC.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000

                                                                     2001               2000
                                                                 -------------     --------------
ASSETS

Cash and due from banks                                          $   9,290,717     $    6,538,567
Interest-bearing deposits                                              176,617            259,994
Federal funds sold                                                  25,235,480          4,757,000
Investment securities available-for-sale                            47,993,730         52,582,952
Loans receivable, net                                              150,252,556        147,677,876
Premises and equipment, net                                          6,943,494          6,778,080
Accrued interest receivable                                          1,562,917          1,778,791
Other real estate owned                                                614,073            804,507
Other assets                                                         3,524,609          4,153,962
                                                                 -------------     --------------

             Total assets                                        $ 245,594,193     $  225,331,729
                                                                 =============     ==============
   LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Demand deposits                                                  $  26,108,393     $   23,817,684
Savings and NOW deposits                                           102,121,408        100,481,431
Other time deposits                                                 90,963,764         75,878,971
                                                                 -------------     --------------

             Total deposits                                        219,193,565        200,178,086
                                                                 -------------     --------------
OTHER LIABILITIES
Securities sold under repurchase agreements                          2,860,274          2,805,091
Other liabilities                                                      923,563          1,061,760
                                                                 -------------     --------------

             Total other liabilities                                 3,783,837          3,866,851
                                                                 -------------     --------------

             Total liabilities                                     222,977,402        204,044,937
                                                                 -------------     --------------
SHAREHOLDERS' EQUITY
Common stock -  $5 par value
  Authorized - 5,000,000 shares;
  Outstanding - 1,153,281 and 1,161,968 shares                       5,766,405          5,809,841
Additional paid-in capital                                           3,940,720          3,887,823
Retained earnings                                                   12,363,054         11,848,640
Accumulated other comprehensive income (loss)                          546,612           (259,512)
                                                                 -------------     --------------

             Total shareholders' equity                             22,616,791         21,286,792
                                                                 -------------     --------------

             Total liabilities and shareholders' equity          $ 245,594,193     $  225,331,729
                                                                 =============     ==============

See Notes to Consolidated Financial Statements.

                           BAY BANKS OF VIRGINIA, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2001, 2000 and 1999

                                                                 2001            2000            1999
                                                           -------------     ------------     ------------
INTEREST INCOME
Loans, including fees                                      $  12,815,077     $ 12,148,059     $ 10,373,684
Investment securities:
   Taxable                                                     2,230,693        2,589,620        2,746,521
   Tax-exempt                                                    500,294          623,527          842,585
Federal funds sold                                               331,131          146,178          194,382
                                                           -------------     ------------     ------------

             Total interest income                            15,877,195       15,507,384       14,157,172
                                                           -------------     ------------     ------------

INTEREST EXPENSE
Deposits                                                       7,230,852        7,740,488        6,429,810
Federal Home Loan Bank borrowings                                      -          377,484                -
Federal funds purchased and securities sold
  under repurchase agreements                                     89,852          184,694          103,365
                                                           -------------     ------------     ------------

             Total interest expense                            7,320,704        8,302,666        6,533,175
                                                           -------------     ------------     ------------

NET INTEREST INCOME                                            8,556,491        7,204,718        7,623,997

Provision for loan losses                                        325,000          250,000          335,000
                                                           -------------     ------------     ------------
             Net interest income after provision
               for loan losses                                 8,231,491        6,954,718        7,288,997
                                                           -------------     ------------     ------------

NON-INTEREST INCOME
Income from fiduciary activities                                 810,735          669,892          528,885
Service charges on deposit accounts                              460,281          364,798          352,644
Other service charges and fees                                   550,552          464,564          409,016
Net securities gains                                              22,269           53,793           34,751
Other income                                                     237,087          196,714          224,711
                                                           -------------     ------------     ------------
             Total non-interest income                         2,080,924        1,749,761        1,550,007
                                                           -------------     ------------     ------------
NON-INTEREST EXPENSES
Salaries and employee benefits                                 4,050,904        3,428,215        2,953,011
Occupancy expense                                                804,325          682,045          673,865
Deposit insurance premium                                         36,284           35,933           22,096
Other expenses                                                 2,581,803        2,371,246        2,256,966
                                                           -------------     ------------     ------------

             Total non-interest expenses                       7,473,316        6,517,439        5,905,938
                                                           -------------     ------------     ------------

Income before income taxes                                     2,839,099        2,187,040        2,933,066
Income tax expense                                               830,260          574,420          757,688
                                                           -------------     ------------     ------------

NET INCOME                                                 $   2,008,839     $  1,612,620     $  2,175,378
                                                           =============     ============     ============
BASIC EARNINGS PER SHARE
  Average shares outstanding                                   1,155,261        1,159,349        1,167,467
  Net income per share of common stock                     $        1.74     $       1.39     $       1.86

DILUTED EARNINGS PER SHARE
  Average shares outstanding                                   1,172,403        1,181,202        1,187,295
  Net income per share of common stock                     $        1.71     $       1.37     $       1.83

 See Notes to Consolidated Financial Statements.

                           BAY BANKS OF VIRGINIA, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years Ended December 31, 2001, 2000 and 1999

                                                                                            Accumulated
                                                          Additional                            Other            Total
                                           Common           Paid-in         Retained        Comprehensive     Shareholders'
                                           Stock            Capital         Earnings        Income (Loss)        Equity
                                       -------------     ------------    --------------    --------------   -------------
Balance at January 1, 1999             $   5,823,640     $  3,529,294    $   10,528,706    $      626,500   $  20,508,140
                                       -------------     ------------    --------------    --------------   -------------
  Comprehensive income:
    Net income                                     -                -         2,175,378                 -       2,175,378
    Net changes in unrealized
      appreciation on available-
      for-sale securities, net
      of taxes of $1,058,856                       -                -                 -        (2,055,424)     (2,055,424)
                                       -------------     ------------    --------------    --------------   -------------
        Total comprehensive
         Income (loss)                             -                -         2,175,378        (2,055,424)        119,954
  Cash dividends paid -
   $0.78 per share                                 -                -          (910,279)                -        (910,279)
Stock repurchase                             (58,385)        (122,510)         (214,349)                -        (395,244)
Sale of common stock--
    Dividend reinvestment plan                56,152          310,127                 -                 -         366,279
    Stock options exercised                    5,210           18,665            (6,864)                -          17,011
                                       -------------     ------------    ---------------   --------------   -------------

Balance at December 31, 1999               5,826,617        3,735,576        11,572,592        (1,428,924)     19,705,861
                                       -------------     ------------    --------------    --------------   -------------
  Comprehensive income:
    Net income                                     -                -         1,612,620                 -       1,612,620
    Net changes in unrealized
      appreciation on available-
      for-sale securities, net
      of taxes of $602,425                         -                -                 -         1,169,412       1,169,412
                                       -------------     ------------    --------------    --------------   -------------
        Total comprehensive
          income                                   -                -         1,612,620         1,169,412       2,782,032
  Cash dividends paid -
   $0.86 per share                                 -                -          (996,885)                -        (996,885)
  Stock repurchase                           (84,515)        (177,340)         (339,687)                -        (601,542)
  Sale of common stock--
    Dividend reinvestment plan                47,739          291,562                 -                 -         339,301
    Stock options exercised                   20,000           38,025                 -                 -          58,025
                                       -------------     ------------    --------------    --------------   -------------

Balance at December 31, 2000               5,809,841        3,887,823        11,848,640          (259,512)     21,286,792
                                       -------------     ------------    --------------    --------------   -------------
  Comprehensive income:
    Net income                                     -                -         2,008,839                 -       2,008,839
    Net changes in unrealized
      appreciation on available-
      for-sale securities, net
      of taxes of $415,276                         -                -                 -           806,124         806,124
                                       -------------     ------------    --------------    --------------   -------------
        Total comprehensive
         income                                    -                -         2,008,839           806,124       2,814,963
  Cash dividends paid -
   $0.94 per share                                 -                -        (1,075,919)                -      (1,075,919)
  Stock repurchase                          (112,600)        (239,826)         (396,191)                -        (748,617)
  Sale of common stock--
    Dividend reinvestment plan                45,479          257,425                 -                 -         302,904
    Stock options exercised                   23,685           35,298           (22,315)                -          36,668
                                       -------------     ------------    --------------    --------------   -------------

Balance at December 31, 2001           $   5,766,405     $  3,940,720    $   12,363,054    $      546,612   $  22,616,791
                                       =============     ============    ==============   ===============   =============

See Notes to Consolidated Financial Statements.

                           BAY BANKS OF VIRGINIA, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2001, 2000 and 1999

                                                                    2001            2000               1999
                                                               ------------     -------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income   $                                                    2,008,839     $   1,612,620       $ 2,175,378
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                                    512,716           455,993           436,631
    Net amortization and accretion of securities                     27,711            88,181            47,663
    Provision for loan losses                                       325,000           250,000           335,000
    Net securities gains                                            (22,269)          (53,793)          (34,751)
    (Gain) loss on sale of other real estate owned                  103,865            13,886           (25,372)
    Deferred income taxes                                          (166,515)          (19,559)         (159,719)
    Accrued income and other assets                                 596,466        (1,583,844)          417,945
    Other liabilities                                              (138,197)          (19,766)          173,818
                                                               ------------    -------------        -----------

             Net cash provided by
               operating activities                               3,247,616           743,718         3,366,593
                                                               ------------     -------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of available-for-sale securities        10,004,309         3,027,884         6,792,575
Proceeds from sale of available-for-sale securities               2,695,390         3,220,033         5,906,007
Purchases of available-for-sale securities                       (6,894,519)       (3,923,540)        9,987,770)
Increase in interest bearing deposits                                83,377          (159,994)          (92,415)
Net change in Federal funds sold                                 20,478,480)       (4,757,000)        2,007,706
Loan originations and principal collections, net                 (3,040,705)      (17,536,337)        7,124,026)
Proceeds from sale of other real estate owned                       227,594           151,703           711,733
Purchase of premises and equipment                                 (678,130)       (2,280,349)         (690,557)
Additions to other real estate owned                                      -            (4,956)          (97,849)
                                                               ------------     -------------       -----------

             Net cash used in investing activities               18,081,164)      (22,262,556)        2,574,596)
                                                               -------------    -------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in demand, savings and
  NOW deposit accounts                                            3,930,686         6,562,133         6,875,819)
Net increase in time deposits                                    15,084,793        15,913,986         6,308,935
Net increase in securities sold under
  repurchase agreements                                              55,183         1,521,767           697,096
Proceeds from issuance of common stock                              339,572           397,326           383,290
Dividends paid                                                   (1,075,919)         (996,885)         (910,279)
Repurchase of stock                                                (748,617)         (601,542)         (395,244)
                                                               ------------     -------------       -----------

             Net cash provided by (used in)
               financing activities                              17,585,698        22,796,785          (792,021)
                                                               ------------     -------------       -----------

Net increase (decrease) in cash and due from banks                2,752,150         1,277,947               (24)
Cash and due from banks at January 1                              6,538,567         5,260,620         5,260,644
                                                               ------------     -------------       -----------

Cash and due from banks at December 31                         $  9,290,717     $   6,538,567       $ 5,260,620
                                                               ============     =============       ===========

SUPPLEMENTAL DISCLOSURES:
Interest paid                                                  $  7,442,157     $   8,096,843       $ 6,490,883
                                                               ============     =============       ===========

Income taxes paid                                              $    576,400     $     548,340       $   420,618
                                                               ============     =============       ===========

Unrealized gain (loss) on investment securities                $  1,221,400     $   1,771,837       $(3,114,280)
                                                               ============     =============       ===========

Loans transferred to other real estate owned                   $    141,025     $      40,097       $    96,260
                                                               ============     =============       ===========

See Notes to Consolidated Financial Statements.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999


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

            Securities available-for-sale. Debt and equity securities are classified as available-for-sale and carried at fair value, with unrealized gains and losses, net of tax, excluded from income and reported as a separate component of comprehensive income until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

            Securities sold under repurchase agreements. Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one year from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

            Loans receivable and allowance for loan loss. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any unearned discount and fees and costs on originating loans.

            Loan origination fees and certain direct origination costs for real estate mortgage loans are capitalized and recognized as an adjustment of the yield of the related loans.

                                                                     (Continued)

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

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

            Off-balance-sheet financial instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments such as home equity lines of credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                                                                     (Continued)

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 1.     Nature of Business and Significant Accounting Policies (Concluded)

            Significant group concentration of credit risk. Most of the Company's business activity is with customers located in the counties of Lancaster, Northumberland, Richmond and Westmoreland, Virginia. The Company makes residential, commercial and consumer loans and approximately 76% of the loan portfolio is comprised of real estate mortgage loans, which primarily are for single-family residences. The adequacy of collateral on real estate mortgage loans is highly dependent on changes to real estate values. During the year, the Company maintains cash deposits or due from correspondent banks balances in excess of federally insured limits.

            Advertising. Advertising costs are expensed as incurred.

            Reclassifications. Certain amounts in the financial statements have been reclassified to conform with classifications adopted in 2001.


Note 2.     Securities Available-for-Sale

            The carrying amounts of debt and other securities and their approximate fair values at December 31, 2001 and 2000, follow:

                                                                               Gross              Gross
                                                          Amortized         Unrealized          Unrealized            Fair
                                                             Cost              Gains              Losses              Value
                                                       ---------------    ----------------    ---------------    ----------------
                 December 31, 2001:
                   U.S. Government agencies            $     6,693,947    $        152,679    $        19,275    $      6,827,351
                   State and municipal
                     securities                             20,978,986             436,702             38,745          21,376,943
                   Other securities                         19,492,597             369,727             72,888          19,789,436
                                                       ---------------    ----------------    ---------------    ----------------
                                                       $    47,165,530    $        959,108    $       130,908    $     47,993,730
                                                       ===============    ================    ===============    ================

                 December 31, 2000:
                   U.S. Treasury securities            $       499,608    $            237    $             -    $        499,845
                   U.S. Government agencies                  9,631,914               7,361             61,258           9,578,017
                   State and municipal
                     securities                             20,926,351             155,756            169,409          20,912,698
                   Other securities                         21,918,279              13,888            339,775          21,592,392
                                                       ---------------    ----------------    ---------------    ----------------
                                                       $    52,976,152    $        177,242    $       570,442    $     52,582,952
                                                       ===============    ================    ===============    ================

            Gross realized gains and gross realized losses on sales of securities were as follows:

                                                                                2001                2000               1999
                                                                          ----------------    ---------------    ----------------
            Gross realized gains                                          $         22,269    $        58,242    $         34,751
            Gross realized losses                                         $              -    $         4,449    $              -

                                                                     (Continued)

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 2.        Securities Available-for-Sale (Concluded)

               The scheduled maturities of securities available-for-sale at December 31, 2001, were as follows:

                                                                                    Available-for-Sale Securities
                                                                             ----------------------------------------
                                                                                  Amortized               Fair
                                                                                    Cost                  Value
                                                                             ------------------    ------------------
               Due in one year or less                                       $        2,841,835    $        2,872,858
               Due from one year to five years                                       28,024,850            28,664,141
               Due from five to ten years                                            15,576,604            15,721,962
               Due after ten years                                                      722,241               734,769
                                                                             ------------------    ------------------
                                                                             $       47,165,530    $       47,993,730
                                                                             ==================    ==================

               Securities carried at $5,592,820 at December 31, 2001, and $5,226,096 at December 31, 2000, were pledged to secure public deposits as required by law.

                                 Note 3. Loans

               The components of loans in the balance sheets were as follows:

                                                                                    2001                  2000
                                                                             ------------------    ------------------
               Real estate mortgage loans                                    $      115,473,765    $      116,547,606
               Commercial loans                                                      13,465,591            11,279,090
               Installment loans                                                     21,962,971            20,589,724
               Net deferred loan costs and fees                                         843,292               631,298
                                                                             ------------------    ------------------
                                                                                    151,745,619           149,047,718
               Allowance for loan losses                                             (1,493,063)           (1,369,842)
                                                                             ------------------    ------------------
                                                                             $      150,252,556    $      147,677,876
                                                                             ==================    ==================

               Loans upon which the accrual of interest has been discontinued totaled $163,325 at December 31, 2001. There were $25,067 non-accrual loans at December 31, 2000.

               An analysis of the change in the allowance for loan losses follows:

                                                              2001                  2000                  1999
                                                       ------------------    ------------------    ------------------
               Balance, beginning of year              $        1,369,842        $    1,197,843        $    1,011,935
               Provision for loan losses                          325,000               250,000               335,000
               Recoveries                                          19,157                16,106                15,492
               Loans charged off                                 (220,936)              (94,107)             (164,584)
                                                       ------------------    ------------------    ------------------
               Balance, end of year                    $        1,493,063    $        1,369,842    $        1,197,843
                                                       ==================    ==================    ==================

               Loans having carrying values of $141,025 and $40,097 were transferred to other real estate owned in 2001 and 2000, respectively.

                          BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 4.        Premises and Equipment

               Components of premises and equipment included in the balance sheets at December 31, 2001 and 2000, were as follows:

                                                                               2001                  2000
                                                                        ------------------    ------------------
               Land                                                     $          674,430    $          674,430
               Buildings and improvements                                        5,364,241             5,299,618
               Furniture and equipment                                           5,136,608             4,523,101
                                                                        ------------------    ------------------
                   Total cost                                                   11,175,279            10,497,149
               Less accumulated depreciation                                     4,231,785             3,719,069
                                                                        ------------------    ------------------
                   Net book value                                       $        6,943,494    $        6,778,080
                                                                        ==================    ==================

Note 5.        Other Time Deposits

               The aggregate amount of other time deposits, each with a minimum denomination of $100,000, was $23,431,128 and $18,899,222 at
               December 31, 2001 and 2000, respectively.

               At December 31, 2001, the scheduled maturities of all time deposits are as follows:

                          2002                                          $       41,004,379
                          2003                                                   7,688,716
                          2004                                                   2,345,592
                          2005                                                     996,102
                          2006                                                  38,905,680
                          Thereafter                                                23,295
                                                                        ------------------
                                                                        $       90,963,764
                                                                        ==================

Note 6.        Income Taxes

               The provision for income taxes consisted of the following for the years ended December 31:

                                                      2001                  2000                  1999
                                                  ------------------    ------------------    ------------------
                 Currently payable                $          663,745    $          554,861    $          597,969
                 Deferred                                    166,515                19,559               159,719
                                                  ------------------    ------------------    ------------------
                                                  $          830,260    $          574,420    $          757,688
                                                  ==================    ==================    ==================

               The reasons for the differences between the statutory Federal income tax rates and the effective tax rates are summarized as follows:

                                                                2001                  2000                  1999
                                                         ------------------    ------------------    ------------------
                 Statutory rates                                34.0%                 34.0%                 34.0%
                 Increase (decrease) resulting from:
                 Effect of tax-exempt income                    (4.9)                 (7.9)                 (8.1)
                 Other, net                                       .1                     -                   (.1)
                                                         ------------------    ------------------    ------------------
                                                                29.2%                 26.1%                 25.8%
                                                         ==================    ==================    ==================

                                                                     (Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 6.   Income Taxes (Concluded)

          The components of the net deferred tax assets and liabilities included in other assets (liabilities) are as follows at December 31:

                                                       2001           2000
                                                   ------------    -----------
            Deferred tax assets
              Allowance for loan losses            $    384,564    $   342,669
              Net unrealized loss on
                available-for-sale securities            44,509        193,950
              Deferred compensation                     101,842        141,065
              Other, net                                 48,175         49,082
                                                   ------------    -----------
                                                        579,090        726,766
                                                   ------------    -----------

            Deferred tax liabilities
              Net unrealized gain on available-
                for-sale securities                    (326,097)       (60,262)
              Pension plan                             (151,003)       (95,264)
              Depreciation                             (225,353)      (166,326)
              Deferred loan fees and costs             (430,926)      (377,100)
              Other, net                                (30,936)       (31,248)
                                                   ------------    -----------
                                                     (1,164,315)      (730,200)
                                                   ------------    -----------
              Net deferred tax asset (liability)   $   (585,225)   $    (3,434)
                                                   ============    ===========

Note 7.   Pension Plan

          The following tables set forth the Pension Plan's changes in benefit obligation, plan assets, funded status, assumptions and the components of net periodic benefit cost recognized in the Bank's financial statements at December 31:

                                                     2001           2000             1999
                                                 ------------   -------------   --------------
Change in benefit obligation
            Benefit obligations at
              beginning of year                  $  1,457,171   $   1,231,306   $    1,490,044
            Service cost                              128,478         111,616           93,176
            Interest cost                             109,288          92,279          110,157
            Actuarial gain (loss)                     (17,491)         43,809           53,666
            Benefits paid                            (208,273)        (21,839)        (515,737)
                                                 ------------   -------------   --------------
            Benefit obligation at end of year       1,469,173       1,457,171        1,231,306
                                                 ------------   -------------   --------------

                                                                     (Continued)

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 7.        Pension Plan (Concluded)
                                                        2001              2000             1999
                                                   --------------    --------------   --------------
Change in plan assets
            Fair value of plan assets at
              beginning of year                    $    1,361,628    $   1,134,664    $    1,469,156
            Actual return on plan assets                 (139,370)         124,762            72,667
            Employer contributions                        163,940          124,041           108,578
            Benefits paid                                (208,273)         (21,839)         (515,737)
                                                   --------------    -------------    --------------
            Fair value of plan assets at
              end of year                               1,177,925        1,361,628         1,134,664
                                                   --------------    -------------    --------------

            Funded status                                 291,248           95,543            96,642
            Unrecognized prior service cost              (123,362)        (139,734)         (156,106)
            Unrecognized transition obligation             36,617           54,923            73,229
            Unrecognized actuarial gain                  (521,739)        (291,283)         (289,773)
                                                   --------------    -------------    --------------
            Prepaid benefit cost                   $      317,236    $     280,551    $      276,008
                                                   ==============    =============    ==============

            Weighted-average assumptions
              as of December 31:
            Discount rate                                     7.5%             7.5%              7.5%
            Expected return on plan assets                    9.0%             9.0%              9.0%
            Rate of compensation increase                     5.0%             5.0%              5.0%

            Components of net periodic
              benefit cost
            Service cost                           $      128,478    $     111,616    $       93,176
            Interest cost                                 109,288           92,279           110,157
            Expected return on plan assets               (117,140)         (92,265)         (122,116)
            Amortization of deferred
              actuarial gain                                8,563            9,802             2,353
            Amortization of prior service cost             16,372           16,372            16,372
            Amortization of transition obligation         (18,306)         (18,306)          (18,306)
                                                   --------------    -------------    --------------
            Net periodic benefit cost              $      127,255    $     119,498    $       81,636
                                                   ==============    =============    ==============

Note 8. Defined Contribution Retirement Plan

        The Company has a 401(k) retirement plan covering substantially all employees who have completed six months of service. Employees may contribute up to 15% of their salaries and the Company matches 100% of the first 2% and 25% of the next 2% of employees' contributions. Additional contributions can be made at the discretion of the Board of Directors. Total Company contributions to the plan were $45,617, $43,062 and $41,452 in 2001, 2000 and 1999, respectively.

Note 9. Employee Stock Ownership Plan

        The Company has a noncontributory Employee Stock Ownership Plan for the benefit of all eligible employees who have completed twelve months of service and who have attained the age of 21 years. Contributions to the plan are at the discretion of the Board of Directors. Contributions are allocated in the ratio to which the covered compensation of each participant bears to the aggregate covered compensation of all participants for the plan year. Allocations are limited to 25% of eligible participant compensation. Participant accounts are 30% vested after three years, 40% vested after four years with vesting increasing 20% each year thereafter, until 100% vested. The plan had 67,068 allocated shares as of December 31, 2001. Contributions to the plan were $90,000 in 2001 and $80,000 in 2000 and 1999, respectively. The contributions are reported as compensation. Dividends on the Company stock held by the ESOP were $61,341, $53,600 and $47,021 in 2001, 2000 and 1999, respectively. Shares held by the ESOP are considered outstanding for purposes of computing net earnings per share.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 10.  Shareholders' Equity

          The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $5 per share. No preferred stock has been issued. The rights and preferences of any preferred shares will be determined by the Board of Directors upon issuance of the stock.

          The Company has a dividend reinvestment plan under which shareholders may choose to receive additional shares of common stock in lieu of cash dividends. Shares were formerly issued at 95% of the market price on the dividend payment date. Beginning January 1, 2000, dividend reinvestment plan shares are issued at 100% of market price. Shares totaling 9,096 and 9,548 were issued in 2001 and 2000, respectively.

          The Board has authorized the repurchase of 65,000 shares of outstanding Company stock. The number of shares repurchased was 11,677 in 1999, 16,903 in 2000 and 22,520 in 2001.

Note 11.  Stock Option Plan

          The Company has three incentive stock option plans. The 1985 incentive stock option plan expired in 1995 and no additional shares may be granted under this plan. Under the incentive stock option plan adopted in 1994, the Company may grant options to certain key employees for up to 75,000 shares. At December 31, 2001, the 1994 plan had 32,501 shares available for grant. Under both plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. Options granted are exercisable only after meeting certain performance targets during a specified time period. If the targets are not met, the options lapse. The 1998 Non-Employee Directors Stock Option Plan grants an option for 250 shares to each director annually. The plan had 13,750 shares available for grant at December 31, 2001.

          A summary of the status of the incentive stock option plans as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

                                                                         Exercisable Stock Options
                                                    ---------------------------------------------------------
                                                     Outstanding      Granted        Exercised    Outstanding
                                                     Beginning         During         During         At End
                                                     of Year          the Year       the Year       of Year
                                                    ------------   -----------    ------------    -----------
                 2001
                   Shares                                 60,392         8,807          (2,000)        67,199
                   Weighted average exercise price  $      20.94   $     33.64    $      18.31    $     24.14

                 2000
                   Shares                                 51,562        12,830          (4,000)        60,392
                   Weighted average exercise price  $      18.79   $     31.25    $      14.38    $     20.94

                 1999
                   Shares                                 42,650        10,162          (1,250)        51,562
                   Weighted average exercise price  $      16.45   $     27.50    $      19.10    $     18.79

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 11. Stock Option Plan (Concluded)

         At December 31, 2001, exercise prices on outstanding options ranged from $11.00 to $35.00 per share and the weighted average remaining contractual life was 6.01 years.

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

                                                   2001            2000             1999
                                              -------------    ------------    --------------
               Pro-forma reduction in
                 net income                   $     (78,000)   $    (89,000)   $      (38,000)
                                              =============    ============    ==============

               Pro-forma earnings per share   $        1.67    $       1.31    $         1.83
                                              =============    ============    ==============

         Pro-forma amounts were computed using a 6.0% discount rate over the term of the options and dividend rates which approximate current payments.

Note 12. Related Parties

         The Company has entered into transactions with its directors and principal officers of the Company, their immediate families and affiliated companies in which they are the principal stockholders (related parties). The aggregate amount of loans to such related parties was approximately $2,026,255 and $3,531,560 at December 31, 2001 and 2000, respectively. All such loans, in the opinion of the management, were made in the normal course of business on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions.

               Balance, December 31, 2000     $  3,531,560
               New loans                           131,404
               Repayments                       (1,343,647)
               Other changes                      (293,062)
                                              ------------
               Balance, December 31, 2001     $  2,026,255
                                              ============

         Commitments to extend credit to directors and their related interests were $1,506,305 and $1,636,906 in 2001 and 2000, respectively.

Note 13. Commitments and Contingencies

         In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. At December 31, 2001, the Company was not involved in any litigation.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 14. Fair Value of Financial Instruments

         The estimated fair values of the financial instruments at December 31, 2001, are shown in the following table. The carrying amounts in the table are included in the balance sheet under the applicable captions.

                                                               Carrying           Fair
                                                                Amount           Value
                                                            -------------   --------------
            Financial assets:
               Cash and due from banks                      $   9,290,717   $    9,290,717
               Interest-bearing deposits                          176,617          176,617
               Federal funds sold                              25,235,480       25,235,480
               Securities available-for-sale                   47,993,730       47,993,730
               Loans, net of allowance for loan losses        150,252,556      157,458,428

            Financial liabilities:
               Non-interest bearing deposits                   26,035,922       26,035,922
               Savings and NOW deposits                       102,121,408      102,160,387
               Other time deposits                             90,963,764       93,460,783
               Securities sold under repurchase agreements      2,860,274        2,860,274

            Off-balance-sheet liabilities:
               Commitments to extend credit                    22,138,452       22,138,452

         The above presentation of fair values is required by Statement on Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The fair values shown do not necessarily represent the amounts which would be received on immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

               Fair values for off-balance-sheet lending commitments is approximated by the carrying value.

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to adjusted average assets (as defined). At December 31, 2001, the Company met all capital adequacy requirements to which it is subject.

          The Company is subject to the following capital requirements:

                                                         Regulatory
                                                         Minimum     Actual
                                                         ------------------
            Total capital to risk weighted assets           8.0       13.3
            Tier 1 capital to risk weighted assets          4.0       12.3
            Tier 1 capital to adjusted average assets       4.0        8.5

                  Note 16. Unconsolidated Financial Statements of Parent Company

          Financial information pertaining only to Bay Banks of Virginia, Inc. is as follows:

          Condensed Balance Sheets
                                                               2001           2000
                                                          -------------  -------------
          Assets
          Cash and due from banks                         $   1,159,136  $     194,573
          Due from subsidiaries                                 136,745        569,844
          Investment in subsidiaries                         21,111,065     20,269,142
          Premises and equipment, net                           177,896        183,446
          Other assets                                          280,907        339,999
                                                          -------------  -------------

               Total assets                               $  22,865,749  $  21,557,004
                                                          =============  =============

          Liabilities and Shareholders' Equity
          Liabilities
          Deferred directors' compensation                $     266,247  $     316,542
          Other liabilities                                      77,752            712
                                                          -------------  -------------

               Total liabilities                                343,999        317,254
                                                          -------------  -------------

               Total shareholders' equity                    22,521,750     21,239,750
                                                          -------------  -------------

               Total liabilities and shareholders' equity $  22,865,749  $  21,557,004
                                                          =============  =============

                           BAY BANKS OF VIRGINIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

Note 16. Unconsolidated Financial Statements of Parent Company (continued)

         Condensed Statements of Income

                                                                      2001             2000           1999
                                                                  --------------   ------------   --------------
             Non-interest income
             Dividends from subsidiaries                          $    2,070,000   $    975,000   $      850,000
             Other income                                                      -         43,086                -
                                                                  --------------   ------------   --------------

               Total non-interest income                               2,070,000      1,018,086          850,000
                                                                  --------------   ------------   --------------

               Total non-interest expense                                144,958         91,432           30,937
                                                                  --------------   ------------   --------------

             Income before income taxes and equity
                in undistributed earnings of subsidiaries              1,925,042        926,654          819,063

             Income tax provision                                              -              -                -
                                                                  --------------   ------------   --------------

             Income before equity in undistributed earnings
                of subsidiaries                                        1,925,042        926,654          819,063
                                                                  --------------   ------------   --------------

             Equity in undistributed earnings of subsidiaries             36,276        638,444        1,356,315
                                                                  --------------   ------------   --------------

             Net Income                                           $    1,961,318   $  1,565,098   $    2,175,378
                                                                  ==============   ============   ==============

         Condensed Statements of Cash Flows

         Cash Flows From Operating Activities
         Net income                                               $    1,961,318   $  1,565,098   $    2,175,378
         Adjustments to reconcile net income to net
           cash provided by operating activities:
             Depreciation and amortization                                28,653          8,796            8,796
             Equity in undistributed earnings of subsidiaries            (36,276)      (638,444)      (1,356,315)
             (Increase) decrease in other assets                         (50,295)      (316,542)               -
             Net change in deferred directors' compensation               50,295        316,542                -
             Increase (decrease) in other liabilities                     77,040            281          (22,982)
                                                                  --------------   ------------   --------------

             Net cash provided by operating activities                 2,030,735        935,731          804,877
                                                                  --------------   ------------   --------------

         Cash Flows From Investing Activities
         Net change in due from subsidiaries                             433,099       (569,844)          17,060
         Investment in subsidiaries                                            -       (900,000)        (257,060)
         Purchases of premises and equipment                             (14,307)      (183,444)               -
                                                                  --------------   ------------   --------------

             Net cash provided by investing activities                   418,792     (1,653,288)        (240,000)
                                                                  --------------   ------------   --------------

         Cash Flows From Financing Activities
         Proceeds from issuance of common stock                          339,572        397,326          383,290
         Dividends paid                                               (1,075,919)      (996,885)        (910,279)
         Repurchase of stock                                            (748,617)      (601,542)        (395,244)
                                                                  --------------   ------------   --------------

             Net cash used in financing activities                    (1,484,964)    (1,201,101)        (922,233)
                                                                  --------------   ------------   --------------

         Net increase (decrease) in cash and due from banks              964,563     (1,918,658)        (357,356)
         Cash and due from banks at January 1                            194,573      2,113,231        2,470,587
                                                                  --------------   ------------   --------------

         Cash and due from banks at December 31                   $    1,159,136   $    194,573   $    2,113,231
                                                                  ==============   ============   ==============

Ten Year Comparison of Earnings, Dividends, and Financial Condition

                     Net Income     Dividends Paid   Earnings per Common     Dividends per
                                                               Share*            Share*
                  ------------------------------------------------------------------------
    1992    .....    $1,302,311           $437,638                 $1.25             $0.42
    1993    .....     1,510,011            476,530                  1.42              0.45
    1994    .....     1,378,185            529,060                  1.28              0.49
    1995    .....     1,523,831            581,172                  1.39              0.53
    1996    .....     1,831,616            642,102                  1.64              0.58
    1997    .....     1,959,832            723,741                  1.71              0.63
    1998    .....     1,930,900            809,825                  1.67              0.70
    1999    .....     2,175,378            910,279                  1.86              0.78
    2000    .....     1,612,620            996,885                  1.39              0.86
    2001    .....     2,008,839          1,075,919                  1.74              0.94

                     Securities         Loans, net          Total Assets          Deposits
                  ------------------------------------------------------------------------
    1992    .....   $26,623,125        $80,126,043          $119,380,580      $107,399,662
    1993    .....    44,668,423         80,178,153           140,445,645       127,024,243
    1994    .....    52,293,024         87,642,815           150,646,340       136,950,209
    1995    .....    46,000,953         93,212,634           156,167,460       140,289,333
    1996    .....    45,249,656        100,711,314           159,333,211       142,109,886
    1997    .....    44,066,442        104,202,928           169,006,071       149,604,806
    1998    .....    59,007,884        113,642,610           200,270,927       178,268,851
    1999    .....    53,169,880        130,431,636           199,772,678       177,701,967
    2000    .....    52,582,952        147,677,876           225,331,729       200,178,086
    2001    .....    47,993,730        150,252,556           245,594,193       219,193,565

*Per share data is adjusted for a 2 for 1 stock split in 1991, and a 2 for 1 stock split in 1996.

Exhibit 21.0

Bay Banks of Virginia, Incorporated (Parent)
   Bank of Lancaster (Subsidiary of Bay Banks of Virginia, Inc.)
         Bay Services Title Company (Subsidiary of Bank of Lancaster)
   Chesapeake Holdings, Incorporated (Subsidiary of Bay Banks of Virginia, Inc.) Bay Trust Company (Subsidiary of Bay Banks of Virginia, Inc.)


Exhibit 23.0

                         CONSENT OF INDEPENDENT AUDITORS

Eggleston Smith P.C.
603 Pilot House Drive, Suite 400
Newport News, Virginia  23606

Board of Directors
Bay Banks of Virginia, Inc.

   We consent to the incorporation by reference in this Annual Report on Form 10-K of our report dated January 31, 2002, relating to the consolidated financial statements of Bay Banks of Virginia, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001.

EGGLESTON SMITH P.C.


Newport News, Virginia
March 29, 2002