Form 10-K, Exhibit 13
period 2002-12-31
BAY BANKS OF VIRGINIA INC
filed 2003-03-31
CIK 1034594

Exhibit 13

2002 FINANCIAL REVIEW

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	8

CONSOLIDATED BALANCE SHEETS	17

CONSOLIDATED STATEMENTS OF INCOME	18

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	19

CONSOLIDATED STATEMENTS OF CASH FLOWS	20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	21

INDEPENDENT AUDITORS’ REPORT	36

FINANCIAL HIGHLIGHTS	37

TEN-YEAR COMPARISONS	38

MANAGEMENT’S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of Bay Banks of Virginia, Inc.,(the “Company”). This discussion should be read in conjunction with the financial statements and other financial information contained elsewhere in this annual report.

Bay Banks of Virginia, Inc., is a bank holding company, organized under the laws of Virginia on February 10, 1997. As of July 1, 1997, Bay Banks of Virginia, Inc., assumed ownership of 100% of the stock of the Bank of Lancaster. Prior to this date the Company operated as the Bank of Lancaster. In August of 1999, Bay Banks of Virginia formed Bay Trust Company. This subsidiary of the Company was created to purchase the assets of the trust department of the Bank of Lancaster. This sale and transfer of assets was completed on December 31, 1999. As of January 1, 2000, the bank no longer owned or managed the trust function, and Bay Trust Company began operations as a subsidiary of Bay Banks of Virginia.

Critical Accounting Policies

General.    The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance For Loan Losses.    The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (2) SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Goodwill.    In October 2002, the Financial Accounting Standards Board issued Statement No. 147, Acquisitions of Certain Financial Institutions. The Statement amends previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of Statement No. 141, Business Combinations, and Statement No. 142 Goodwill and Other Intangible Assets, to branch acquisitions if such transactions meet the definition of a business combination. The provisions of the Statement do not apply to transactions between two or more mutual enterprises. In addition, the Statement amends Statement No. 144, Accounting for the Impairment of Long-Lived Assets, to include in its scope core deposit intangibles of financial institutions. Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to the impairment recognition and measurement provisions required for other long-lived assets held and used. The Company adopted this interpretation of Statement No. 147 for the intangibles associated with branch acquisitions that were executed in 1994, 1997, and 2000. The Company conducted an in-depth study of the issue and has determined that the intangibles associated with these branch acquisitions qualify as business combinations as described in Statement No. 141 and No. 142, as well as Emerging Issues Task Force Ruling 98-3. The impact of this reclassification is discussed in detail in the Non-Interest Expense Section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Summary Financial Information

2002 Compared to 2001

Bay Banks of Virginia, Inc. recorded earnings for 2002 of $2,301,401 or $0.99 diluted earnings per share as compared to 2001 earnings of $2,008,839 and $0.86 diluted earnings per share. This is an increase in net income of 14.6% over the prior period. Net interest income for 2002 increased to $8,753,103, up 7.8% as compared to $8,121,421 for 2001. Non-interest income, before net securities gains, for 2002, increased to $2,088,624 as compared to 2001 non-interest income, before net securities gains, of $2,063,146, an increase of 1.2%. Non-interest expenses increased to $7,202,587, up 2.3% over 2001 non-interest expenses of $7,042,737.

2001 Compared to 2000

Earnings for Bay Banks of Virginia, Inc., were $2,008,839 for 2001, up 24.6% as compared to 2000 earnings of $1,612,620. 2001 diluted earnings per share were $0.86 as compared to 2000 diluted earnings per share of $0.69. Net interest income was $8,121,421 for 2001 as compared to $6,707,473 for 2000. This represents an increase of 21.1% over net interest income for 2000. Non-interest income before net securities gains for 2001 was $2,063,146, up 21.6% over 2000 non-interest income before net securities gain of $1,695,968. Non-interest expenses for 2001 were $7,042,737, up 17.0% as compared to 2000 non-interest expenses of $6,020,194.

Financial Analysis

Net Interest Income

The principal source of earnings for the Company is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid on deposits and other sources of funding. It is affected by variations in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the volume of non-performing assets.

The Company has reclassified loan fee income for 2001 and 2000 to conform to Financial Accounting Standards Board’s Statement No. 91, which addresses accounting for loan fees and costs. The reclassification reduced loan fee income by $435,070 in 2001, and by $497,245 in 2000. The corresponding entries reduced salary expense by the same amounts, as discussed later in the Non-Interest Expense section.

Net interest income was $8.8 million in 2002, $8.1 million in 2001 and $6.7 million in 2000, as adjusted. This represents an increase in net interest income of 7.8% for 2002 as compared to 2001 and an increase of 21.1% for 2001 over 2000. Net interest spread on average earning assets and liabilities was 3.6%, 3.5% and 2.7% for 2002, 2001, and 2000, respectively.

The improvement in net interest income in 2002 was due mainly to the falling interest rate environment coupled with the Bank’s liability sensitivity. The result was a more rapid decline in deposit rates than in asset rates. The Federal Reserve Open Market Committee reduced rates by 425 basis points (4.25 percentage points) throughout 2001 and rates have remained low throughout 2002. With deposits re-pricing more rapidly than loans, net interest margins improved. In addition, the Bank released a five year certificate of deposit during late 2001 and the first half of 2002. This certificate of deposit was competitively priced and should remain a stable source of funding as rates eventually begin to rise.

In reviewing net interest income, the impact of these factors becomes apparent by comparing interest expense in 2002, 2001 and 2000. Interest expense was $5.4 million in 2002, $7.3 million in 2001 and $8.3 million in 2000. The yield on interest bearing liabilities was 2.7%, 4.1%, and 4.9% for 2002, 2001, and 2000, respectively. This represents a decrease in interest expense of $1.9 million, or 26.4% between 2002 and 2001.

Non-Interest Income

Total non-interest income remained unchanged at $2.1 million in 2002 and 2001. Non-interest income in 2000 was $1.7 million. This represents no increase for 2002 over 2001 and 19.2% for 2001 over 2000.

Non-interest income is composed of income from fiduciary activities (Bay Trust Company), service charges on deposit accounts, other service charges and fees, secondary market loan origination fees, gains on securities, and other miscellaneous income. Fiduciary income declined by $176 thousand during 2002 for a decrease of 21.6% as compared to 2001. Fiduciary income increased by $141 thousand or 21.0% between 2001 and 2000. Fiduciary income is largely affected by changes in the performance of the stock market. This being the case, performance of fiduciary activities can be expected to approximate the performance of the national stock markets. While Bay Trust Company realized a decline in revenues during 2002, their managed accounts outperformed the S&P 500 index. Service charges on deposits increased by $81 thousand, while other service charges increased by $83 thousand during 2002 as compared to 2001. Secondary market loan fees totaled $261 thousand in 2002 compared to $224 thousand in 2001, an increase of $36 thousand or 16.2%. Other income includes lease income, gains on the sale of foreclosed property, gains on the sale of fixed assets, and other income. Other income increased in 2002 over 2001 to $18 thousand from $17 thousand, an increase of 5.3%.

While securities trading is not part of the core operating business of the Company and is therefore not budgeted, the Company may sell a portion of its investment portfolio as a means to fund loan growth. In addition, bonds that are called may be called at a premium which results in a realized gain. Gains on securities during 2002, 2001, and 2000 were $3 thousand, $22 thousand, and $54 thousand, respectively.

Non-Interest Expense

During 2002, non-interest expense increased to $7.2 million from $7.0 million in 2001 and $6.0 million in 2000. This represents an increase of 2.3% for 2002 over 2001 and 16.9% for 2001 over 2000. Non-interest expense is composed of salaries and benefits, occupancy expense, state bank franchise taxes and other expense. Salary and benefit expense is the major component of non-interest expenses. For 2001 and 2000 the Company has reclassified salary expense to conform to Financial Accounting Standards Board’s Statement No. 91, which addresses accounting for loan fees and costs. Salary expense was reduced due to this reclassification by $435,070 and $497,245 for 2001 and 2000, respectively. As discussed in the Interest Income section earlier, the corresponding entries reduced loan fee income by the same amounts. Salary and benefits expense was $3.6 million in 2002, $3.6 million in 2001 and $2.9 million in 2000, as adjusted. This represents no increase between 2002 and 2001, and a 23.4% increase between 2001 and 2000. Bank of Lancaster purchased two branches of a regional bank in the fourth quarter of 2000. Staff increases related to this acquisition and other additional staffing resulted in the greatest portion of the increase in salaries and benefits for 2001.

Occupancy expense for 2002 was $884 thousand as compared to $804 thousand for 2001. This is an increase of 10.0% for 2002 over 2001. For the comparable period, 2001 over 2000, occupancy expense increased 17.9%. Other expense for 2002 was $2.2 million, an increase of 1.3% over 2001. As discussed earlier in the Goodwill paragraph of the Critical Accounting Policies section of this document, the Bank adopted Financial Accounting Standards Board Statement No. 147, Acquisitions of Certain Financial Institutions. This statement amended previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Upon adoption of Statement No. 147, the Bank was able to recover the non-cash expense allocated to the amortization of the core deposit intangible that was associated with each of the branch acquisition transactions that were previously executed. The result was a reduction in other expense of $233 thousand in 2002 as compared to 2001.

Income Taxes

Income tax expense in 2002 was $869 thousand, up from $830 thousand in 2001 and $574 thousand in 2000. Income tax expense corresponds to an effective rate of 27.4%, 29.2% and 25.8% for the three years ended December 31, 2002, 2001, and 2000, respectively. Note 11 to the Consolidated Financial Statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and actual income tax expense. Also included in Note 11 to the Consolidated Financial Statements is information regarding deferred taxes for 2002 and 2001.

Balance Sheet

The Company experienced steady growth in its balance sheet throughout 2002. Loan and deposit growth was constant, increases in non-earning assets were modest, and the bond portfolio increased as well. Total assets were $263.1 million at year-end 2002 as compared to $245.6 for year-end 2001. This represents an increase of $17.5 million or 7.1%.

Loans

Loan demand was steady throughout 2002 as balances increased by $18.4 million or 12.1%. Year-end 2002 gross loan balances were $170.1 million as compared to $151.7 million at year-end 2001. The loan portfolio is mainly composed of residential first mortgages. Loans secured by one-to-four family real estate increased to $96.1 million at year-end 2002 as compared to $91.1 million at year-end 2001. This represents an increase of $5.0 million or 5.4% for 2002 over 2001. Real estate construction loans increased to $19.1 million for 2002 as compared to $13.9 million at year-end 2001. This represents an increase of $5.2 million or 37.5%. Commercial loan balances increased to $16.8 million from $11.4 million, and consumer installment loans increased to $10.0 million from $9.7 million for 2002 over 2001. At year-end 2002, residential and commercial loans secured by real estate were $140.3 million as compared to $128.9 million at year end 2001, for an increase of $11.4 million or 8.9%. Loans secured by real estate were 82.5% of total loans as of year-end 2002. One-to-four family residential mortgages comprised 56.5% of total loans, commercial loans were 9.8% and consumer installment loans were 5.9%.

Provision and Allowance for Loan Losses

The provision for loan losses is a charge against earnings that is necessary to maintain the allowance for loan losses at a level consistent with management’s evaluation of the loan portfolio’s inherent risk. The 2002 provision was $471 thousand as compared to $325 thousand for 2001. Loans charged off during 2002 totaled $289 thousand versus $221 thousand for 2001. Recoveries were $21 thousand and $19 thousand for 2002 and 2001, respectively. The allowance for loan losses, as a percentage of year-end loans, was 1.0% for 2002 and 1.0% for 2001.

As of December 31, 2002, loans upon which the accrual of interest had been discontinued were $268 thousand. Loans upon which the accrual of interest had been discontinued at year-end 2001 were $163 thousand. Other real estate owned, including foreclosed property, at year-end 2002 was $580 thousand as compared to $614 thousand for 2001. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Management expects no losses on the sale of other real estate owned.

Loans still accruing interest but delinquent ninety days or more totaled $667 thousand, or 0.4%, of all loans on December 31, 2002. These balances totaled $817 thousand, or 0.5%, on December 31, 2001.

The allowance for loan losses is analyzed for adequacy on a quarterly basis to determine the required amount of provision. A loan-by-loan review is conducted on all classified loans. Inherent losses on these individual loans are determined and these losses are compared to historical loss data for each loan type. Management then reviews the various analyses and determines the appropriate allowance. As of December 31, 2002, management considered the allowance for loan losses to be a reasonable estimate of potential loss exposure inherent in the loan portfolio.

Deposits

As of December 31, 2002, the Company maintained total deposits of $231.5 million. This compares to $219.2 million for 2001. This represents an increase of $12.3 million or 5.6% for 2002 as compared to 2001. Non-interest bearing demand deposits declined slightly to $25.7 million during 2002 from $26.1 million at year-end 2001. Savings and NOW balances increased to $114.4 million during 2002 from $102.1 million at year-end 2001. Other time deposits grew to $91.4 million from $91.0 million at year-end 2001.

Securities

As of December 31, 2002, investment securities totaled $50.2 million and year-end balances for 2001 were $48.0 million. Throughout 2002, the Company received $7.3 million in sales and maturities from the investment portfolio, and purchased $7.8 million. All of the Company’s securities are classified as available for sale. Securities held as available for sale are immediately eligible for sale for general liquidity management. Investment securities may be sold if loan demand requires funding, if decreases in deposits require alternative sources of liquidity, if embedded prepayment risk has resulted from changes in interest rates, if an investment’s credit quality requires action, or as other asset and liability management needs may dictate.

Available for sale securities are carried at fair market value, with after-tax market value gains or losses being disclosed as an “unrealized” component of shareholder’s equity entitled “Accumulated other comprehensive income.” Also known as unrealized gains or losses on investments, other comprehensive income is impacted by rising or falling interest rates. As the market value of a fixed income investment will increase as interest rates fall, it will also decline as interest rates rise. The after tax gains or losses are recorded as other comprehensive income in the equity of the company, but have no impact on earnings until such time as the investment is sold. As of December 31, 2002 the Company had accumulated other comprehensive income of $1.6 million.

Liquidity, Interest Rate Sensitivity and Inflation

Sources of liquidity include core deposits, the investment portfolio and balances held as Federal Funds sold. Cash flows are managed to ensure availability of liquidity to fund loan growth or unanticipated declines in deposit balances. As of December 31, 2002, $5.2 million or 10.5% of the investment portfolio will mature within one year or less. At year-end 2002 the Company had $20.0 million in Federal Funds sold balances. Additional liquidity sources include overnight lines of credit with corresponding banks equaling $16.8 million and available credit at the Federal Home Loan Bank of Atlanta in the amount of $19.0 million. These credit lines were not used in 2002, as sufficient funding was available from growth in deposits.

The Company employs a variety of measurement techniques to identify and manage its exposure to changing interest rates and subsequent changes in liquidity. The company utilizes advanced simulation models that estimate interest income volatility and interest rate risk, and regularly investigates potential external influences. In addition, the Company utilizes an Asset Liability Committee (“ALCO”) composed of appointed members from management and the Board of Directors. The end result is significant managerial attention to interest income volatility that may result from changes in the level of interest rates, basic interest rate spreads, the economic value of equity, the shape of the yield curve and changing product patterns.

As mentioned above, the Company employs a simulation model that captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the balance sheet. The simulation model is prepared and updated four times during each year.

This sensitivity analysis is compared to ALCO policy limits quarterly. These limits specify a maximum tolerance level for net interest income exposure over a one-year horizon, assuming no balance sheet growth, and given a 200 basis point (bp) upward and downward immediate shift in interest rates. The following reflects that range of the Company’s net interest income sensitivity analysis during the year 2002 and 2001 as compared to the ALCO policy limit of 15%.

	2002
	Interest Rate Scenario (000’s)
	-200 bp	Flat	+200 bp
Net Interest Income	$10,017	$9,797	$10,068
Net Interest Income $ Change	$220		$271
Net Interest Income % Change	2.25%		2.78%

	2001
	Interest Rate Scenario (000’s)
	-200 bp	Flat	+200 bp
Net Interest Income	$9,109	$9,281	$9,706
Net Interest Income $ Change	($172)		$425
Net Interest Income % Change	(1.85%)		4.58%

During 2002, the simulation proved to be accurate in its presentation of the benefits of falling interest rates. As presented in the table above, Bay Banks of Virginia has minimal interest rate risk to either rising or falling rate environments. The Company could expect an increase in net interest income of $230 thousand if rates fall 200 basis points and an increase in net interest income of $281 thousand if rates increase 200 basis points during the twelve months following year-end 2002. The Company significantly increased balances in five-year certificates of deposit during late 2001 and early 2002. These balances increased as funds were moved from the eight-month certificate of deposit product. This occurred through the introduction of a five-year certificate of deposit product with attractive rates and terms, with the objective being restructuring the short-term deposits to longer term deposits. Approximately $36 million was placed in the five-year certificate product during its availability. Approximately $25 million of the total was moved from short-term certificates. This resulted in a more neutral interest rate risk position, as mentioned in the net interest income section above.

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same magnitude as the prices of goods and services. Another impact of inflation is on non-interest expenses, which tend to rise during periods of general inflation. The values of real estate held as collateral by the Company for loans and foreclosed property could be affected by inflation or changing prices due to market conditions.

In the fall of 2001 and spring of 2002, the Company was able to restructure its balance sheet by offering a five-year certificate of deposit product that proved very successful. This product provided approximately $30 million in certificates that were “new deposits” or transferred from shorter term certificate and transaction accounts. While this five-year certificate has embedded optionality, the product successfully moved the rate sensitivity of the balance sheet from liability sensitive to slightly asset sensitive. This means that the net interest margin of the company will be only nominally impacted in either a rising or falling rate environment. Also known as having a “neutral” balance sheet, this is a safe position for the Company as the risk associated with interest rate volatility is somewhat mitigated.

Management believes the most significant impact on financial results is the Company’s ability to react to changes in interest rates. As discussed previously, management attempts to maintain a favorable position between rate-sensitive assets and rate-sensitive liabilities in order to protect against wide interest rate fluctuations.

Capital Resources

Equity growth in the Company is supported by three methods; retained earnings, dividend reinvestment and the exercise of stock options granted to officers. The primary method of supporting growth is achieved through retained earnings. During 2002, 50.0% of net income was paid to stockholders as dividends. This pay out ratio was 53.6% in 2001 and 61.8% in 2000. A portion of the Company’s stock repurchases also reduces retained earnings. In addition, the Company employs a dividend reinvestment plan in which each stockholder has the option to participate. The plan provides the Company’s stockholders an opportunity to use dividends received to purchase authorized but un-issued shares at the current market price and with no commission.

Total capital, or shareholders’ equity, as of December 31, 2002 was $23.1 million before other comprehensive income, and $22.1 million at year-end 2001. This is an increase of $1.0 million or 4.8%.

As outlined in the Securities section above, the Company accounts for unrealized gains or losses in the investment portfolio by adjusting capital for any after tax effect of that gain or loss at the end of a given accounting period. Net unrealized gains were $1.6 million at December 31, 2002, as compared to $546 thousand at year-end 2001.

The Company is required to maintain minimum amounts of capital to total “risk weighted” assets as defined by Federal Reserve Capital Guidelines. According to Capital Guidelines for Bank Holding Companies, the Company is required to maintain a minimum Total Capital to Risk Weighted Asset ratio of 8.0%, a Tier 1 Capital to Risk Weighted Asset ratio of 4.0% and a Tier 1 Capital to Adjusted Average Asset ratio (Leverage ratio) of 4.0%. As of December 31, 2002, the Company maintained these ratios at 12.5%, 11.5%, and 7.9%, respectively.

Book value per share of common stock before other comprehensive income was $10.03 on December 31, 2002, $9.57 on December 31, 2001, and $9.27 on December 31, 2000, as restated for the 2-for-1 stock split in 2002. Cash dividends paid during 2002 were $1,150,503 million or $0.50 per share. In 2001 and 2000, cash dividends paid were $1,075,919 and $996,885 respectively. Total shares outstanding on December 31, 2002 and 2001 were 2,307,360 and 1,153,281 respectively. The Company declared a two-for-one stock split in the form of a 100% stock dividend on June 7, 2002. All per share data has been adjusted to reflect the split.

Recent Accounting Pronouncements

In December, 2001, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others, to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry audit guides. This Statement is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2001, and did not have a material impact on the Company’s consolidated financial statements.

In April 2002, the Financial Accounting Standards Board issued Statement 145, Rescission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The amendment to Statement 13 eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002, with early application encouraged.

In June 2002, the Financial Accounting Standards Board issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires recognition of a liability, when incurred, for costs associated with an exit or disposal activity. The liability should be measured at fair value. The provisions of the Statement are effective for exit or disposal activities initiated after December 31, 2002.

Effective January 1, 2002, the Company adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value based test. Additionally, Statement 142 requires that acquired intangible assets (such as core deposit intangibles) be separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their estimated useful life. Branch acquisition transactions were outside the scope of the Statement and therefore any intangible asset arising from such transactions remained subject to amortization over their estimated useful life.

In October 2002, the Financial Accounting Standards Board issued Statement No. 147, Acquisitions of Certain Financial Institutions. The Statement amends previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of Statement No. 141, Business Combinations, and Statement No. 142 to branch acquisitions if such transactions meet the definition of a business combination. The provisions of the Statement do not apply to transactions between two or more mutual enterprises. In addition, the Statement amends Statement No. 144, Accounting for the Impairment of Long-Lived Assets, to include in its scope core deposit intangibles of financial institutions. Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to the impairment recognition and measurement provisions required for other long-lived assets held and used.

The adoption of Statement No. 142, 145, 146 and 147 did not have a material impact on the Company’s consolidated financial statements.

The Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of Statement No. 123, in December 2002. The Statement amends Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effects of stock options in interim financial information. The amendments to Statement No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged for both amendments. The Company continues to record stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees, and has not adopted the alternative methods allowable under Statement No. 148.

Forward-Looking Statements

In addition to the historical information contained herein, this discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the operations of the Bank, and the Holding Company’s actual results could differ significantly from those discussed in the forward looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in economic conditions in the Company’s (or Bank’s) market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market, and competition. Any of these factors could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from banks	$9,875,840	$9,290,717
Interest-bearing deposits	159,730	176,617
Federal funds sold	19,978,688	25,235,480
Securities available-for-sale, at fair value	50,151,265	47,993,730
Loans, net of allowance for loan losses of $1,696,914 in 2002 and $1,493,063 in 2001	168,442,156	150,252,556
Premises and equipment, net	7,968,469	6,943,494
Accrued interest receivable	1,453,952	1,562,917
Other real estate owned	580,167	614,073
Core deposit intangibles	2,807,842	2,807,842
Other assets	1,642,040	716,767

Total assets	$263,060,149	$245,594,193

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Demand deposits	$25,731,769	$26,108,393
Savings and NOW deposits	114,421,623	102,121,408
Other time deposits	91,362,789	90,963,764

Total deposits	231,516,181	219,193,565

Other Liabilities
Securities sold under repurchase agreements	4,481,764	2,860,274
Other liabilities	2,305,405	923,563

Total other liabilities	6,787,169	3,783,837

Total liabilities	238,303,350	222,977,402

Shareholders’ Equity
Common stock—$5 par value
Authorized—5,000,000 shares;
Outstanding—2,307,360 and 1,153,281 shares	11,536,800	5,766,405
Additional paid-in capital	4,080,693	3,940,720
Retained earnings	7,514,790	12,363,054
Accumulated other comprehensive income	1,624,516	546,612

Total shareholders’ equity	24,756,799	22,616,791

Total liabilities and shareholders’ equity	$263,060,149	$245,594,193

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Interest Income
Loans, including fees	$11,150,289	$12,380,007	$11,650,814
Securities:
Taxable	2,024,013	2,230,693	2,589,620
Tax-exempt	624,514	500,294	623,527
Federal funds sold and other	344,951	331,131	146,178

Total interest income	14,143,767	15,442,125	15,010,139

Interest Expense
Deposits	5,356,811	7,230,852	7,740,488
Federal Home Loan Bank borrowings	—	—	377,484
Federal funds purchased and securities sold under repurchase agreements	33,853	89,852	184,694

Total interest expense	5,390,664	7,320,704	8,302,666

Net Interest Income	8,753,103	8,121,421	6,707,473
Provision for loan losses	471,000	325,000	250,000

Net interest income after provision for loan losses	8,282,103	7,796,421	6,457,473

Non-interest Income
Income from fiduciary activities	635,197	810,735	669,892
Service charges on deposit accounts	541,250	460,281	364,798
Other service charges and fees	633,239	550,552	464,564
Secondary market lending fees	260,913	224,454	67,402
Securities gains	2,800	22,269	53,793
Other income	18,025	17,124	129,312

Total non-interest income	2,091,424	2,085,415	1,749,761

Non-interest Expenses
Salaries and employee benefits	3,599,689	3,615,834	2,930,970
Occupancy expense	884,495	804,325	682,045
Bank franchise tax	209,015	190,823	165,531
Visa expense	321,444	272,527	211,757
Other expenses	2,187,944	2,159,228	2,029,891

Total non-interest expenses	7,202,587	7,042,737	6,020,194

Income before income taxes	3,170,940	2,839,099	2,187,040
Income tax expense	869,539	830,260	574,420

Net Income	$2,301,401	$2,008,839	$1,612,620

Basic Earnings Per Share
Average shares outstanding *	2,301,364	2,310,522	2,318,698
Net income per share of common stock	$1.00	$0.87	$0.70
Diluted Earnings Per Share
Average shares outstanding *	2,309,959	2,344,806	2,362,404
Net income per share of common stock	$.99	$0.86	$0.69

*Adjusted	for a 2-for-1 stock split on June 7, 2002.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at January 1, 2000	$5,826,617	$3,735,576	$11,572,592	$(1,428,924)	$19,705,861

Comprehensive income:
Net income	—	—	1,612,620	—	1,612,620
Net changes in unrealized appreciation on available-for-sale securities, net of taxes of $602,425	—	—	—	1,169,412	1,169,412

Total comprehensive Income	—	—	1,612,620	1,169,412	2,782,032
Cash dividends paid— $0.43* per share	—	—	(996,885)	—	(996,885)
Stock repurchase	(84,515)	(177,340)	(339,687)	—	(601,542)
Sale of common stock—
Dividend reinvestment plan	47,739	291,562	—	—	339,301
Stock options exercised	20,000	38,025	—	—	58,025

Balance at December 31, 2000	5,809,841	3,887,823	11,848,640	(259,512)	21,286,792

Comprehensive income:
Net income	—	—	2,008,839	—	2,008,839
Net changes in unrealized appreciation on available-for-sale securities, net of taxes of $415,276	—	—	—	806,124	806,124

Total comprehensive income	—	—	2,008,839	806,124	2,814,963
Cash dividends paid – $0.47* per share	—	—	(1,075,919)	—	(1,075,919)
Stock repurchase	(112,600)	(239,826)	(396,191)	—	(748,617)
Sale of common stock—
Dividend reinvestment plan	45,479	257,425	—	—	302,904
Stock options exercised	23,685	35,298	(22,315)	—	36,668

Balance at December 31, 2001	5,766,405	3,940,720	12,363,054	546,612	22,616,791

Comprehensive income:
Net income	—	—	2,301,401	—	2,301,401
Net changes in unrealized appreciation on available-for-sale securities, net of taxes of $555,284	—	—	—	1,077,904	1,077,904

Total comprehensive income	—	—	2,301,401	1,077,904	3,379,305
Cash dividends paid— $0.50* per share	—	—	(1,150,503)	—	(1,150,503)
Stock repurchase	(102,895)	(142,262)	(224,426)	—	(469,583)
2-for-1 Stock Split	5,756,178		(5,756,178)	—	—
Sale of common stock—
Dividend reinvestment plan	92,237	251,389	—	—	343,626
Stock options exercised	24,875	30,846	(18,558)	—	37,163

Balance at December 31, 2002	$11,536,800	$4,080,693	$7,514,790	$1,624,516	$24,756,799

*Adjusted	for a 2-for-1 stock split on June 7, 2002.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash Flows From Operating Activities
Net income	$2,301,401	$2,008,839	$1,612,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	543,472	512,716	455,993
Net amortization and accretion of securities	31,373	27,711	88,181
Provision for loan losses	471,000	325,000	250,000
Net securities gains	(2,800)	(22,269)	(53,793)
Loss on sale of other real estate owned	22,894	103,865	13,886
Deferred income taxes	166,684	166,515	19,559
(Increase) decrease in accrued income and other assets	(534,721)	596,466	(1,583,844)
Increase (decrease) in other liabilities	378,286	(471,227)	(58,884)

Net cash provided by operating activities	3,377,589	3,247,616	743,718

Cash Flows From Investing Activities
Proceeds from maturities of available-for-sale securities	3,245,124	10,004,309	3,027,884
Proceeds from sale of available-for-sale securities	4,013,400	2,695,390	3,220,033
Purchases of available-for-sale securities	(7,811,445)	(6,894,519)	(3,923,540)
Increase (decrease) in interest bearing deposits	16,887	83,377	(159,994)
Net change in Fed Funds Sold	5,256,792	(20,478,480)	(4,757,000)
Loan originations and principal collections, net	(18,660,600)	(3,040,705)	(17,536,337)
Purchase of premises and equipment	(1,568,446)	(678,130)	(2,280,349)
Proceeds from sale of other real estate owned	11,012	227,594	146,747

Net cash used in investing activities	(15,497,276)	(18,081,164)	(22,262,556)

Cash Flows From Financing Activities
Net change in demand, savings and NOW deposit accounts	11,923,592	3,930,686	6,562,133
Net increase in time deposits	399,025	15,084,793	15,913,986
Net increase in securities sold under repurchase agreements	1,621,490	55,183	1,521,767
Proceeds from issuance of common stock	380,789	339,572	397,326
Dividends paid	(1,150,503)	(1,075,919)	(996,885)
Repurchase of stock	(469,583)	(748,617)	(601,542)

Net cash provided by financing activities	12,704,810	17,585,698	22,796,785

Net increase in cash and due from banks	585,123	2,752,150	1,277,947
Cash and due from banks at January 1	9,290,717	6,538,567	5,260,620

Cash and due from banks at December 31	$9,875,840	$9,290,717	$6,538,567

Supplemental Disclosures:
Interest paid	$5,465,179	$7,442,157	$8,096,843

Income taxes paid	$714,266	$576,400	$548,340

Unrealized gain on investment securities	$1,633,188	$1,221,400	$1,771,837

Loans transferred to other real estate owned	$464,988	$141,025	$40,097

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

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

The Bank of Lancaster is state-chartered and a member of the Federal Reserve System serving individual and commercial customers, the majority of which are in the Northern Neck of Virginia. The Bank has offices in the counties of Lancaster, Northumberland, Richmond, and Westmoreland, Virginia. Each branch offers a full range of deposit and loan products to its retail and commercial customers. A substantial amount of the Bank’s deposits are interest bearing. The majority of the Bank’s loan portfolio is secured by real estate.

Bay Trust Company offers full service trust and estate planning from its office on Main Street in Kilmarnock, Virginia. Bay Trust Company offers testamentary trust, revocable and irrevocable personal, managed agency, and custodial trusts, as well as discount brokerage services.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The amounts recorded in the financial statements may be affected by those estimates and assumptions. Actual results may vary from those estimates.

Estimates are used primarily in developing the allowance for loan losses, in estimating the economic life of loan fees and costs, in determining the fair value of investment securities, in computing deferred tax assets, in determining the estimated useful lives of premises and equipment, and in the valuation of other real estate owned.

Securities available-for-sale.    Debt and equity securities are classified as available-for-sale and carried at fair value, with unrealized gains and losses, net of tax, excluded from income and reported as a separate component of comprehensive income until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual securities classified as available-for-sale below their amortized cost that are determined to be other than temporary, result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

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

Loans receivable.    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any unearned discount and fees and costs on originating loans. Unearned discounts on certain installment loans are recognized as income over the terms of the loans by a method that approximates the effective interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Loan fees and origination costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans.

Loans are generally placed on non-accrual status when the collection of principal or interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Loans greater than ninety days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest. For those loans that are carried on non-accrual status, interest is recognized on the cash basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

The Company considers a loan impaired when it is probable that the Company will be unable to collect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures. Consistent with the Company’s method for non-accrual loans, interest receipts for impaired loans are recognized on the cash basis.

Allowance for loan losses.    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance represents an amount that, in management’s judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Premises and equipment.    Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the premises and equipment.

Other real estate owned.    Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value on the date of foreclosure to establish a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

Income taxes.    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Pension benefits.    The noncontributory defined benefit pension plan covers substantially all full-time employees. The plan provides benefits that are based on employees’ average compensation during the five consecutive years of highest compensation. The funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as may be determined to be appropriate from time-to-time.

Post retirement benefits.    The Company provides certain health care benefits for all retired employees that meet eligibility requirements. The Company’s share of the estimated cost of benefits that will be paid after retirement is generally being accrued by charges to expense over the employees’ service periods to the dates they are fully eligible for benefits, except that the Company’s unfunded cost that existed at the adoption date is being accrued primarily in a straight-line manner that will result in its full accrual by the end of the transition obligation amortization period.

Trust assets and income.    Customer assets held by the trust company, other than cash on deposit, are not included in these financial statements, since such items are not assets of the trust company. Trust fees are recorded on the accrual basis.

Note 1. Nature of Business and Significant Accounting Policies—(Concluded)

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

Significant group concentration of credit risk.    Most of the Company’s business activity is with customers located in the counties of Lancaster, Northumberland, Richmond and Westmoreland, Virginia. The Company makes residential, commercial and consumer loans and a significant amount of the loan portfolio is comprised of real estate mortgage loans, which primarily are for single-family residences. The adequacy of collateral on real estate mortgage loans is highly dependent on changes to real estate values.

Advertising.    Advertising costs are expensed as incurred.

Reclassifications.    Certain amounts in the financial statements have been reclassified to conform with classifications adopted in 2002.

Stock-based compensation plans.    At December 31, 2002, the Company has three stock-based compensation plans, which are described more fully in Note 14. The Company accounts for the plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. No stock-based compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Company had applied fair value recognition provisions of FASB No. 123, Accounting for Stock-Based Compensation.

	Years Ended December 31,
	2002	2001	2000
Net income, as reported	$2,301,401	$2,008,839	$1,612,620
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(94,704)	(78,000)	(89,000)

Pro forma net income	$2,206,697	$1,930,839	$1,523,620

Earnings per share:
Basic—as reported	$1.00	$0.87	$0.70
Basic—pro forma	$0.96	$0.84	$0.66
Diluted—as reported	$0.99	$0.86	$0.69
Diluted—pro forma	$0.96	$0.82	$0.64

Note 2. Core Deposit Intangibles

The Company has core deposit intangibles recorded on the financial statements relating to the purchase of five branches. The balance of the intangibles at December 31, 2002, as reflected on the Consolidated Balance Sheet was $2,807,842. Management has determined that these purchases qualified as acquisitions of businesses, as is allowed under FASB No. 147, and therefore has discontinued amortization, effective January 1, 2002. Amortization expense for 2001 and 2000 was $233,098 and $154,982, respectively.

The Company will be required to perform an annual impairment test to support the value reported.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

Note 3. Investment Securities

The aggregate amortized cost and fair values of the available for sale securities’ portfolio at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2002:
U.S. Government agencies	$7,511,155	$358,248	$—	$7,869,403
State and municipal obligations	25,712,115	1,410,938	(15,619)	27,107,434
Corporate Bonds	13,146,266	715,713	(7,892)	13,854,087
Restricted securities	1,320,341	—	—	1,320,341

	$47,689,877	$2,484,899	$(23,511)	$50,151,265

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2001:
U.S. Government agencies	$6,693,947	$152,679	$(19,275)	$6,827,351
State and municipal obligations	20,978,986	436,702	(38,745)	21,376,943
Corporate Bonds	18,240,597	369,727	(72,888)	18,537,436
Restricted securities	1,252,000	—	—	1,252,000

	$47,165,530	$959,108	$(130,908)	$47,993,730

Gross realized gains and gross realized losses on sales of securities were as follows:

	2002	2001	2000
Gross realized gains	$2,800	$22,269	$58,242
Gross realized losses	—	—	4,449

The aggregate amortized cost and market values of the investment securities portfolio by contractual maturity at December 31, 2002 are shown below:

	2002
	Amortized Cost	Fair Value
Due in one year or less	$5,193,780	$5,261,076
Due after one year through five years	29,217,356	31,068,244
Due after five through ten years	10,592,686	11,057,582
Due after ten years	1,365,714	1,444,023
Restricted securities	1,320,341	1,320,341

	$47,689,877	$50,151,265

Securities with a market value of $7,109,320 and $5,592,820 at December 31, 2002 and 2001, respectively, were pledged as collateral for public deposits, repurchase agreements and for other purposes as required by law.

Note 4. Loans

The following is a summary of the balances of loans (dollars in thousands):

	2002	2001
Mortgage loans on real estate:
Construction	$19,131	$13,914
Secured by farmland	179	81
Secured by 1-4 family residential	96,057	91,141
Other real estate loans	24,977	23,807
Loans to farmers (except those secured by real estate)	514	—
Commercial and industrial loans (except those secured by real estate)	16,763	11,399
Consumer installment loans	9,996	9,704
All other loans	1,285	857
Net deferred loan costs and fees	1,237	843

Total loans	170,139	151,746
Allowance for loan losses	(1,697)	(1,493)

Loans, net	$168,442	$150,253

Note 5. Allowance for Loan Losses

An analysis of the change in the allowance for loan losses follows:

	2002	2001	2000
Balance, beginning of year	$1,493,063	$1,369,842	$1,197,843
Provision for loan losses	471,000	325,000	250,000
Recoveries	21,467	19,157	16,106
Loans charged off	(288,616)	(220,936)	(94,107)

Balance, end of year	$1,696,914	$1,493,063	$1,369,842

Information about impaired loans is as follows:

	2002	2001
Impaired loans for which an allowance has been provided	$114,872	$72,665
Impaired loans for which no allowance has been provided	—	—

Total impaired loans	$114,872	$72,665

Allowance provided for impaired loans, included in the allowance for loan losses	$36,064	$41,333

Average balance in impaired loans	$114,872	$72,665

Interest income recognized	$3,060	$4,446

At December 31, 2002 and 2001, non-accrual loans excluded from impaired loan disclosure under FASB 114 totaled $154,070 and $90,660, respectively. If interest on these loans had been accrued, such income would have approximated $10,080 in 2002 and $5,501 in 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

Note 6. Premises and Equipment, net

Components of premises and equipment included in the Consolidated Balance Sheets at December 31, 2002 and 2001, were as follows:

	2002	2001
Land	$734,430	$674,430
Buildings and improvements	5,705,366	5,364,241
Furniture and equipment	6,303,929	5,136,608

Total cost	12,743,725	11,175,279
Less accumulated amortization and depreciation	(4,775,256)	(4,231,785)

Premises and equipment, net	$7,968,469	$6,943,494

Amortization and depreciation expense for the years ended December 31, 2002, 2001 and 2000 totaled $543,472, $512,716 and $455,993 respectively.

Note 7. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $25,039,101 and $23,431,128, respectively.

At December 31, 2002, the scheduled maturities of time deposits are as follows:

2003	$33,679,502
2004	5,302,258
2005	2,364,204
2006	34,572,378
2007	15,424,019
Thereafter	20,428

$91,362,789

At December 31, 2002 and 2001, overdraft demand deposits reclassified to loans totaled $51,152 and $40,240, respectively.

Note 8. Employee Benefit Plans

The following tables provide the reconciliation of changes in the benefit obligations and fair value of assets and a statement of funded status for the pension plan and post retirement plan of the Company.

	Pension Benefits			Post Retirement Benefits
	2002	2001	2000	2002
Change in benefit obligation
Benefit obligation, beginning of year	$1,469,173	$1,457,171	$1,231,306	$185,986
Service cost	154,040	128,478	111,616	13,001
Interest cost	110,188	109,288	92,279	13,019
Actuarial (gain)/loss	215,759	(17,491)	43,809	21,273
Benefit payments	(8,467)	(208,273)	(21,839)	(7,965)

Benefit obligation, end of year	1,940,693	1,469,173	1,457,171	225,314

Change in plan assets
Fair value of plan assets, beginning of year	1,177,925	1,361,628	1,134,664	—
Actual return on plan assets	(70,503)	(139,370)	124,762	—
Employer contributions	199,781	163,940	124,041	7,965
Benefits payments	(8,467)	(208,273)	(21,839)	(7,965)

Fair value of plan assets, end of year	1,298,736	1,177,925	1,361,628	—

Funded Status
Funded status	(641,957)	(291,248)	(95,543)	(225,314)
Unrecognized prior service cost	106,990	123,362	139,734	—
Unrecognized transition (asset)/obligation	(18,311)	(36,617)	(54,923)	32,043
Unrecognized actuarial loss	884,819	521,739	291,283	37,141

(Accrued)/prepaid benefit cost	$331,541	$317,236	$280,551	(156,130)

Weighted-average assumptions as of December 31:
Discount rate	7.0%	7.5%	7.5%	7.0%
Expected return on plan assets	9.0%	9.0%	9.0%	—
Rate of compensation increase	5.0%	5.0%	5.0%	—
Components of net periodic benefit cost
Service cost	$154,040	$128,478	$111,616	$13,001
Interest cost	110,188	109,288	92,279	13,019
Expected return on plan assets	(98,866)	(117,140)	(92,265)	—
Recognized net actuarial gain	22,048	8,563	9,802	8,069
Amortization of prior service cost	16,372	16,372	16,372	—
Amortization of transition obligation	(18,306)	(18,306)	(18,306)	2,913

Net periodic benefit cost	$185,476	$127,255	$119,498	$37,002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

In addition, as of December 31, 2002, the Company paid approximately $22,000 for employees who retired prior to adoption of FAS No. 106, Employers’ Accounting for Post Retirement Benefits Other Than Pensions.

The Company has a 401(k) retirement plan covering substantially all employees who have completed six months of service. Employees may contribute up to 15% of their salaries and the Company matches 100% of the first 2% and 25% of the next 2% of employee’s contributions. Additional contributions can be made at the discretion of the Board of Directors. Contributions to this plan amounted to $47,079, $45,617 and $43,062 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 9. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company offers various financial products to its customers to meet their credit and liquidity needs. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Subject to its normal credit standards and risk monitoring procedures, the Company makes contractual commitments to extend credit. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2002 and 2001, the Company had outstanding loan commitments approximating $24,927,000 and $21,900,000, respectively.

Conditional commitments are issued by the Company in the form of performance stand-by letters of credit, which guarantee the performance of a customer to a third party. At December 31, 2002 and 2001, commitments under outstanding performance stand-by letters of credit aggregated $306,000 and $238,000, respectively. The credit risk of issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company has unused lines of credit totaling approximately $35 million with nonaffiliated banks as of December 31, 2002.

Note 10. Restrictions on Cash and Due From Banks

The Federal Reserve requires banks to maintain cash reserves against certain categories of deposit liabilities. At December 31, 2002, the aggregate amount of daily average required reserves for the final weekly reporting period was approximately $1,758,000.

The Company has approximately $9,836,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2002.

Note 11. Income Taxes

The provision for income taxes consisted of the following for the years ended December 31:

	2002	2001	2000
Currently payable	$702,855	$663,745	$554,861
Deferred	166,684	166,515	19,559

	$869,539	$830,260	$574,420

The reasons for the differences between the statutory Federal income tax rates and the effective tax rates are summarized as follows:

	2002	2001	2000
Statutory rates	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
Effect of tax-exempt income	(6.5)	(4.9)	(7.9)
Other, net	(.1)	1	—

	27.4%	29.2%	25.8%

The components of the net deferred tax assets and liabilities included in other assets (liabilities) are as follows at December 31:

	2002	2001
Deferred tax assets
Allowance for loan losses	$453,874	$384,564
Interest on non-accrual loans	3,428
Post retirement benefits	53,084
Deferred compensation	98,333	101,842
Other, net	16,692	48,175

	625,411	534,581

Deferred tax liabilities
Unrealized gain on available-for-sale securities	(836,872)	(281,588)
Pension plan	(112,724)	(151,003)
Depreciation	(378,161)	(225,353)
Amortization of intangible	(79,167)
Deferred loan fees and costs	(494,783)	(430,926)
Other, net	(30,897)	(30,936)

	(1,932,604)	(1,119,806)

Net deferred tax liabilities	$(1,307,193)	$(585,225)

Note 12. Regulatory Requirements and Restrictions

The primary source of funds available to the Parent Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank’s regulatory agency. As of December 31, 2002, the aggregate amount of unrestricted funds, which could be transferred from the banking subsidiary to the Parent Company, without prior regulatory approval, totaled $1,969,428 or 7.96% of consolidated net assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

The Company and Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, that as of December 31, 2002 and 2001, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2002 are presented in the table below:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in Thousands)
As of December 31, 2002:
Total Capital (to Risk Weighted Assets)
Consolidated	$22,021	12.49%	$14,143	8.00%	N/A	N/A
Bank of Lancaster	$19,524	11.18%	$13,973	8.00%	$17,466	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$20,324	11.53%	$7,072	4.00%	N/A	N/A
Bank of Lancaster	$17,827	10.21%	$6,986	4.00%	$10,479	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$20,324	7.92%	$10,268	4.00%	N/A	N/A
Bank of Lancaster	$17,827	6.99%	$10,202	4.00%	$12,753	5.00%

Note 12. Regulatory Requirements and Restrictions — (Concluded)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in Thousands)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets)
Consolidated	$20,755	13.21%	$12,567	8.00%	N/A	N/A
Bank of Lancaster	$18,063	11.63%	$12,430	8.00%	$15,537	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$19,262	12.26%	$6,284	4.00%	N/A	N/A
Bank of Lancaster	$16,570	10.66%	$6,215	4.00%	$9,322	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$19,262	8.05%	$9,572	4.00%	N/A	N/A
Bank of Lancaster	$16,570	6.98%	$9,502	4.00%	$11,878	5.00%

Note 13. Employee Stock Ownership Plan

The Company has a noncontributory Employee Stock Ownership Plan for the benefit of all eligible employees who have completed twelve months of service and who have attained the age of 21 years. Contributions to the plan are at the discretion of the Board of Directors. Contributions are allocated in the ratio to which the covered compensation of each participant bears to the aggregate covered compensation of all participants for the plan year. Allocations are limited to 25% of eligible participant compensation. Participant accounts are 30% vested after three years, 40% vested after four years with vesting increasing 20% each year thereafter, until 100% vested. The plan had 128,074 allocated shares as of December 31, 2002. Contributions to the plan were $100,000, $90,000 and $80,000 as of December 31, 2002, 2001 and 2000, respectively. Dividends on the Company stock held by the ESOP were $65,013, $61,341, and $53,600 in 2002, 2001 and 2000 respectively. Shares held by the ESOP are considered outstanding for purposes of computing net earnings per share.

Note 14. Stock-Based Compensation Plans

The Company has three stock-based compensation plans. The 1985 incentive stock option plan expired in 1995 and no additional shares may be granted under this plan. Under the incentive stock option plan adopted in 1994, the Company may grant options to certain key employees for up to 150,000 shares. At December 31, 2002, the 1994 plan had 16,068 shares available for grant. Under both plans, the exercise price of each option equals the market price of the Company’s common stock on the date of grant and an option’s maximum term is ten years. Options granted are exercisable only after meeting certain performance targets during a specified time period. If the targets are not met, the options lapse. The 1998 Non-Employee Directors Stock Option Plan grants an option of 250 shares to each non-employee director annually. The plan had 25,000 shares available for grant at December 31, 2002. All shares have been adjusted for a 2-for-1 stock split in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

A summary of the status of the incentive stock option plans as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates is presented below:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	146,682	$13.20	142,168	$13.08	116,908	$12.26
Granted	41,500	16.57	36,500	16.78	35,900	16.87
Exercised	(10,000)	7.15	(11,700)	6.52	(1,200)	7.19
Forfeited	(13,310)	16.75	(20,286)	16.75	(9,440)	15.63

Outstanding at end of year	164,872	$14.13	$146,682	$13.20	142,168	$13.08

Options exercisable at year-end	129,372

Weighted average fair value of options granted during 2002 was $2.40.

The fair value of each option granted during the year-ended December 31, 2002, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2002: risk free rate of 4.20% and volatility of 7.32%. The dividend yield used in the pricing model was 2.48%. The expected life used for 2002 was ten years.

The status of the options outstanding at December 31, 2002 is as follows:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$6.88-$8.25	22,000	1.8 yrs	22,000	$ 8.23
$8.50-$17.00	142,872	7.1 yrs	107,372	14.56

	164,872	6.4 yrs	129,372	$13.48

Note 15. Earnings Per Share

The following shows the weighted average number of shares used in computing the earnings per share and the effect on weighted average number of shares of diluted potential common stock.

	December 31,
	2002	2001	2000
Weighted average number of common shares used in earnings per common share—basic	2,301,364	2,310,522	2,318,698
Effect of dilutive securities: stock options	8,595	34,284	43,706

Weighted average number of common shares used
in earnings per common share—assuming dilution	2,309,959	2,344,806	2,362,404

As of December 31, 2002, options on 86,304 shares were not included in computing earnings per common share—assuming dilution, because their effects were antidilutive.

Note 16. Related Parties

The Company has entered into transactions with its directors and principal officers of the Company, their immediate families and affiliated companies in which they are the principal stockholders (related parties). The aggregate amount of loans to such related parties was $2,221,864 and $2,026,255 at December 31, 2002 and 2001, respectively. All such loans, in the opinion of the management, were made in the normal course of business on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions.

Balance, January 1, 2002	$2,026,255
New loans	533,561
Repayments	(337,952)

Balance, December 31, 2002	$2,221,864

Commitments to extend credit to directors and their related interests were $904,101 and $1,506,305 at December 31, 2002 and 2001, respectively.

Note 17. Fair Value of Financial Instruments

The estimated fair values of the financial instruments at December 31, 2002 and 2001, are shown in the following table. The carrying amounts in the table are included in the Consolidated Balance Sheets under the applicable captions.

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$9,875,840	$9,875,840	$9,290,717	$9,290,717
Interest-bearing deposits	159,730	159,730	176,617	176,617
Federal funds sold	19,978,688	19,978,688	25,235,480	25,235,480
Securities available-for-sale	50,151,265	50,151,265	47,993,730	47,993,730
Loans, net of allowance for loan losses	168,442,156	174,186,528	150,252,556	157,458,428
Accrued interest receivable	1,453,952	1,453,952	1,562,917	1,562,917
Financial liabilities:
Non-interest bearing deposits	25,731,769	25,731,769	26,108,393	26,108,393
Savings and NOW deposits	114,421,623	115,248,949	102,121,408	102,160,387
Other time deposits	91,362,789	91,777,846	90,963,764	93,460,783
Securities sold under repurchase agreements	4,481,764	4,481,764	2,860,274	2,860,274
Accrued interest payable	288,192	288,192	362,707	362,707

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2002, 2001 and 2000

Note 17. Fair Value of Financial Instruments—(Concluded)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

The carrying amounts of cash and due from banks, federal funds sold, non-interest bearing demand deposits, and commitments to extend credit represent items which do not present significant market risks, are payable on demand, or are of such short duration that carrying value approximates market value.

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

Fair values for off-balance-sheet lending commitments is approximated by the carrying value.

Note 18. Condensed Financial Information of Parent Company

Financial information pertaining only to Bay Banks of Virginia, Inc. is as follows:

	2002	2001
Condensed Balance Sheets
Assets
Cash and due from banks	$1,303,893	$1,159,136
Due from subsidiaries	—	136,745
Investment in subsidiaries	23,388,631	21,111,065
Premises and equipment, net	157,935	177,896
Other assets	288,583	280,907

Total assets	$25,139,042	$22,865,749

Liabilities and Shareholders’ Equity
Liabilities
Deferred directors’ compensation	$259,667	$266,247
Federal income taxes payable	208,779	—
Other liabilities	8,838	77,752

Total liabilities	477,284	343,999

Total shareholders’ equity	24,661,758	22,521,750

Total liabilities and shareholders’ equity	$25,139,042	$22,865,749

Note 18. Unconsolidated Financial Statements of Parent Company (Concluded)

	2002	2001	2000
Condensed Statements of Income
Non-interest income
Dividends from subsidiaries	$1,225,000	$2,070,000	$975,000
Other income	—	—	43,086

Total non-interest income	1,225,000	2,070,000	1,018,086

Total non-interest expense	186,766	144,958	91,432

Income before income taxes and equity in undistributed earnings of subsidiaries	1,038,234	1,925,042	926,654
Income tax (benefit) provision	(63,500)	—	—

Income before equity in undistributed earnings of subsidiaries	1,101,734	1,925,042	926,654

Equity in undistributed earnings of subsidiaries	1,199,667	83,797	685,966

Net income	$2,301,401	$2,008,839	$1,612,620

Cash Flows From Operating Activities
Net income	$2,301,401	$2,008,839	$1,612,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,758	28,653	8,796
Equity in undistributed earnings of subsidiaries	(1,199,667)	(83,797)	(685,966)
(Increase) in other assets	(16,467)	(50,295)	(316,542)
Net change in deferred directors’ compensation	(6,581)	50,295	316,542
Increase in other liabilities	139,865	77,040	281

Net cash provided by operating activities	1,247,309	2,030,735	935,731

Cash Flows From Investing Activities
Net change in due from subsidiaries	136,745	433,099	(569,844)
Investment in subsidiaries	—	—	(900,000)
Purchases of premises and equipment	—	(14,307)	(183,444)

Net cash provided by (used in) investing activities	136,745	418,792	(1,653,288)
Cash Flows From Financing Activities
Proceeds from issuance of common stock	380,789	339,572	397,326
Dividends paid	(1,150,503)	(1,075,919)	(996,885)
Repurchase of stock	(469,583)	(748,617)	(601,542)

Net cash used in financing activities	(1,239,297)	(1,484,964)	(1,201,101)

Net increase (decrease) in cash and due from banks	144,757	964,563	(1,918,658)
Cash and due from banks at January 1	1,159,136	194,573	2,113,231

Cash and due from banks at December 31	$1,303,893	$1,159,136	$194,573

Yount, Hyde & Barbour, P.C. Certified Public Accountants and Consultants

Independent Auditor’s Report

To the Shareholders and Directors

Bay Banks of Virginia, Inc.

and Subsidiaries

Kilmarnock, Virginia

We have audited the accompanying consolidated balance sheet of Bay Banks of Virginia, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Bay Banks of Virginia, Inc. and Subsidiaries for the years ended December 31, 2001 and 2000 were audited by other auditors whose report, dated January 31, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bay Banks of Virginia, Inc. and Subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 147, “Acquisitions of Certain Financial Institutions.” Accordingly, the Company has discontinued amortizing core deposit intangibles effective January 1, 2002.

Winchester, Virginia

February 12, 2003

FINANCIAL HIGHLIGHTS

(Dollars in Thousands except per share amounts)

AT YEAR END	2002	2001	% Change
Assets	$263,060	$245,594	7.1%
Loans (Net)	168,442	150,253	12.1%
Deposits	231,516	219,194	5.6%
Stockholders Equity
Before SFAS 115 Adjustment	23,132	22,070	4.8%
After SFAS 115 Adjustment	24,757	22,617	9.5%
Book Value Per Share
Before SFAS 115 Adjustment	$10.03	$9.57	4.8%
After SFAS 115 Adjustment	$10.73	$9.81	9.4%

AVERAGES FOR THE YEAR
Assets	$252,001	$228,412	10.3%
Loans (Net)	166,313	150,193	10.7%
Deposits	229,379	202,223	13.4%
Stockholders Equity after SFAS 115	23,687	22,215	6.6%

FOR THE YEAR
Interest Income	$14,144	$15,442	(8.4%)
Interest Expense	5,391	7,321	(26.4%)
Net Interest Income	8,753	8,121	7.8%
Net Income	2,301	2,009	14.5%
Per Share-basic	$1.00	$0.87	14.9%
Per Share-diluted	$0.99	$0.86	15.1%
Cash Dividends	1,151	1,076	7.0%
Per Share	$0.50	$0.47	6.4%

SIGNIFICANT RATIOS
Risk Based Capital:
Total Capital to Risk Weighted Assets	12.5%	13.2%
Tier 1 Capital to Risk Weighted Assets	11.5%	12.3%
Leverage Ratio	7.9%	8.1%
Return on Average Assets	0.9%	0.9%
Return on Average Equity	9.7%	9.0%
Loan Loss Reserve to Loans	1.0%	1.0%

Per share data adjusted for 2 for 1 split on June 7, 2002.

Ten Year Comparison of Earnings, Dividends, and Financial Condition

	Net Income	Dividends Paid	Basic Earnings Per Common Share*	Dividends Per Share*
1993	$1,510,011	$476,530	$0.71	$0.23
1994	1,378,185	529,060	0.64	0.25
1995	1,523,831	581,172	0.70	0.27
1996	1,831,616	642,102	0.82	0.29
1997	1,959,832	723,741	0.86	0.32
1998	1,930,900	809,825	0.84	0.35
1999	2,175,378	910,279	0.93	0.39
2000	1,612,620	996,885	0.70	0.43
2001	2,008,839	1,075,919	0.87	0.47
2002	2,301,401	1,150,503	1.00	0.50

	Total Assets	Net Loans	Total Deposits	Securities
1993	$140,445,645	$80,178,153	$127,024,243	$44,668,423
1994	150,646,340	87,642,815	136,950,209	52,293,024
1995	156,167,460	93,212,634	140,289,333	46,000,953
1996	159,333,211	100,711,314	142,109,886	45,249,656
1997	169,006,071	104,202,928	149,604,806	44,066,442
1998	200,270,927	113,642,610	178,268,851	59,007,884
1999	199,772,678	130,431,636	177,701,967	53,169,880
2000	225,331,729	147,677,876	200,178,086	52,582,952
2001	245,594,193	150,252,556	219,193,565	47,993,730
2002	263,060,149	168,442,156	231,516,181	50,151,265

*Per	share data is adjusted for a 2 for 1 stock split in June of 2002